As filed with the Securities and Exchange Commission on October 9, 2007

Registration No. 333- 145598

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-1

To

FORM S-3 (Previously filed)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3550	62-1407522
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

(Address and telephone number of principal executive offices and principal place of business)

Norbert Sporns

Chief Executive Officer and President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

Facsimile: (206) 621-0318

(Name, address and telephone number of agent for service)

Copies of communications to:

Howard Jiang, Esq. Baker & McKenzie LLP 1114 Avenue of the Americas New York, New York 10036 Telephone: (212) 891-3982 Facsimile: (212) 310-1600	David Alan Miller, Esq. Graubard Miller 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Facsimile: (212) 818-8881

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 9, 2007

Preliminary Prospectus

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

shares of common stock

We are offering 4,500,000 shares of our common stock, par value $0.001 per share. Our common stock is traded on the American Stock Exchange (AMEX) under the symbol “HQS.” The last reported sale price of our common stock on the AMEX on October 1, 2007 was $ 9.73 per share.

Investing in our common stock involves significant risks which are described in the section captioned “ Risk Factors” beginning on page 7 of this prospectus.

	Per Share	Total

Public Offering Price	$	$

Underwriting Discounts and Commissions(1)	$	$

Proceed to us, before expenses(1)	$	$

(1)	Does not reflect additional compensation to the underwriters in the form of a non-accountable expense allowance of 1.5% of the total offering price (excluding the over-allotment option) and a purchase option to purchase up to 10% of the total number of shares sold in this offering (excluding the over-allotment option) at an exercise price equal to 165% of the public offering price. See “Underwriting.”

The underwriters have an option to purchase up to an additional 675,000 shares of common stock from us to cover over-allotments within 45 days of the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to the purchasers on or about                     , 2007.

Roth Capital Partners	Ladenburg Thalmann & Co. Inc.

Our website is at www.hqfish.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “us,” “our,” “HQSM” or “our company,” we are referring to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to HQ Sustainable Maritime Industries, Inc.

About Our Company

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin free growth. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd., or Jiahua Marine, which develops, produces and sells marine bio and healthcare products, which includes nutraceutical products for the enrichment of our feed formulas exclusively in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we have commenced the construction of our own organic feed mill and processing plant for the production of organic, floating feed formulations. We plan to produce the feed using grains grown without chemical fertilizers, free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for farmed operations of others in Hainan such as shrimp and other farmed species.

Our financial operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare segment, these product sales have made a significant contribution to the net income of the company and currently have a higher yearly profit margin than our aquaculture products. For the six months period ended June 30, 2007, the marine bio and healthcare segment and the aquaculture product segment had sales to external customers of $7,042,527 and $14,467,901, respectively, and net income of $1,980,557 and $2,172,680, respectively. Although the first half of 2007 shows a higher contribution to net income originating from the aquaculture product segment than the marine bio and healthcare product segment, the historical yearly results indicate otherwise. For the year ended December 31, 2006, the marine bio and healthcare product segment and our aquaculture product segment had sales to external customers of $15,302,713 and $23,792,690, respectively, and net income of $7,339,374 and $1,273,290, respectively, excluding unallocated items. For the year ended December 31, 2005, the marine bio and healthcare product segment and the aquaculture product segment had sales to external customers of $9,772,762 and $17,780,268, respectively, and net income of $4,116,398 and $1,003,857, respectively, excluding unallocated items. We expect the yearly sales and contribution to net income from the marine bio and healthcare segment to continue during 2007 in a similar ratio as 2006 and 2005. As the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed in 2007, we expect that the aquaculture product segment will begin to contribute a greater portion of sales and net income in 2008 and thereafter.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. The address of our Unites States headquarter is Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101 and our telephone number is (206) 621-9888. Our website is located at www.hqfish.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•

Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•

Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•

Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•

Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•

International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•

An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•

Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China’s national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•

We started building a new large scale organic feed mill to supply our existing and anticipated new cooperative fish farmers with our fish food formula and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand our direct and retail sales efforts of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•

The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•

We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Market Opportunities

Over the past ten years, we believe there has been a dramatic increase in health conscious eating habits and a growing consumption of fish as an alternative source of protein. As the demand for fish as an alternative source of protein continues to increase, current ocean stocks are anticipated to be unable to meet this demand. An alternative is aquaculture. Already operating as an aquaculture producer, we are in a strong position to take advantage of this market opportunity.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the projections of the Food and Agriculture Organization of the United States, or FAO, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increases, the demand for institutional support, services and skilled persons is anticipated to increase; along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide.

China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004, as reported by the FAO. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

Over-the-counter marine bio and healthcare product sales in China are currently in excess of $6 billion and represent 3% of total world consumption. We believe that shifts in consumer preferences toward stronger branded products meeting international standards, and away from local traditional remedies, are currently being experienced in China.

The Offering

Common stock offered by us	4,500,000 shares

Common stock outstanding before this offering (as of October 1, 2007)	8,039,632 shares

Common stock to be outstanding after this offering	12,539,632 shares

Use of proceeds	Assuming a public offering price of $ 9.73 per share (the last reported sale price of our common stock on AMEX on October 1, 2007), we estimate that we will receive net proceeds of approximately $39,376,000 from our sale of shares of common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use these proceeds as follows: (1) approximately $13,000,000 to construct a new large scale processing plant, which is located in Hainan Province; (2) approximately $5,000,000 to complete the organic feed mill; and (3) the remaining proceeds of $21,376,000 for general corporate purposes, including working capital. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying cash dividends for the foreseeable future.

Over-allotment option	We have granted the underwriters an option to purchase up to 675,000 additional shares of our common stock at the public offering price to cover any over-allotment.

Risk factors	You should read the section captioned “Risk Factors” for a discussion of factors you should consider carefully before deciding whether to purchase shares of our common stock.

Trading	Our common stock is currently traded on the American Stock Exchange (AMEX) under the symbol “HQS”.

The information above regarding the number of shares of common stock offered and the number of shares of common stock to be outstanding after this offering is based on 8,039,632 shares of our common stock outstanding as of October 1, 2007, and does not include:

•	50,000 shares of common stock issuable upon the exercise of stock options outstanding as of October 1, 2007;

•	668,441 shares of common stock issuable upon the exercise of warrants outstanding as of October 1, 2007;

•	1,012,492 shares of common stock available for issuance upon conversion of our outstanding convertible promissory notes; and

•	10,000 shares of common stock available for issuance upon conversion of our issued and outstanding Series A preferred stock, which in aggregate have approximately 94% of the voting power; and

•	exercise of the underwriters’ over-allotment option and of the underwriters’ purchase option.

Summary Financial Information

The following table presents selected historical financial data derived from our financial statements, together with adjusted information which reflects the receipt of the net offering proceeds from this offering. This summary financial information should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in the prospectus.

Statement of income data: (In thousands, except per share data)	Six months ended June 30,		Year ended December 31,
	2007	2006 (Restated)	2006	2005	2004	2003	2003	2002	2002
						Agricultural Segment	Health & Bio Segment	Agricultural Segment	Health & Bio Segment
Sales	$21,510	$16,459	$39,095	$27,553	$21,191	$16,648	$7,840	$15,481	$5,940
Gross profit	$9,116	$7,176	$17,178	$11,550	$5,109	$5,254	$6,759	$6,688	$4,782
Income from operations	$2,832	$2,488	$7,042	$4,583	$459	$2,457	$2,020	$4,042	$2,052
Net income (loss)	$(734)	$(602)	$874	$3,254	$(384)	$1,551	$1,914	$2,699	$2,397
Earnings, per share (basic, after reverse stock split)	$(0.103)	$(0.103)	$0.145	$0.633	$(0.16)	—	—	—	—
Earnings, per share (diluted, after reverse stock split)	$(0.103)	$(0.103)	$0.145	$0.630	$(0.16)	—	—	—	—
Earnings per share, after reverse split and before financing costs (diluted)	$0.292	$0.342	$1.00	$0.69	$0.009	—	—	—	—

Balance sheet information (In thousands)	As of June 30,	Adjusted Pro Forma As of 06/30/07	As of December 31,
	2007	(1)(2)	(Audited)
	(Unaudited)	(Unaudited)	2006	2005	2004	2003	2003	2002	2002
						Agricultural Segment	Health & Bio Segment	Agricultural Segment	Health & Bio Segment
Total assets	$48,733	$88,109	$41,852	$24,417	$20,926	$21,921	$9,196	$12,524	$7,841
Bank loans	$1,156	$1,156	$1,255	$1,726	$4,458	9,036	1,807	$3,253	$1,807
Notes payable, net of discount	$3,491	$3,491	$5,097	$—	$—	$—	$—	$—	$—
Working capital (without bank loans)	$29,986	$51,362	$23,318	$10,161	$5,930	15,390	$2,941	$7,632	$731
Shareholders’ equity	$36,986	$76,362	$29,606	$17,861	$11,611	11,496	$4,844	$8,028	$2,930

(1)	Gives effect to the sale of 4,500,000 shares of common stock by us in this offering at an assumed offering price of $9.73 per share (the last reported sale price of our common stock on AMEX on October 1, 2007), after deducting discounts and commissions and estimated offering expenses to be paid by us.

(2)	We have commenced construction of a new large scale organic feed mill and a processing plant. Our current plans to construct such feed mill and processing plant in the Hainan Province are described under “Business—Manufacturing and Production - Construction of Feed Mill and Processing Plant.” We plan to use approximately $18,000,000 in connection with such construction and to use the remaining proceeds for general corporate purposes, including working capital.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Relating To Our Business

We rely on cooperative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a network of aquaculture farmers in Hainan Province for the supply of tilapia and shrimp by entering into cooperative supply agreements. Pursuant to the cooperative supply agreements, we are assured the necessary supply of aquatic products that meet our quality standards. The continuance and smooth operations of these cooperative networks are essential in controlling our costs, meeting quality standards and the timely fulfillment of our customer orders. Any adverse change to our cooperative network, including any early termination or non-renewal of any supply agreement or any failure of suppliers to fulfill their obligations under the supply agreements, could have a material adverse effect on our business model, operations and competitiveness.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on our key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel, which includes Lillian Wang Li, our Chairman of the Board, Norbert Sporns, our Chief Executive Officer and President, and Harry Wang Hua, our Chief Operating Officer. Lillian Wang Li and Harry Wang Hua are brother and sister, and Ms. Wang Li is married to Norbert Sporns. Although we have begun the process of obtaining the life insurance on Ms. Wang Li and Mr. Sporns, of which we are the beneficiary, the loss of the services of any of them for any reason would have a material adverse effect on our business, and the results of our operations and financial condition, or could delay or prevent us from fully implementing our business strategy.

A few of our customers account for a significant portion of our business.

We have derived, and over the near term we expect to continue to derive, a significant portion of our sales from a limited number of customers. For example, five customers accounted for a total of 53.3% of our consolidated sales for the year ended December 31, 2006, three of which individually accounted for 13.8%, 12.2% and 11.7%, respectively, all related to the aquaculture product segment. At December 31, 2006, approximately 46.45% of our trade receivables were from transactions with the above five customers. The loss of any of these customers or non-payment of outstanding amounts due to the company could materially and adversely affect our business, results of operations, financial position and liquidity.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might adversely impact on the cost of fish and lessen our margins and profitability.

Any adverse changes in the supply of our tilapia and other raw materials, including contamination or disease or increased costs of raw materials, may adversely affect our operations or reduce our margins or profits.

We are dependent on the availability of raw materials from Hainan Province and the oceans in that region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in and around Hainan Province. In addition, if there is contamination resulting from disease, pollution or other foreign substances, our supply of raw materials could be jeopardized or disrupted. The shortage or lack of raw materials and any consequential change in their cost would, in turn, have a material adverse effect on the cost on our operations and margins and our ability to provide products to our customers.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations in the past, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province experiences typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the aquaculture industry is intensely competitive and highly fragmented. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent, or liquid waste. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. Currently, our plant treats all of its effluent completely to level one, which is consistent with releasing potable water back to the environment, and there is currently no charge being levied. Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

There can be no assurance that the intended investment in our aquaculture product segment will result in a significant increase in our profitability or significantly increase our net income for that segment when compared to the marine bio and healthcare product segment.

To date, the marine bio and healthcare product segment has generated significantly greater yearly net income than the aquaculture product segment on a smaller amount of sales to external customers. In the financial years ended December 31, 2006 and 2005, the marine bio and healthcare product segment had sales of $15,302,713 and $9,772,762, respectively, compared to sales for the aquaculture product segment of $23,792,690 and $17,780,268, respectively. On those sales, however, for the financial years ended December 31, 2006 and 2005, the marine bio and healthcare product segment had net income of $7,339,374 and $4,116,398, respectively, compared to net income for the aquaculture product segment of $1,273,290 and $1,003,857, respectively, excluding unallocated items. Therefore, the marine bio and healthcare product segment contributed approximately 85% of the yearly net income in 2006 and 80% in 2005, before unallocated items, in both periods. For the six months period ended June 30, 2007, the marine bio and healthcare segment and the aquaculture product segment had sales of $7,042,527 and $14,467,901, respectively, and net income of $1,980,557 and $2,172,680, respectively, excluding unallocated items. Although the first half of 2007 shows a higher contribution to net income originating from the aquaculture product segment than the marine bio and healthcare product segment, the historical yearly results indicate otherwise. We expect the yearly sales and contribution to net income from the marine bio and healthcare segment to continue during 2007 in a similar ratio as 2006 and 2005. The greater part of the proceeds of this offering, however, are intended to further develop the aquaculture product segment through increasing processing capacity, construction of a large scale organic feed mill and marketing our tilapia products. Over the longer term, the company plans to focus much of its economic and other resources on the aquaculture product segment under the belief that it will generate greater amounts of sales and result in higher profit margins. It is not anticipated that a change in the contribution to net income will be apparent between the segments until the 2008 fiscal year when the new processing plant and other aspects of the aquaculture expansion will be competed and operational. There can be no assurance given to investors that the investment in plant and equipment and the marketing expansion efforts for the aquaculture product segment will increase the sales to external customers, the profit margin and net income of this segment as anticipated.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, including the United States, Canada and the European Union, from time to time, consider regulatory proposals relating to raw materials, food safety and markets, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain Chinese imports from time to time. For example, in 2004, the United States government imposed heavy tariffs of more than 100 percent on certain Chinese shrimp exporters. Similar regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability.

Our business could be adversely affected by the recent negative public reports on seafood imported from China.

In June 2007, the U.S. Food and Drug Administration issued an alert report on the sale of five types of farm-raised seafood from China in the United States because of unapproved chemical residues. The five types of farm-raised seafood are shrimp, catfish, eel, basa and dace. As a result, the seafood can be sold in the United States providing importers provide independent testing that shows the seafood does not contain the unapproved residues. Although tilapia is not included in the list and we believe our main seafood product, which is tilapia, does not contain any of the unapproved residues, it is possible that our business may be adversely impacted as a result of the recent negative public reports on seafood imported from China.

There could be changes in the policies of the PRC government that may adversely affect our business.

The aquaculture industry in the PRC is subject to policies implemented by the PRC government. The PRC government may, for instance, impose control over aspects of our business such as distribution of raw materials, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatment, which could be in the form of tax benefits or favorable financing arrangements.

If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports on sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Currently, the Renminbi is not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans and corporate debt obligations denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future and we currently do not intend to pay dividends.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to our Common Stock and the Offering

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of October 1, 2007, we had 8,039,632 shares of common stock issued and outstanding. As of the same date, we also had secured convertible promissory notes outstanding that may be converted into an estimated 1,010,492 shares of our common stock, and related Class A warrants to purchase up to 43,750 shares of our common stock, Class B warrants to purchase up to 151,666 shares of our common stock, Class C warrants to purchase up to 105,825 shares of our common stock, Class D warrants to purchase up to 167,200 shares of our common stock, and stock purchase warrants to purchase up to 200,000 shares of the common stock in connection with the November 2006 notes financing. These shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold into the market place currently or in the next two years. The sale of these shares may adversely affect the market price of our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

Immediately following this offering, our executive officers and directors and principal stockholders together will beneficially own approximately 95.74% of the total voting power of our outstanding voting capital stock. In particular, our three largest shareholders, Mr. Sporns, Ms. Wang Li and Mr. Wang Hua, are family members who share approximately 95.72% of the total voting power of our company. Ms. Wang Li is the wife of Mr. Sporns and Mr. Wang Hua is the brother of Ms. Wang Li. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See “Principal Stockholders” for information about the ownership of common stock and Series A Preferred Stock by our executive officers, directors and principal stockholders.

Investors in this offering may experience dilution from any conversion of the senior convertible notes and the exercise of warrants we issued in November 2006.

We have filed a registration statement on Form S-3 to register the shares of our common stock issuable upon conversion of the 6.5% senior convertible notes and upon exercise of the warrants we issued in November 2006. The conversion price of the 6.5% senior convertible notes is $5.00 and the exercise price of the warrants is $5.00. If you purchase shares of our common stock in this offering at the price of $ 9.73, your investment will be diluted by future conversion of the 6.5% senior convertible notes or exercise of the warrants we issued in November 2006.

In addition, we have agreed to issue 114,077 shares to the investors in the November 2006 as a penalty payment for not filing such Form S-3 within the prescribed time period. As of October 1, 2007, we are obligated to pay to the investors of the 2006 November Financing approximately $600,000 as liquidated damages as the registration statement on Form S-3 has not been declared effective and we may need to pay additional liquidated damages until the registration statement on Form S-3 becomes effective. We may pay part of the liquidated damages by issuance additional shares of our common stock and, as a result, you may experience further dilutions from such issuances. See “Description of Securities – Potential dilution from the Financing in November 2006” for a more complete description of how the value of your investment in our common stock will be diluted upon conversion of the 6.5% senior convertible notes and upon exercise of the warrants we issued in November 2006.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of shares of common stock in this offering assuming a public offering price of $ 9.73 per share (the last reported sale price of our common stock on AMEX on October 1, 2007), after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $ 39,376,000 (approximately $ 45,517,000 if the over-allotment option we granted to the underwriters is exercised in full).

We intend to use the net proceeds from this offering (prior to the sale of any additional shares of common stock pursuant to the exercise of the over-allotment option) generally as follows:

•

approximately $13,000,000 to construct a new large scale processing plant and $5,000,000 to complete the organic feed mill. Our current plans to construct such feed mill and plant in Hainan Province are described in more detail under “Business—Manufacturing and Production—Construction of Feed Mill and Processing Plant”;

•	the remaining proceeds of approximately $21,376,000 for general corporate purposes, including working capital.

The underwriters’ over-allotment option, if exercised in full, provides for the issuance of up to 675,000 additional shares of our common stock, for additional net proceeds of $6,141,000. Any proceeds obtained upon exercise of the over-allotment option will be added to working capital.

In addition, the net proceeds above do not assume exercise of the purchase option issuable to the underwriters. The underwriters will receive a purchase option exercisable for 450,000 shares of our common stock, at an exercise price per share equal to 165% of the public offering price.

We will have broad discretion over the manner in which the remaining net proceeds of the offering will be applied, and we may not use these proceeds in a manner desired by our shareholders. Although we have no present intention of doing so, future events may require us to reallocate the offering proceeds. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data as of and for the years ended December 31, 2004, 2005 and 2006 is derived from our audited financial statements for the years ended December 31, 2004, 2005 and 2006 and should be read in conjunction with audited financial statements and notes to financial statements for years ended December 31, 2004, 2005 and 2006.

The selected consolidated financial data as of and for the six months ended June 30, 2007 and 2006 is derived from our unaudited interim financial statements for the six months ended June 30, 2007 and 2006 and should be read in conjunction with unaudited financial statements and notes to financial statements for the six months ended June 30, 2007 and 2006.

	Year ended December 31			Six months ended June 30,
	2006	2005	2004	2007	2006 (Restated)
Sales	39,095,403	27,553,030	$21,191,492	21,510,428	16,459,421
Cost of sales	21,917,345	16,002,911	16,082,992	12,394,649	9,283,089

Gross profit	17,178,058	11,550,119	5,108,500	9,115,779	7,176,332
Selling and distribution expenses	591,376	301,630	384,102	344,979	208,828
Marketing and advertising	4,547,615	3,623,107	1,674,988	2,507,977	2,180,425
General and administrative expenses	4,673,679	2,421,781	3,031,941	2,316,930	1,907,237
Depreciation and amortization	1,029,672	961,295	615,120	608,082	473,396
Provision for doubtful accounts (Recovery)	(706,514)	(340,627)	(1,057,130)	506,241	(81,975)

Income from continuing operations	7,042,230	4,582,933	459,479	2,831,570	2,488,421
Finance costs	5,183,567	360,782	406,840	2,813,602	2,607,301
Other expenses (income)	16,731	327,059	282,229	(14,047)	42,889

Income (loss) before income taxes	1,841,932	3,895,092	(229,590)	32,015	(161,769)
Income taxes	967,968	640,994	216,544	766,429	440,166

Net income (loss) before Minority Interest	873,964	3,254,098	(446,134)	(734,414)	(601,935)
Minority Interest	—	—	62,191	—	—

Net Income (loss) attributable to Shareholders	$873,964	$3,254,098	$(383,943)	$601,935	$(601,935)

Earnings per share (basic, after reverse split)	0.145	0.633	(0.16)	(0.103)	(0.103)
Earnings per share, (diluted, after reverse split)	0.145	0.630	(0.16)	(0.103)	(0.103)
Earnings per share, after reverse split, and before financing costs (diluted)	1.00	0.69	0.009	0.292	0.342

Since Earnings per share, after reverse split, and before financing costs (diluted) is a Non-GAAP financial information, the table below provides supplemental information to reconcile such non-GAAP information to the GAAP measures. We believe that Earnings per share, after reverse split, and before financing costs (diluted) provides you with a better understanding of the Company’s financial results from its operations. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials.

	Six months ended June 30, 2007	Six months ended June 30, 2006	Twelve months ended December 31, 2006	Twelve months ended December 31, 2005
Net income (loss) from financial statement	(734,414)	601,935	873,964	3,254,058
Financing cost	2,813,602	2,607,301	5,183,657	360,782
Tax on financing	0	0	(34.000)	(54,117)
Adjusted net income	2,079,188	2,005,366	6,023,621	3,560,723
Diluted shares outstanding	7,120,377	5,855,135	6,038,123	5,165,613

EPS before financing cost	$0.292	$0.342	$1.00	$0.69

	As of December 31,			As of June 30
	2006	2005	2004	2007
	(Audited)	(Audited)	(Audited)	(Unaudited)
Consolidated Balance Sheet Data:
Current Assets
Cash and cash equivalents	$11,389,375	$5,140,159	$4,551,505	$18,807,120
Trade receivables (net of provisions)	17,957,521	8,550,358	5,434,090	17,350,433
Inventories	708,858	557,464	228,564	647,197
Prepayments	384,693	131,864	1,932	368,476
Due from related parties, net of provisions	—	526,195	388,506	—
Taxes recoverable	—	83,514	81,602	—

Total current assets	30,440,447	14,989,554	10,686,199	37,173,226

Other assets
Deferred taxes	817,577	926,623	1,209,790	838,192
Deferred expenses	1,305,197	500,000	—	848,335

Total other assets	2,122,774	1,426,623	1,209,790	1,686,527

Property, plant and equipment, net	7,619,606	8,000,503	9,029,673	8,012,103
Construction in progress	1,196,453	—	—	1,479,124
Intangible assets	473,200	—	—	381,600

Total other assets	$41,852,480	$24,416,680	$20,925,662	$48,732,580

Current liabilities
Accounts payable and accrued expenses	$3,822,510	$2,617,446	$4,204,630	$4,556,531
Bank loans	1,255,203	1,726,264	4,457,831	1,155,541
Taxes payable	175,160	73,245	—	720,059
Due to related parties	198,553	787,716	86,994	152,490
Due to directors	1,698,265	1,350,539	209,361	1,671,031
Current portion of promissory notes	1,227,672	—	255,422	87,518

Total current liabilities	8,377,363	6,555,210	9,214,238	8,343,170

Convertible promissory notes, net of discount	3,869,382	—	100,000	3,403,328

Total liabilities	12,246,745	6,555,210	9,314,238	11,746,498

Shareholders’ equity
Preferred stock	100	100	—	100
Common stock	6,417	116,105	95,055	8,033
Additional paid-in capital	25,441,626	15,574,752	13,099,205	32,692,274
Accumulated other comprehensive income	1,612,366	499,251	—	2,474,863
Retained earnings (deficit)	(683,846)	(314,583)	(2,729,152)	(1,834,583)
Appropriation of retained earnings, (reserves)	3,229,072	1,985,845	1,146,316	3,645,395

Total shareholders’ equity	29,605,735	17,861,470	11,611,424	36,986,082

Total liabilities and shareholders’ equity	41,852,480	24,416,680	$20,925,662	48,732,580

CAPITALIZATION

The following table sets forth the (i) capitalization of the company at June 30, 2007 and (ii) adjusted as of that date giving effect to the sale of the 4,500,000 shares of common stock offered hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the financial statements of the company and the related notes thereto appearing elsewhere in this prospectus.

	June 30, 2007 Actual	June 30, 2007 Adjusted Pro Forma(1)
Cash and cash equivalents	18,807,120	40,183,120

Property, equipment and construction in progress, net	9,491,227	27,491,227

Bank loan, current	1,155,541	1,155,541
Convertible promissory notes, net of discount	3,490,846	3,490,846
Stockholders’ equity:
Share capital
Authorized: 200,000,000 common stock-par value $0.001;
Issued:
8,033,073 common stock (12,533,073 as adjusted)	8,033	12,533
100,000 preferred stock	100	100
Additional paid-in capital	32,692,274	72,063,774
Accumulated other comprehensive income	2,474,863	2,474,863
Retained earnings (deficit)	(1,834,583)	(1,834,583)
Appropriation of retained earnings, (reserves)	3,645,395	3,645,395

Total shareholders’ equity	36,986,082	76,362,082

Total capitalization	41,632,469	81,008,469

(1)	adjusted to reflect this offering assuming a public offering price of $ 9.73 per share (the last reported sale price of our common stock on AMEX on October 1, 2007).

BUSINESS

General Overview

We are an integrated aquatic product producer and processor in the PRC of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to the HACCP standards, have been assigned an EU code required for exporting aquatic products to the EU, and are in the process of being certified in accordance with the ACC standards. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin-free growth, thus raising toxin free tilapia. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Jiahua Marine, which develops, produces and sells marine bio and healthcare products in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

We have commenced branding and marketing of our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

Our subsidiary, Jiahua Marine, has been designated by both the Wenchang Municipality and the Hainan Province as a “Dragonhead Enterprise” in our field of production of aquaculture tilapia, shrimp and our fish processing methods. Such distinctions are typically given to the leading enterprises in each field and each locality based on a comprehensive evaluation of their strength, potential and contribution to the local economies according to an evaluation system used by all levels of government. We believe that this distinction also signifies that the government awarding the designation may be interested in assisting the recipient’s continued development of their specific field of operation.

Industry Overview

Aquaculture Industry

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the FAO’s projections, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increases, the demand for institutional support, services and skilled persons is anticipated to increase, along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide. China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In addition, according to a recent article entitled “Impacts of Biodiversity Loss on Ocean Ecosystem Services” in the November 2006 issue of Science, an international team of scientists concluded that by 2048 the world’s oceans will be emptied of fish. The scientists concluded that “Human-dominated marine ecosystems are experiencing accelerating loss of populations and species, …Overall, rates of resource collapse increased and recovery potential, stability, and water quality decreased exponentially with declining diversity. …marine biodiversity loss is increasingly impairing the ocean’s capacity to provide food, maintain water quality, and recover from perturbations. Yet available data suggest that at this point, these trends are still reversible.” This evidences that aquaculture can alleviate pressure on the oceans and provide a quality source of protein for consumers.

Tilapia Industry

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. Commercial production of tilapia has become popular in many countries around the world. Touted as the “new white fish” to replace the depleted ocean stocks of cod and hake, world tilapia production continues to rise and at least 100 countries currently raise tilapia, with the PRC being the largest producer. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

One of the major outlets for Chinese-produced tilapia has been, and should continue to be, the United States. The following chart reflects the increase in per-capita consumption of tilapia in pounds in the United States in relation to other traditional types of seafood.

2002(1)		2003(1)		2004(1)		2005(1)		2006(2)
Shrimp	3.7	Shrimp	4.0	Shrimp	4.2	Shrimp	4.1	Shrimp	4.4
Tuna	3.1	Tuna	3.4	Tuna	3.3	Tuna	3.1	Tuna	2.9
Salmon	2.0	Salmon	2.2	Salmon	2.2	Salmon	2.4	Salmon	2.0
Pollock	1.6	Pollock	1.7	Pollock	1.3	Pollock	1.5	Pollock	1.6
Catfish	1.1	Catfish	1.1	Catfish	1.1	Catfish	1.0	Tilapia	1.0
Cod	0.7	Cod	0.6	Tilapia	0.7	Tilapia	0.9	Catfish	1.0
Clams	0.6	Crabs	0.6	Crabs	0.6	Crab	0.6	Crab	0.7
Crabs	0.5	Clams	0.5	Cod	0.6	Cod	0.6	Cod	0.5
Flatfish	0.4	Tilapia	0.5	Clams	0.5	Clams	0.4	Clams	0.4
Tilapia	0.3	Scallops	0.3	Flatfish	0.3	Flatfish	0.4	Scallops	0.3

(1)	Source: http://www.aboutseafood.com/media/top_10.cfm

(2)	Source: http://www.aboutseafood.com/media/top_10.cfm

The following chart reflects the increase in imported tilapia to the United States during the periods indicated.

Separately, according to the International Trade Report produced in 2005 by the United States Department of Agriculture, or the USDA, “… U.S. per-capita seafood consumption has remained around 15 pounds through the late 1980s and 1990s, it is expected to increase as farm-raised products become cheaper. Currently, the United States consumes nearly 12 billion pounds of fish a year. By 2025, demand for seafood is projected to grow by another 4.4 billion pounds (2 million metric tonnes) above what is consumed today. In addition, it is estimated that by 2020, 50 percent of the U.S. seafood supply will come from aquaculture. Presently, more than 70 percent of the seafood consumed in the United States is imported, and at least 40 percent of that is farm-raised. Major changes in U.S. population, along with shifting demographics and economic growth, will alter the U.S. seafood market over the next decade, affecting the selection of products consumed . . . . It is expected that fresh and frozen fish products will account for a growing share of overall seafood consumption, with shrimp remaining at the top. By 2020, shrimp, salmon, tilapia, and catfish will be the top four seafood products consumed…”

According to Globefish.org, during the past ten years, tilapia captured by fisheries have stabilized at 0.6 million metric tonnes, while their aquaculture production has grown from 0.55 million metric tonnes to 1.67 million metric tonnes. Tilapia is one of the top five seafood imports in the world. In 2005, more than $390 million of tilapia was sold worldwide. The United States is the world’s largest consumer of tilapia. Imported tilapia accounts for around 90% of total consumption of tilapia in the United States, and in 2005, tilapia moved up to the fourth-ranked most popular seafood after farm-raised shrimp, tuna and Atlantic salmon in terms of aquaculture products imported into the United States. In terms of volume, frozen whole round fish ranks first, followed by frozen fillets and, lastly, fresh fillets.

Health Benefits as the Driving Force for Growth in Tilapia Industry

The growing consumer demand for seafood is largely evolving from a new public awareness regarding its health and nutritional benefits. The USDA “pyramid” guidelines continue to support frequent fish consumption, and the USDA has recently completed a highly technical nutritional analysis and report on tilapia for the general public. The USDA’s Agriculture Research Service Lab reports that tilapia is moderate in polyunsaturated fatty acid (0.387 g/100g raw, 0.600 g/100g cooked), moderate in omega 3 fatty acids (0.141g/100g raw, 0.220g/100g cooked) and low in mercury (0.010 parts per million, which we refer to as PPM), which is considered to be non-detectable. With the increased awareness of the health concerns surrounding mercury, tilapia’s low mercury levels (0.010 PPM) distinguish tilapia favorably from other types of fish with higher mercury levels, such as swordfish (0.976 PPM), mackerel (0.730 PPM) and yellow fin tuna (0.325 PPM).

Over-the-Counter Marine Bio and Healthcare Products

The marine bio and healthcare products industry in China is also sizable, with approximately $6 billion in sales, which still constitutes only 3% of the world market. We believe that China, with 25% of the world’s population and its affinity for natural remedies and health products, has substantial potential for growth. Currently, overall sales of these products in China have fallen slightly as compared to the previous year, as consumers gravitate toward branded products meeting international standards of excellence and proven benefit for consumers, and away from the less known brands and traditional remedies.

In general, sales of marine bio and healthcare products are made through retail and direct sales channels. Direct sales in China are relatively new, and restrictions on direct sales imposed on large foreign companies have been implemented in China, which has allowed for a growth in sales for domestic direct sales companies. These restrictions require foreign direct sellers to manufacture their products and to capitalize their businesses in China. Several companies have met these requirements, and growth in this sector is expected to be strong in the next few years.

We believe that nutraceutical supplements in the feed industry is a sector with strong growth potential, as the importance of aquaculture and aquaculture feeds increases. We manufacture actualized feeds, which involves choosing additives to be included in the feed, such as vitamin E, that promote health in fish, thus reducing the need for curative measures such as antibiotics. Once embedded in the flesh of the fish, vitamin E increases the shelf life of the fish and also introduces an additional source of vitamin E to its consumers. Other similar nutraceutical supplements can also be used.

Our Products

Tilapia

Tilapia is currently farmed throughout many countries around the world because this fish is usually disease-resistant, reproduces easily, eats a wide variety of feeds and tolerates poor water quality with low dissolved oxygen levels. Although there are many species of tilapia, only a few species are farmed for human consumption. The most common species that are farmed commercially is the black, or Nile, tilapia, which is grown in ponds, cages or rice fields.

In response to increasing demand for tilapia, we export varying quantities of tilapia in different forms to the United States, Europe, Asia and other regions. In addition, we are launching a new marketing and distribution initiative in the United States and Europe with our TILOVEYA™ brand tilapia. We are currently in discussions with several distributors in Europe interested in further promotion of the TILOVEYA™ brand, and we have had initial conversations with leading distributors, retail and food service chains in the United States, but there is no assurance that these discussions will materialize into sales for us. While these discussions are still preliminary, we believe that some of them will likely result in either an acquisition or the establishment of a limited partnership or joint venture with such distributors. The tilapia products sold by us are mainly in the following forms: whole round frozen, gutted and scaled, boneless-skinless tilapia fillets and, more recently, we began selling boneless-skin-on tilapia fillets.

On February 13, 2007, we agreed to work with the Beijing division of Newly Weds® Foods, Inc. to introduce an exclusive, innovative line of battered and breaded flavored TILOVEYA™ fillet products to Chinese consumers. The new product line will use the widely used international taste technology of Newly Weds® Foods, Inc., as developed in its China operations, to manufacture value-added breaded TILOVEYA™ toxin-free fillet products to consumers in China. Most breaded value-added fish products currently marketed in China and the West suffer in quality from multiple rounds of freezing, deteriorating the taste, juiciness, texture and quality of the product. In May 2007, after having co-developed a process and natural flavoring giving tilapia the taste, texture and aroma of fresh ocean-caught fish, we and Newly Weds entered into an agreement pursuant to which we will process the products supplied by Newly Weds to imitate “sea flavor” fish without the drawbacks of ocean-caught product.

Our principal operating subsidiary with respect to our seafood products is Hainan Quebec Ocean Fishing Co. Ltd., a company organized in the PRC, which we refer to as HQOF.

Marine Bio and Healthcare Products

Since the August 2004 acquisition of our current wholly-owned subsidiary, Hainan Jiahua Marine BioProducts Co. Ltd., a Chinese limited liability company, which we refer to as Jiahua Marine, we have also been engaged in the development, production and sales of marine bio and healthcare products in the PRC. We acquired Jiahua Marine pursuant to a purchase agreement with Sino-Sult Canada Limited, a Canadian limited liability company, which we refer to as SSC, and Sealink Weather Limited, or Sealink, a British Virgin Islands limited liability company, a wholly-owned subsidiary of SSC and the then sole shareholder of Jiahua Marine. See also “Certain Relationships and Related Transactions—Acquisition of Jiahua Marine.”

The principal products of Jiahua Marine are shark cartilage capsule, shark liver oil and shark liver (soft gel capsules), which are currently exclusively marketed and sold in China, harvested from non-endangered shark species which are a by-catch in Hainan Province. These products have proven medicinal and health benefits, such as increasing the efficacy of the immune system, correcting blood acidity, reducing fatigue, improving absorption of oxygen into the blood, activating the anti-cancer cells (a major component of the innate immune system), strengthening of bones and increasing subcutaneous moisture which has anti-wrinkle qualities. All of our healthcare products have undergone stringent independent laboratory testing in China. These tests are administered by the Ministry of Health in China. As part of this process, several laboratories are selected at random from a pool of top university laboratories to conduct tests which must confirm the results and claims of the applicant company. The applicant company can make claims about the health benefits of its products only after such stringent, independent validation of its claims by selected laboratories have been verified. Our claims in respect of our healthcare products have been rigorously tested and proven in China through the above process. Clinical trials and laboratory testing in China by selected university laboratories have resulted in a PRC National Certification of various of Jiahua Marine’s healthcare products. These products are currently sold throughout China, are naturally derived from ocean-harvested by-products and are winners of Science and Technology Progress Awards in China. Jiahua Marine also has established a long-term relationship with the Qingdao University of Oceanography for research and training relating to the production of our marine bio and healthcare products.

Shark cartilage—This product is highly alkalescent, it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

•	increases efficiency of immune system and activates NK cells associated with combating cancer, as sharks are cancer free; and

•	reduces blood acidity, thus improving:

•	blood pressure;

•	apoplexy;

•	heart disease;

•	fertility; and

•	osteoporosis.

Shark liver oil—This product is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

•	improves absorption of oxygen in the body;

•	eliminates fatigue; and

•	improves health, through the high levels of omega 3 oils.

In addition to the marine bio and healthcare products that we currently produce, we started the manufacturing of nutraceuticals generated from palm oil, or other natural or organic matters to enrich feed formulations for tilapia and shrimp farmed in the Hainan area. The enriched feed will have a longer shelf life, and we expect that the benefits of the enriched feed will pass to the end users of our tilapia products, the ultimate customers. These ingredients help improve general health, growth, feed conversion and meat quality of fish and shrimp.

Our marine bio and healthcare products processing plant is located in the Wenchang City of Hainan Province and has two production lines, a powder-product line and an oil-product line. These production lines are suited for the manufacture of nutraceutical components. The plant is equipped with specific gravity molecular separator and accessory equipment for the manufacture of nutraceutical products that serve as feed additives in the production of feed, including tilapia and shrimp feed.

Shrimp

Our principal shrimp product is the white shrimp. Our shrimp is exported to the United States and Australia in the following forms: head-on shell-on shrimps, headless shell on shrimps, peeled tail-on shrimps, peeled and deveined shrimps, peeled and undeveined shrimps. All orders can be packaged in accordance with the requirements of the buyer, either block or individually quick frozen.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•

Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•

Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•

Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•

Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•

International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•

An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•

Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China’s national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•

We started building a new large scale organic feed mill, to supply our existing and anticipated new cooperative fish farmers with our fish food formula, and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand direct and retail sales of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•

The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•

We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Manufacturing and Production

Marine Bio and Healthcare Products

Our plant for processing marine bio and healthcare products consists of two production lines: a powder-product line and an oil-product line. The production lines are equipped with a complete set of imported and domestic made devices, including a vacuum frozen dryer for bio-products, a molecular distillation device, a micro-disintegrator, a packing machine and test instruments. We have raw material treatment workshops, such as an extraction workshop, a freezing and drying workshop, a powder distillation workshop and a finished product workshop for our powder line. We also have pre-treatment workshops, such as a cooling and filtration workshop, a molecular distillation workshop, a supplemental items workshop and a capsule workshop for our oil line.

This plant is equipped with a molecular distillation device, which produces vitamin E used for human consumption and as a supplement to tilapia and other feeds. These vitamins are processed from natural products, such as palm oil. This plant has been certified in accordance with the China National Health Inspection program as a “Chinese Good Manufacturing Practice” (GMP) by the Hainan Provincial Health Bureau. We believe that our nutraceutical business is closely connected to our expansion plan, including the construction of our own feed mill described below. Actualized feed additives provide health benefits to the fish, such as increasing health and avoiding the use of curative measures involving antibiotics. The consumers of these fish products in turn benefit from increased shelf life of the fish products, and from the additional sources of vitamin E resulting from the consumption of such products.

Aquaculture Products

Our plant for processing aquatic products is a Canadian designed facility located in Hainan, China. We operate six processing lines, which consist of two filleting lines, two whole round fish processing lines (principally tilapia which is gutted, scaled and gilled), and two shrimp processing lines, that can be transformed to two additional tilapia fillet production lines according to our needs. This processing plant is capable of processing an average of approximately 10,000 tonnes per year of whole round fish (principally, tilapia), 3,000 tonnes per year of fillet tilapia and 3,000 tonnes per year of all forms of shrimp. Such capacity may become inadequate to meet our projected demand from our existing customers and the national retail food service chains targeted by us. Based on our projected need for expansion, we started a large scale organic feed mill, to supply our existing and anticipated new cooperative fish farmers with our fish food formula and processing plant. See “— Construction of Feed Mill and Processing Plant.” We are in the process of negotiating with several national retail food service chains, and, if we are successful in such negotiations, we expect to phase in deliveries to coincide with the implementation of our plans to expand production which we anticipate will be in the second half of 2007 at the earliest. The scale of production is a critical factor for such chains, and we expect that such expanded production will enable us to enter into definitive arrangements with up to six such chains, although no orders have yet materialized from such negotiations.

Construction of Feed Mill and Processing Plant

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we decided to construct our own organic feed mill and processing plant for the production of organic, floating feed formulations. This type of feed is the most efficient feed for our farming operations. We plan to produce the feed using grains grown without chemical fertilizers, free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We expect that the feed formulations will be prepared with the benefit of the latest technologies to assure a minimum of toxicity. The feed will be enriched using omega 3 rich algae and vitamin E, as well as naturally sourced amino acids, which provide actualized benefits to the fish and the consumers thereof. The new floating feed formulations will reduce waste in the aquaculture reservoirs, thus reducing the requirement for chemicals to stabilize reservoir health. The feed mill will allow us to complete our vertically integrated production strategy, ensuring quality control throughout the entire production and processing cycle. We plan to partner with other parties, as appropriate, to produce the optimum formulation of feed. Presently, there is no floating or organic feed production in Hainan. We plan for this expanded production to satisfy our own demand through the 10,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for other farmed operations in Hainan such as shrimp and other farmed species. We expect that the plant will manufacture some 100,000 tonnes annually of feed and will source organic non-genetically modified organisms such as corn and soya from China and abroad.

We expect that the new processing plant will provide for value added production, allowing us to make fish sticks and fish patties as well as the fillets and whole round products that we currently manufacture.

We believe that Hainan Province offers several opportunities in terms of the location of our new feed mill and processing plant, as tilapia fish are available from farms in various townships conveniently located close to our current operations. We expect that it will take approximately nine to twelve months to build the new feed mill and processing plant. We have indicated our preference with respect to a facility available in Tayang Town, Qionghai City, Hainan Province, within some forty minutes from our plant. We entered into an agreement of intent in connection with our proposed facilities with the local government in December 2006. We expect that this location will allow us to receive some 20,000 tonnes of tilapia annually from some 10,000 mu of aquaculture area, or approximately 1,647 pond acres. In addition, the close proximity of each pond to the other is a significant factor in obtaining organic certification of our cooperative farms, which we plan to seek in the future.

We expect that the local government involved in these arrangements will provide the needed infrastructure and interim financing to the fish farmers for the construction of fish ponds built to our quality standards specifications. The ponds will be owned by the local farmers and are anticipated to be linked to our feed mill and processing plant through feed supply and fish purchase agreements. In addition, the farmers work within our cooperative operating framework, thus allowing us to train the farmers according to our quality standards and monitor their production on an ongoing basis. The total investment by the farmers to construct the fish ponds and by the local government to make available the related infrastructure (excluding our investment in the feed mill and processing plant) is in excess of $15 million. Combined with our investment in the feed mill of $7 million and in the processing plant of $13 million, this will result in a total capital investment for such production zone in excess of $35 million.

Distribution Channels

At the present time, we distribute our seafood products principally in the United States and Europe, and we sell all of our marine bio and healthcare products exclusively in the PRC. Through our new Seattle-based distribution and marketing facilities, we are able to work more directly with wholesale and retail buyers. The programs established with retail distributors are rather different than with wholesalers. Retailers require product introduction and marketing support and pay differently than wholesalers. The latter generally take delivery of product ex-plant and pay through a letter of credit, while the former take delivery in the United States and pay on negotiated terms.

One of the purposes of our new Seattle office is to introduce our toxin free tilapia products to a target market of retail and food service industry purchasers. We are currently selling our toxin free tilapia products to the European market through distributors and retailers that we met at the Seafood Shows in Boston and Brussels. We are actively seeking a distributor in Northern Europe for our new tilapia brand TILOVEYA™.

Currently, all of our marine bio and healthcare products are sold in the PRC. Through our subsidiary Jiahua Marine, we currently sell four healthcare products under the brand name “Jiahua” in the PRC. Two of these products are produced from refined shark cartilage, and two other products are produced from shark liver oil, both harvested from non-endangered shark species. Please see “Marine Bio and Healthcare Products” for more detailed descriptions of these products.

Our China sales are principally marketed through our offices in Haikou, Beijing and Shanghai to customers that include domestic supermarkets, airlines, hotels and local distributors. Direct sales of healthcare products target tourists in various popular destinations in China, such as Sanya, Beihai and the Three Gorges project. Seminars are organized for these tourists that usually result in the purchase of our products. These products are also sold in various chain stores and through mail order sales throughout China.

Commencing in 2003, our subsidiary Jiahua Marine has been pursuing a sales strategy which we believe will lead to strong growth in the current and future years. As part of this strategy, a unique direct marketing campaign has been introduced in conjunction with large scale tours organized throughout China in prime tourist destinations — Sanya, Beihai (China’s premiere tropical leisure vacation centers) and the Three Gorges project. These tours are captive audiences learning about the health advantages of the products during an outing associated with their leisure activities. In addition, since 2003, sales have begun in Hualian Supermarket Co. Ltd. (one of the largest specialty chains in China with over 1,200 outlets, the first publicly listed supermarket retailer in China), as well as in health product and pharmaceutical outlets throughout China. Pursuant to a five year agreement with Hualian Supermarket Co. Ltd., Jiahua Marine provides products to Hualian Supermarket Co. Ltd.

Our five largest customers accounted for 53.3% of our consolidated sales for the year ended December 31, 2006. Of those five customers, Qingdao Jia Yuan Aquatic Products Holdings accounts for approximately 13.8%, Dalian Jiu Yang Foods Company Limited accounts for approximately 12.2% and Bao Luo Foods (China) Company Limited accounts for approximately 11.7%, or an aggregate of approximately 37.7%. In the future, we may continue to have several significant customers, the loss of any of which could have an adverse material effect on us. See also “Risk Factors—A Few Customers Account for a Significant Portion of our Business.”

On February 12, 2007, we announced that we will begin direct sales of our TILOVEYA™ toxin-free brand through the internet. “Ultimate Entrée” is a leader in direct marketing through the internet of superior seafood and meat products. The success as “an event food Headquarters,” as seen through their recent “Super Bowl Special,” works well with the sale of ‘tailgate party’ marketed products such as our “TailGate TiLoveYa™,” a skin-on boneless TILOVEYA™ toxin-free product sold by us, ideally suited for barbecue. Regular 1 pound and 1.5 pound bags of our boneless skinless fillets will also be marketed on the site and available directly online to Ultimate Entrée’s and our clients.

On April 2, 2007, we commenced sales of our branded “TiLoveYa”(™) products through nearly 150 stores of the Grocery Outlet on the West Coast. The Grocery Outlet chain (See http://www.groceryoutlets.com/home.aspx) is headquartered in Berkeley, California, and has annual revenues exceeding $600 million. The Grocery Outlet expects to sell our brand of frozen fillets within its chain of stores in the states of California, Washington, Oregon, Nevada, Idaho and Hawaii.

On April 23, 2007, we commenced online sales of various finished products of our branded “TiLoveYa(™)” tilapia products on the Sam’s Club website. Sam’s Club is a division of Wal-Mart Stores, Inc. and ranks as one of the nation’s largest warehouse clubs with more than 47 million U.S. members. Sam’s Club offers exceptional values on merchandise and services for business owners and consumers. Online merchandise and Club information is available at www.samsclub.com.

In May 2007, we commenced sales of our “TiLoveYa(™)” brand of frozen fillets through the QFC chain of the Kroger Company within its chain of stores in the states of Washington and Oregon. Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest grocery retailers.

Advertising and Marketing

Our sales and marketing team consists of nine members and is under the overall supervision of Mr. Harry Wang Hua, our Chief Operating Officer. Our sales and marketing team is responsible for establishing our sales and distribution networks both domestically and internationally, promoting our image and product awareness and maintaining our customer relationships. As part of his duties, Mr. Wang Hua leads our plant management teams for both marine bio and healthcare products and aquaculture products. Mr. Ringstad, our Executive Vice President of Sales and Distribution, heads our China and Seattle based sales teams. The Seattle personnel are responsible for increasing awareness and focus of our new branding and marketing initiative and the rollout of our toxin free TILOVEYA™ brand.

We believe that our principal operating subsidiary, HQOF, is the only vertically integrated PRC based producer present at the international seafood shows (e.g., Brussels Seafood Show and Boston Seafood Expo). Participation in these industry events enables us to establish high level and immediate contacts with potential buyers. Buyer preferences and our response to these preferences, as well as prices and response to quality and quantity concerns, can be promptly addressed without the usual screening and middleman costs. We plan to aggressively market our products throughout North America, Europe and Asia through such shows.

In February 2006, we established our new corporate, marketing and sales office in Seattle, Washington, thus creating a strong presence in the U.S. market. This new office allows us to increase awareness of the importance of our toxin free product focus and to reap the benefits of more direct sales, increasing our overall sales, market penetration and profitability. We expect to also be able to broaden the scope of our products to cater to additional seafood purchasing requirements.

Sustainable Farming

The concept of sustainable development has been popularized by the 1987 World Commission on Environment and Development. It defined “sustainable development” as meeting the needs of the present generation, without compromising the needs of future generations. The idea of sustainability has caught up with aquaculture partly because of pressure from environmental groups. In 1998, the Holmenkollen Guidelines for Sustainable Aquaculture were formulated. These guidelines recommended, among other things, that new technologies and management procedures should be utilized so that the quality and quantity of aquaculture products is improved and the risk of adverse effects on the environment and on the livelihood of other people, including future generations, is reduced. The guidelines also recommended (1) strict compliance with the internationally agreed food safety, environmental safety and ethical criteria if genetically modified organisms or hormones are utilized in the production, as well as (2) giving priority to the development of integrated fish farming and of sources for animal feed other than fish protein and fish lipid. We fully endorse the idea of sustainable farming and implement it in our operations through our cooperative supply arrangements.

Organic Farming

We believe that organic farming may be considered to be the next step after sustainable farming. Organic farming is a trend towards simple and moderate farming methods that are inherently sustainable. Organic farming advocates against the use of hormones and certain drugs, genetically modified organisms, very intensive culture systems, use of fish meal from the fish meal industry and oils from animals. As the market demand for sustainable and environmentally sustainable practices increases, the aquaculture industry is in the process of adjusting to such demand by starting to offer organic products. Further, we believe that many companies are finding that the use of waste streams from aquaculture can be used as a nutrient source for the culture of other aquatic flora and fauna, as well as land based agriculture.

We believe that operating costs for organic culture should be lower than intensive farming, with the feed remaining the key operating cost. We have determined that organic production of tilapia is technically possible in Hainan Province. Further, our preliminary evaluation of farm production economics (such as feed costs, feed conversion ratios, growth rates and yields) as they relate to expected market demand indicates that we could engage in organic farming profitably. Therefore, we have started to construct a large scale organic feed mill so as to pursue organic certification of our farms and commence organic tilapia production.

We anticipate that, following our construction of a large scale organic feed mill and processing plant, our tilapia products will meet organic standards as defined by Naturland, which are the standards currently adopted by the FDA. See “—Manufacturing and Production—Construction of Feed Mill and Processing Plant.”

Our Cooperative Supply Arrangements

We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our farmed tilapia products come from approximately 1,647 pond acres of farms situated in the Wenchang area of Hainan. These farms are grouped through cooperatives to supply us with the highest quality tilapia in accordance with the sustainable farming standards described above.

We strive to implement the principles underlying sustainable farming and elements of organic farming in our cooperative supply arrangements with local fishermen and cooperatives, from which we purchase and process farm-bred and ocean caught aquatic products. Under our related cooperatives, or collaboration agreements, the farmers or holders of the concession retain their proprietary status, while agreeing to operate under planned and scheduled practices put forward by our company as cooperative partner of the concessions. The farmers are trained to our standards for deploying appropriate feeds and using poly-culture techniques, while we monitor compliance with these standards on an on-going basis. The farmers are also required to agree to treat waste water responsibly as a nutrient rich fertilizer for the vegetable fields maintained by neighboring farmers.

We typically have between five and ten cooperative supply agreements, which number may vary from time to time. We believe that these cooperative supply arrangements provide mutual benefits to the parties involved, as they help increase revenues of the local farmers, while ensuring a stable supply of raw tilapia to us.

Trademarks and Patents

We have the following patents on our products: Chinese Patent Number 460000X340-2001 – Shark Cartilage; Chinese Patent Number 460000X131-2001 – Shark Cartilage; Chinese Patent Number 460000X338-2001 – Shark Liver Oil; and Patent Number 460000X342-2001 – Shark Liver Oil. These patents are for a 20 year period and will expire in 2021. Two products are produced from refined shark cartilage and two from shark liver, both harvested from non-endangered shark species.

We consider our service marks, trademarks, trade secrets, patents and similar intellectual property to be critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received patent protection and applied for trademark protection for our products in the PRC. We have also applied for trademark protection in the U.S., as described below, in connection with our branding of toxin free tilapia. Effective trademark, service mark, patent and trade secret protection may not be available in every country in which we sell or may in the future sell our products, and our competitors may independently develop formulations and processes that are substantially equivalent or superior to our own.

TILOVEYA™

In May 2006, we introduced our new toxin free tilapia brand TILOVEYA™ at the European Seafood Exposition in Brussels, the largest seafood show in the world. This brand is designed to celebrate the health benefits of our tilapia produced in Hainan Province, China. Our freshwater tilapia products are made without hormones, antibiotics and free of levels of heavy metals and other toxins associated with ocean sourced products. We have filed with the United States Patent and Trademark Office the following applications for trademark registrations in connection with our branding of toxin free tilapia:

•	Application Serial Number 78/534,739 for the registration of the TILOVEYA™ mark;

•	Application Serial Number 78/932,194 for the registration of the TILOVEYA™ logo; and

•	Application Serial Number 78/932,173 for the registration of the TAILGATE TILOVEYA™ mark.

Competition

In general, the aquaculture industry is intensely competitive and highly fragmented. The PRC aquaculture industry is further open to competition from local and overseas operators engaged in aquaculture and from other captured fish producers. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea—The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Our main aquaculture products, tilapia and shrimp, are also facing competition from some other domestic aquaculture producers. Some of the domestic aquaculture processing companies in Hainan Province have obtained certifications similar to those we possess. However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there are no competitors in Hainan Province that have a similar operating scale and production capacity, or that have developed the vertically integrated business model under which we operate.

Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors, or that the competitive pressures we face will not harm our business.

With respect to potential new competitors, although there are no formal barriers to entry for engaging in similar aquaculture processing production and activities in the PRC, we believe that the high infrastructure costs associated with developing and constructing processing plants and facilities does pose a barrier to potential competitors. Fish farms are tied to a processing plant and a new processing plant must either enlist new farms or build its own. Furthermore, measures addressing environmental considerations, such as water quality and waste water processing requirements, are costly to deploy on a greenfield site and are not readily available to all new companies. Accordingly, potential competitors have to mobilize extensive resources in order to maintain a presence similar to ours.

Government Regulation

Our company complies with various national, provincial and local environmental protection laws and regulations, as well as certifications and inspections relating to the quality control of our production and the environmental and social impact of our operations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Also, all of our healthcare products have met stringent independent testing by selected university laboratories in China. Our costs of compliance with applicable environmental laws are minimal. Penalties would be levied upon us if we fail to adhere to and maintain our compliance with the applicable environmental regulations in the PRC. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

HACCP Standards

Our facilities are certified in accordance with the Hazard Analysis Critical Control Points, or HACCP, standards for exporting aquatic products to the United States. The HACCP standards are developed by the FDA pursuant to the FDA’s HACCP regulation, Title 21, Code of Federal Regulations, part 123, and are used by the FDA to help ensure food safety and control sanitary standards. These standards focus on monitoring the quality of production and sanitation measures in processing plants for food products, and also take into account the environmental and social impact of the operations of the certified company. Compliance with the HACCP procedures is mandatory, and the successful implementation of these procedures depends on the design and performance of facilities and equipment, and excellent quality control and hygiene practices. HACCP conducts sample laboratory testing on our processed aquatic products to ensure no forbidden substances are present in them. Laboratory testing of our processed aquatic products was initiated by the HACCP in compliance with strict quarantine guidelines imposed by domestic export control government agencies and foreign import control government agencies.

In addition, our facilities continuously pass USDA inspection.

ACC Standards

We have recently commenced the process of certification of our processing plant in China in relation to shrimp processing in accordance with the Aquaculture Certification Counsel, Inc., or the ACC standards. The ACC standards are considered “super HACCP” standards, as they also take into account various environmental and social issues. ACC certification is required by many large retailers in the United States.

The ACC is a U.S.-based, non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. The ACC uses a certification system that combines site inspections and effluent sampling with sanitary controls, therapeutic controls and traceability. Part of the ACC’s mission is to help educate the aquaculture public regarding the benefits of applying best aquaculture practices and the advancing scientific technology that directs them. The ACC believes that, by implementing such standards, seafood producers can better meet the demands of the growing global market for safe, wholesome seafood produced in an environmentally and socially responsible manner. The ACC offers a primarily “process,” rather than “product”, certification, with an orientation toward seafood buyers. Successful participation in the ACC program is visually represented by limited use of a “Best Aquaculture Practices” certification mark. The ACC currently certifies only shrimp hatcheries, farms and processing plants. New ACC guidelines with respect to the certification of tilapia are expected to be released by the ACC later this year. We expect to seek the ACC certification with respect to our processing of tilapia after the ACC makes available its guidelines in relation to such processing.

Assignment of EU Code

Our facilities have been assigned a European Economic Community, or the EEC, approval registration, referred to as an EU Code, required for exporting aquatic products to the European Union, or the EU. This requirement applies to production both inside and outside of the EU, and defines the applicable standards of the EEC for handling, processing, storing and transporting fish. Our aquatic products processing plant in China must meet or exceed these standards every year, in order to maintain the assigned EU Code. The assignment of the EU Code to us, and our ability to maintain it on an annual basis, evidence the fact that our products meet the EU importable food standards set by the relevant inspection agencies.

Product Liability Insurance

We have purchased general commercial liability insurance effective from December 2006, which provides an aggregate product liability insurance of $5,000,000. However, there is a possibility that our customers, or the ultimate buyers of our products, may have adverse reactions to the tilapia and other aquatic products or marine bio and healthcare products that we process and sell. Any such adverse reaction may result in actual or potential product liability claims against us, which may not be covered by our insurance or, if covered, may be significantly higher than the insurance amount. Such actual or potential product liability claims may have an adverse effect on our reputation and profitability.

Government Regulation in China

Aquaculture producers in the PRC have to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers, and Regulations on Administration of Quality Control of Food Processors.

In addition, HACCP and sanitary programs in China in accordance with the FDA’s HACCP standards are verified by the China Inspection and Quarantine Office, or CIQ, which is a branch of the State Administration for Entry-Exit Inspection and Quarantine of the PRC and, in our case, also by the Hainan Entry-Exit Inspection and Quarantine Bureau of the PRC. In addition, the CIQ evaluates the compliance by our processing plant with the EEC standards described above under “—Assignment of EU Code.” As a result of such review, our aquatic products processing plant in China has received a CIQ certificate. The CIQ certificate must be renewed on an annual basis.

Our Work with the Hainan Province

We have enjoyed close collaboration with the local government as we conduct our operations in the Hainan Province. We plan to further expand our operations in that area and to foster close ties with the local government through our construction of a large scale organic feed mill and processing plant there. See “Business—Manufacturing and Production—Construction of Feed Mill and Processing Plant.” The success of our operations in the PRC depends in part on the continued investment by Hainan Province in the development of the local aquaculture industry. While there can be no assurances that such investment will continue, we believe that it should continue for the following reasons. The central government of China has limited Hainan Province to two areas of economic activity, agri-food and tourism. The resulting focus of the Hainan Province on the agri-food and tourism sectors creates a strong potential synergy with private sector companies intent on further development of these sectors. Part of the attraction for investors is the low tax rate in Hainan. In addition, foreign companies setting up new ventures in Hainan do not pay any tax for the two first years of profitable operations, then pays 7.5% for the following three years and 15% thereafter. For this reason, we plan to continue to structure and conduct our operations in China through the use of separate subsidiaries, held by foreign holding companies which are separate and distinct from holding companies already incorporated. In turn, these holding companies are held by HQSM. Under these arrangements, we are not considered involved in joint ventures, but rather in wholly owned foreign enterprises, under the local law. Government support for such ventures meeting local needs is positive, and we believe our operations have already demonstrated our ability to channel this support in the manner favorable to our business and Hainan. We believe that not having a joint venture with the local government is the best way to minimize the potential for government interference and to maximize government support, and we plan to continue to conduct our business in China accordingly.

Employees

Through our subsidiaries, we currently employ approximately 400 employees, all of whom are full-time employees. They are located predominantly in the PRC. Of our key employees, Harry Wang Hua, He Jian Bo and Wang Fu Hai are located in China and are fully dedicated to our China operations. In addition, Lillian Wang Li, Norbert Sporns, William Sujian and Trond Ringstad contribute both to our China operations and our U.S. operations, depending on the needs of our business over time.

In addition, during the high season, we hire up to 100 part-time employees. We typically pay our local employees much higher wages than the required minimum wages, in order to attract and retain key employees. We have employment agreements with many of our full-time employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good.

Properties

We own two processing plants located in Wenchang, Hainan Province, the PRC, and the related manufacturing equipment, office equipment and motor vehicles. We use one plant to process the seafood products we produce, and the other plant to process our marine bio and healthcare products. We have also purchased the piece of land for the construction of our new large organic feed mill.

In addition, we currently lease corporate premises for our new United States headquarters located in Seattle, Washington, consisting of approximately 4,170 square feet, from Doncaster Investments NV, Inc. The term of the related lease is sixty months, which term commenced on December 1, 2005. Our monthly payment under the lease is $3,500 per month.

Our properties are in good condition and are sufficient to meet our needs at this time. We do not plan to obtain additional space in the foreseeable future for the above cited plants but we intend to build additional processing facilities from the proceeds of this offering.

Legal Proceedings

With the exception of the proceedings described below, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On February 22, 2007, Stag Management Canada Ltd. served an action for recovery of “consulting fees” against HQ Sustainable Maritime Industries, Inc., based upon a service agreement. The action was filed in the Quebec Superior Court. The claim as stated by the plaintiff is for the sum of US $4.75 Million. We will vigorously defend this action as being without merit, as no compensation was earned by Stag Management Canada Ltd. We consider this lawsuit to be without merit.

We are in an arbitration proceeding with an advisor of one of our subsidiaries in respect of a dispute relating to certain expense reimbursements and fees.

On July 30, 2007, First Cosmos Investments Limited, Sunny Future Group Limited and Newluck International Limited filed suit against HQ Sustainable Maritime Industries, Inc., Jade Profit Investment Limited, Red Coral Group Limited, Harry Wang, Lillian Wang and Norbert Sporns in the Court of Chancery of the State of Delaware. The suit asserts claims against all of the defendants for alleged breaches of certain Subscription Agreements and Stamped Agreements entered into by the defendants, and accuses Harry Wang, Lillian Wang and Norbert Sporns of various alleged breaches of fiduciary duty. The plaintiffs are seeking compensable, general and consequential damages in an unspecified sum. We have reviewed the complaint and believed that there is neither procedural nor substantive merit to the lawsuit. We believe that the lawsuit is subject to dismissal for lack of personal and subject matter jurisdiction, for failure to state a claim upon which relief may be granted, and for failure to assert the claims in a timely manner.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We are a leader in toxin free integrated aquaculture and aquatic product processing, with processing facilities located in Hainan, PRC. We market our products in Asia, America and Europe. We have two processing plants in Hainan, one that processes aquatic products providing toxin-free tilapia and other aquatic products, and the other one that processes marine bio and healthcare products. We seek to expand our operations through additional processing facilities in China and marketing efforts throughout North America and Europe.

Recently, we announced that we had entered into a conditional agreement with the government of Tayang Town in the Province of Hainan, PRC, in order to work with the cooperative farms capable of producing some 20,000 tonnes of live weight tilapia. We expect this agreement to result in doubling the farming capacity available to us. This agreement is conditional on the completion of a financing for the construction of a new feed mill and processing plant in the immediate vicinity of the farms. See also “Business—Manufacturing and Production—Construction of Feed Mill and Processing Plant.”

Furthermore, we also announced recently that we have strengthened our sales force in the United States by recruiting Mr. Ringstad as our Executive Vice-President Sales and Distribution and Mr. Robert Emel as our Retail Sales Manager, to oversee our retail and value-added sales and branding. We expect their experience in servicing the fish industry to impact significantly on the demand for our products.

In addition, you should consider the following information as you read the below results of operations discussion and our financial statements and related notes included elsewhere in this prospectus. From the first quarter of 2004, following our reverse merger with Process Equipment, Inc., we have been operating under the name of HQSM. At that time, we owned 84.4% of HQOF, currently our principal operating subsidiary that processes our seafood products; in August 2004 we acquired the remaining ownership interest that we did not already own in HQOF. The fiscal year-end of Process Equipment prior to the reverse merger was April 30, which was changed to December 31 following the reverse merger. In August 2004, we acquired a 100% interest in our current subsidiary Jiahua Marine which operates a marine bio and healthcare plant, including neutraceuticals, in Hainan Province, China. In the first half of 2005, our aquatic processing plant stopped production in order to add production lines and increase its production capacity to properly meet forecasted incremental demand, which affected some of our operating results during that period.

Our business operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare product segment, those product sales have represented a significant contribution to the net income of the company and currently are higher profit margin products than our aquaculture products. The company expects the sales and contribution to net income to continue during the next year in similar proportions. However, as the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed next year, the company expects that the aquaculture product segment will begin to contribute a greater portion of income and a higher profit margin in 2008 and beyond.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business”, as well as appearing elsewhere in this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as “believes,” “anticipates,” “expects,” “intends,” “estimates” and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, without limitation:

•	our potential need to raise additional capital to fund the growth of our business consistent with our strategy;

•	our ability to market our products on a global basis at competitive prices, and to maintain brand-name recognition of our products, now and in the future;

•	our inability to foresee major shifts in government policy, which might impact, directly or indirectly, on operations or on the trade treatment of goods vital to our business;

•	our ability to build the management and other resources infrastructure necessary to support the growth of our business; and

•	competitive factors and developments beyond our control.

Results of Operations—Six Months Ended June 30, 2007 as Compared to Six Months Ended June 30, 2006

Total sales for the six months ended June 30, 2007 increased by 31%, when compared to the same period of 2006. That increase in sales originates mostly from the aquaculture segment, showing higher demand for our products. Income from operations for the current six months period improved by 14% when compared to the corresponding six months period of 2006; income from operations for the current six months period was affected mostly by an increase in the bad debt reserve of $506,241 incurred in the health and bio-product segment to provide for potential collection risks. Net income was affected in the six months period ended June 30, 2007 by finance costs of $2,813,602, an increase of $206,301 or 8% over the corresponding period of 2006. That increase in finance costs is mostly attributable to a non-recurring penalty for late filing of a registration statement covering the underlying shares related to the convertible secured promissory notes issued in November 2006. The warrant amortization costs (non–cash), related to the convertible secured promissory notes issued in 2006, together with amortization of the embedded conversion option related to the same notes (also non–cash), and related interest on those notes, make up the major part of the balance of financial fees, and are recognized as such in accordance with FAS 123R and EITF 00–27.

Segments

Manufacturing and Selling of Marine Bio and Healthcare products

One of our subsidiaries, Jiahua Marine, is engaged in the manufacturing and selling of marine bio and health-care products. During the six months ended June 30, 2007 and 2006, Jiahua Marine realized sales of $7,042,527 and $6,155,861, respectively, an increase of $886,666 or 14%. The gross profit ratio from this segment was 84% and 86% for the six months ended June 30, 2007 and 2006, respectively, and the major expense was advertising, corresponding to 36% and 35% of revenues for the six months ended June 30, 2007 and 2006, respectively. The net income contributed by this segment was $1,980,557 and $2,622,601 for the six months ended June 30, 2007 and 2006, respectively. The reduction in net income was caused mostly by increased doubtful accounts of $744,983 to provide for potential collection risks, combined with increased income taxes due to the end of the holiday tax break from January 2007.

Manufacturing and Selling of aquatic products

Our other subsidiary, HQOF, is engaged in the manufacturing and selling of aquatic products. The revenue contributed by this segment increased by $4,164,341 or 40% to $14,467,901 for the six months ended June 30, 2007 compared to $10,303,560 for the corresponding period of 2006. The related gross profit ratio of this segment was 23% and 18% for the six months ended June 30, 2007 and 2006, respectively. This segment contributed $2,172,680 to net income in the first six months of 2007, as compared to net income of $673,423 for the corresponding period of 2006. The increased activity of this segment in 2007, together with the increased margin, resulted in the improved profitability in that period of 2007 compared to the same period of 2006.

Operations

Sales. For the six months ended June 30, 2007 revenue increased by $5,051,007 or 31% to $21,510,428. This improvement in sales resulted from increased activities of both segments in 2007. The sales from the health and bio product segment increased by $886,666 or 14% in the first six months of 2007 compared to 2006, while the sales from the aquatic segment improved by $4,164,341 or 40% in the same comparative period.

Cost of Sales. Cost of sales increased by $3,111,560 or 34% to $12,394,649 from $9,283,089 for the six months ended June 30, 2007, as compared to the corresponding period of the prior year. Approximately 92% of the increase was due to the increased activities in the aquaculture product segment. The gross profit ratio reduced from 43.6% for the six months ended June 30, 2006 to 42.4% for the same period of 2007. The overall gross profit ratio reduction in the current period is due to the mix of much higher volume from the aquaculture product segment (with lesser percentage of gross profit than the other segment) compared to less additional volume from the marine bio and healthcare product segment.

Selling and Distribution Expenses. Selling and distribution expenses increased by $136,151 or 65% from $208,828 to $344,979 for the six months ended June 30, 2007, as compared to the corresponding period of the prior year. The increase was the result of higher sales volumes realized in the current period, leading to higher transportation costs in the first six months of 2007, as compared to that of the corresponding period of 2006.

Marketing and Advertising Expenses. Marketing and advertising expenses increased by $327,552 or 15% from $2,180,425, to $2,507,977, as compared to the corresponding period of prior year. The primary factor responsible for the increase in the first six months of 2007 was that the health and bio-product segment posted more advertisements to attract more customers for higher sales; the sales of this particular segment increased by 14% in the first six months of 2007 compared to the same period of 2006.

General and Administrative Expenses. General and administrative expenses increased by $409,693 or 21% to $2,316,930 from $1,907,237 as compared to the corresponding period of the previous year. Most of the increase results from additional branding-related expenses, investors’ relations and U.S. headquarters expenses while the rest of the increase originates from additional general and administrative expenses in the subsidiaries where additional activity was created in 2007 compared to 2006.

Depreciation and Amortization. Depreciation and amortization increased by $134,686 or 28% to $608,082 as compared to the corresponding period of prior year, mainly as a result of the amortization of intangible assets related to the purchase of a U.S. distribution network in the third quarter of 2006. Furthermore, acquisition of fixed assets of $676,098 in the health and bio-product segment during the current period of 2007 triggered additional depreciation

Doubtful Accounts (Recovery). Doubtful accounts amounted to $506,241 for the six months ended June 30, 2007 compared to a recovery of $81,975 for the corresponding period of 2006. The provision was incurred mainly from a normal provision made in the health and bio–product segment during the current quarter of 2007 to provide for potential collection risks on outstanding receivables at the end of the period.

Income from Operations. Income from operations increased to $2,831,570 for the six months ended June 30, 2007 from $2,488,421 for the corresponding period of prior year, a 14% improvement. The improvement was the result of increased sales and gross profit from both segments, mainly the aquaculture product segment during the current period of 2007; that additional profit was partially offset by doubtful accounts of $506,241 incurred in the current period. Before the effect of doubtful accounts expenses in the current and comparative periods, income from operations improved by 39% in the current 2007 period compared to 2006.

Finance Costs. Finance costs increased to $2,813,602 from $2,607,301 for the six months period ended June 30, 2007 as compared to the corresponding period of the prior year, an increase of $206,301. Included in the 2007 financing costs are the carrying interests on the promissory notes issued in 2006 added to the continued combination of amortization of the future conversion of warrants (non–cash) attributed to investors on those convertible promissory notes, and the amortization of the embedded conversion option (also non–cash) related to the same notes. Those non–cash related financial costs were recognized in accordance with FAS 123R and EITF 00–27. Such amortization will be repeated quarterly, on a pro–rata basis, until maturity of the underlying notes. Furthermore, the increase in financing costs in the current 2007 period is mostly attributable to a non-recurring $400,000 provision for penalty on late filing of a registration statement covering the underlying shares related to the promissory notes issued in November 2006.

Other Expenses. For the six months ended June 30, 2007, $14,047 was reported as other income while there were other expenses of $42,889 for the six months ended June 30, 2006.

Income Before Income Taxes. Income before income taxes reached $32,015 in the first six months of 2007, from a loss of $161,769 for the corresponding period of 2006. Although we experienced significant increased sales and gross profit from both segments in 2007, doubtful accounts of $506,241 together with the non-recurring $400,000 provision for penalty on late filing of the registration statement related to the November 2004 financing reduced substantially its effect on income.

Current Income Taxes. Current income taxes increased by $396,546 to $766,429 from $369,883 in the first six months of 2007. During the current period, both the aquatic product segment and health bio-product segment were profitable and taxable at a rate of 15%, while the tax rate for both segments was 15% and 7.5%, respectively, in the corresponding period of 2006.

Deferred Income Taxes. Deferred income tax decreased from $70,283 to zero in the current period ended June 30, 2007. There was no requirement of recognizing the deferred tax expenses in the aquaculture product segment in the current quarter.

Net (Loss)/Income Attributable To Shareholders. The net loss attributable to shareholders increased from $601,935 for the six months ended June 30, 2006, to a net loss of $734,414 for the corresponding period of 2007. Although the Company realized higher sales and gross profit from both segments in the current period, that improvement was offset mostly by higher finance costs, provision for doubtful accounts and current income taxes as described above.

Results of Operations—Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Total sales for the year ended December 31, 2006 increased by $11,542 373, or 42% compared to the same period of 2005. Both of our segments contributed significantly to that increase, as higher demand for our products materialized during 2006. Income from operations for the year ended December 31, 2006 increased by 54% when compared to the corresponding period of 2005; that major improvement was due mostly to higher volume of sales with an overall similar percentage of gross profit from both of our segments. Net income of $873,964 was generated in 2006, down from $3,254,098 in 2005; that reduction in 2006 is due essentially to non-cash financing costs of approximately $4.8 million which did not occur in 2005. That significant increase in non-cash financing costs is mostly attributable to the warrant amortization costs related to the convertible secured promissory notes issued in January and November 2006, together with the embedded conversion option related to the same notes, which must be recognized in accordance with FAS 123R and EITF 00-27. Had those significant non-cash financing costs not been absorbed in 2006, net income would have improved by approximately 75% for the year ended December 31, 2006, compared to the same period of 2005.

Segments

Manufacturing and selling of health and bio-products

Jiahua Marine is engaged in the manufacturing and selling of marine bio and healthcare products. During the years ended December 31, 2006 and 2005, Jiahua Marine realized sales of $15,302,713 and $ 9,772,762, respectively, an increase of 57%. The gross profit ratio from this segment was 86% and 85% for the years ended December 31, 2006 and 2005, respectively, and the major expense was advertising, corresponding to 30% and 37% of revenue for the years ended December 31, 2006 and 2005, respectively. The net income contributed by this segment was $7,339,375 and $4,116,399 for the years ended December 31, 2006 and 2005, respectively. The improvement is mostly attributable to an increase in volume with better gross profit margins.

Manufacturing and selling of aquatic products

Our other subsidiary, HQOF, is engaged in the processing and selling of aquaculture products. The revenue contributed by this segment was $23,792,690 and $17,780,268 for the years ended December 31, 2006 and 2005, respectively, an improvement of 34%. The related gross profit ratio of this segment was 17% and 18% for the years ended December 31, 2006 and 2005, respectively. The gross profit ratio dropped slightly due to an increase in cost of raw materials. This segment contributed $1,273,290 and $1,003,857 to net income for the years ended December 31, 2006 and 2005, respectively. The increased activity of this segment in 2006 resulted in the improved profitability for the year.

Operations

Sales. For the year ended December 31, 2006, revenue increased by $11,542,373 or 42% to $39,095,403 from $27,553,030. This improvement in sales resulted from a better performance from both segments in 2006. The sales from the marine bio and healthcare product segment increased by $5,529,951 in 2006 compared to 2005, while the sales from the aquaculture segment improved by $6,012,422 in the same comparative period.

Cost of Sales. Cost of sales increased by $5,914,434 or 37% to $21,917,345 from $16,002,911 for the year ended December 31, 2006, as compared to the twelve months ended December 31, 2005. Since manufacturing and processing costs are proportionally higher in the aquaculture product segment, approximately 87% of the increase was due to the increased activities of that segment. The gross profit ratio increased from 42% for the year ended December 31, 2005 to 44% for the same period of 2006. The overall gross profit ratio increase in the current year is due to the mix of higher volume from the marine bio and healthcare product segment (with a higher percentage of gross profit) compared to the additional volume from the aquaculture product segment (with a lesser percentage of gross profit).

Selling and distribution expenses. Selling and distribution expenses increased by $289,746 or 96% to $591,376 for the year ended December 31, 2006, as compared to 2005. The increase was the result of higher volumes of sales realized in the current year from our two segments, leading to higher transportation costs in 2006, as compared to those of the corresponding period of 2005.

Marketing and advertising expenses. Marketing and advertising expenses increased by $924,508 from $3,623,107 to $4,547,615 for the year ended December 31, 2006 as compared to 2005. The primary factor responsible for that increase was that Jiahua Marine posted more advertisements in 2006 to attract more customers for higher sales; the sales of this particular segment increased by 57% in 2006 compared to the same period of 2005. Furthermore, significant advertising expenditures for the promotion of our bio-products to achieve customer recognition is consistent with industry practices.

General and administrative expenses. For the year ended December 31, 2006, general and administrative expenses increased by $2,251,898 or 93% to $4,673,679, as compared to the corresponding period of 2005. Of that increase, approximately $675,000 was the result of additional branding-related expenses, traveling, investors’ relations and other U.S. headquarter expenses. Jiahua Marine experienced in 2006 an increase of approximately $741,000, due mainly to the upgrading of the plant production standards to meet compliance with the Good Manufacturing Practice (GMP) requirements as well as increased activity realized during the same period. Finally, the $837,000 balance of the increase was due to additional activity realized in the aquaculture segment.

Depreciation and amortization. Depreciation and amortization increased by $68,377 to $1,029,672 for the year ended December 31, 2006 as compared to the previous year, mainly as a result of the amortization of intangible assets related to the purchase of a U.S. distribution network in 2006.

Provision for (Recovery of) doubtful accounts. Doubtful accounts contributed an amount of $706,514 of recovery for the year ended December 31, 2006 compared to a recovery of $340,627 in the corresponding year of 2005. The recovery is the result of favorable settlements with clients on outstanding accounts mostly in the health and bio-product segment during 2006.

Income from operations. Income from operations increased to $7,042,230 in the year ended December 31, 2006, compared to $4,582,933 in 2005, a 54% improvement. That increase is mostly attributable to increased sales and related gross profit from both our segments in 2006, which was mainly offset by additional general and administrative expenses of $2,251,898, in addition to higher marketing and advertising expenses of $924,508 as described above.

Finance costs. Finance costs increased to $5,183,567 from $360,782 for the year ended December 31, 2006 as compared to the previous year, an increase of $4,822,785. That significant increase was mostly due to the combination of amortization of the future conversion of warrants (non-cash) attributed to investors on the convertible promissory notes of $5,225,000 issued during the first quarter of 2006 and of $5,000,000 issued in the last quarter of 2006, together with the amortization of the embedded conversion option (also non-cash) related to the same notes. Those non-cash related financial costs, amounting to approximately $4,276,000 in 2006, were recognized in accordance with FAS 123R and EITF 00-27. Such amortization costs will recur in 2007, for a lesser amount, quarterly on a pro-rata basis. Finally, carrying interests on those notes amounting to approximately $426,000 were incurred in 2006. No such warrants amortization costs, embedded conversion option amortization and carrying interests were incurred in 2005.

Other expenses. Other expenses decreased from $327,059 to $16,731 for the year ended December 31, 2006, a 95% or $310,328 decrease. That reduction in the current period was the result of insurance premiums and required manpower being reduced on the vessels.

Income before income taxes. Income before income taxes decreased by $2,053,160 to $1,841,932 for the year ended December 31, 2006, from $3,895,092 in 2005. The 2006 significant increase in income from operations of $2,459,297 was offset by $4,822,785 of additional financing costs incurred in the same period; as described above, those costs are temporary and mostly non-cash. Had those additional financing costs not been incurred in 2006, income before income taxes would have improved by more than 71% in 2006, compared to 2005.

Current income tax. Current income taxes increased by $492,326 to $825,418 for the year ended December 31, 2006. During the current year, the aquaculture product segment was profitable and taxable at a rate of 15%, increased from 7.5% in 2005, after expiration of the tax holiday and concession periods.

Deferred income tax. Deferred income tax decreased by $165,352 from $307,902 to $142,550 for the year ended December 31, 2006. The decrease was due to the income tax rate of the aquaculture product segment that went up from 7.5% to 15.0% after expiration of the tax holiday and concession periods.

Net income attributable to shareholders. The net income attributable to shareholders decreased from $3,254,098 for the year ended December 31, 2005, to $873,964 for the year ended December 31, 2006. Although we improved our sales and related gross profits in both segments in 2006, thus generating a 54% increase in income from operations, that income was offset mostly by much higher financing costs which are temporary in nature and mostly non-cash, as described above.

Results of Operations for the Year Ended December 31, 2005 as Compared to the Year Ended December 31, 2004

Total sales for the year ended December 31, 2005 increased by 30% when compared to the same period of 2004. That increase was due in most part to our acquisition of Jiahua Marine which occurred in the last portion of 2004 showing four months of operations in 2004 compared to a full year in 2005. Profit from operations for the year ended December 30th 2005 increased by 897% when compared to the corresponding period of 2004; that major improvement was due mostly to higher volume of sales with higher gross profit margins from the marine bio and healthcare product segment, and improved gross profit ratio from the aquatic product segment compared to those of 2004. Net income of 2005 improved by $3,638,041, due to increased volumes and gross margins from both segments in 2005 compared to 2004, but mostly from the marine bio and healthcare products segment.

Segments

Manufacturing and Selling of Marine Bio and Healthcare Products

We manufacture and sell our marine bio and healthcare products which are manufactured through Jiahua Marine. During the year ended December 31, 2005 and twelve months ended December 31, 2004, Jiahua Marine contributed sales of $9,772,762 and $3,242,288 to our company, respectively. The gross profit ratio for this segment was 85% and 83% for twelve months ended December 31, 2005 and 2004, respectively, and the major expense for this segment was advertising, corresponding to about 37% and 52% of revenue for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. Net income contributed by this segment was $4,116,398 and $1,005,557 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. The improvement in 2005, as compared to 2004, was essentially due to the fact that in 2004, Jiahua Marine was part of our company only for five months, while it was our subsidiary for the entire year 2005.

Manufacturing and Selling of Aquaculture Products

Our principal activity is the manufacturing and selling of aquaculture products. The revenue contributed by this segment was $17,780,268 and $17,949,204 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. The gross profit ratio of this segment increased to 18% for the year ended December 31, 2005, from 16% for the twelve months ended December 31, 2004. The net income realized by this segment in 2005 was $1,003,857, compared to $1,121,208 for the twelve months ended December 31, 2004. Major renovations at our processing plant, in addition to installation of additional processing equipment during the first half of 2005, caused a major operational loss from that activity in the first six months of 2005. The profit in 2004 mainly resulted from a substantial recovery of bad debt in the amount of $1,057,130 during that period. After taking into account such bad debt recovery, the operating performance of that segment in 2005 improved significantly, as compared to 2004.

Operations

Sales. For the year ended December 31, 2005, revenue increased by $6,361,538 or 30% to $27,553,030 from $21,191,492 for the twelve months ended December 31, 2004. The increase resulted from a better performance by the marine bio and healthcare product segment, since we acquired Jiahua Marine in August 2004, reflecting five months of Jiahua Marine’s activities as part of our company in 2004, as compared to twelve months of that subsidiary’s activities for 2005. The sales of that segment increased by $6,530,474, compared to the corresponding period of 2004. The revenue from the aquaculture product segment slightly decreased by $168,936 compared to the corresponding period of 2004, as there was an increase in unit selling price of about 16% during the year. That resulted in a higher profit margin for aquaculture products in 2005 than 2004.

Cost of Sales. Cost of sales slightly decreased by $80,081 to $16,002,911 from $16,082,992 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The slight decrease in cost of sales, while a 30% increase in revenue, was due to a combination of lower costs of sales in the aquaculture product segment with higher gross margins, and higher cost of sales in the marine bio and healthcare product segment due to higher volume related to a full year’s activity in 2005, compared to five months in 2004.

Gross Profits. Both segments improved their gross profit contribution in 2005. The gross profit ratio of the aquaculture product segment improved from 16% to 18% for the year ended December 31, 2005, compared to the twelve months ended December 31, 2004. The gross profit of the marine bio and healthcare product segment increased significantly due to a full year’s activity in 2005, as compared to five months in 2004.

Selling and Distribution Expenses. Selling and distribution expenses decreased by $82,472 or 21% to $301,630 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The decrease resulted from our decision in 2005 to cancel our sales commission policy from the 2005 fiscal year.

Advertising Expenses. Advertising expenses increased by $1,948,119 from $1,674,988 to $3,623,107 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The primary factor responsible for that increase was that we acquired Jiahua Marine in August 2004, reflecting five months of activities in 2004, while in 2005, the segment of marine bio and healthcare products manufactured and sold by Jiahua Marine was part of our company for a full twelve months. Furthermore, significant advertising expenditures for the promotion of our bio-products to achieve customer recognition is consistent with industry practices.

General and Administrative Expenses. General and administrative expenses decreased by $610,160 or 20% to $2,421,781 as compared to the corresponding period of the prior year. In 2004, non-repetitive expenses relating to our company going public were incurred, and explains the major portion of the reduction.

Other Expenses. Other expenses increased from $282,229 for the twelve months ended December 31, 2004 to $327,059 for the year ended December 31, 2005, a 16% or $44,830 increase. Other expenses mainly included maintenance and insurance of vessels, and loss on disposal of property, plant and equipment during the year. The main reason for the increase was an incurred loss on disposal of motor vehicles in 2005.

Depreciation. Depreciation increased by $346,175 to $961,295 as compared to the corresponding period to the previous year. The increase in 2005 is due to a full year activity of our marine bio and healthcare segment in 2005, while Jiahua Marine was acquired by us only in August 2004, and also to the effect in 2005 of a full year’s depreciation of improvements and renovations that took place in the first half of 2004 in the aquaculture product segment.

Profit From Continuing Operations. Profit from continuing operations, before considering the bad debt recovery for both periods, improved significantly from a loss of $597,651 in 2004 to a profit of $4,242,306 in 2005. That improvement in 2005 is mostly due to higher volume of sales with higher gross profit from the marine bio and healthcare product segment and improved gross profit ratio from the aquaculture product segment compared to those of 2004.

Finance Costs. Finance costs decreased to $360,782 from $406,840 for the year ended December 31, 2005 as compared to the twelve months ended December 31, 2004, an 11% or $46,058 decrease. The decrease was attributable mostly to the reduction in interest on debentures and promissory notes in 2005 since they were repaid in the current year. Those debentures and promissory notes were the result of our acquisition in 2004 of Jiahua Marine.

Income/(Loss) Before Income Taxes. Profit before income taxes increased to $3,895,092 for the year ending December 31, 2005, from a loss of $229,590 for the twelve months ended December 31, 2004. This significant improvement was due to higher sales and with related gross profit margins in 2005 from both of our segments.

Current Income Taxes. Current income taxes increased from zero for the twelve months ended December 31, 2004 to $333,092 for the year ended December 31, 2005. Such increase is due to the fact that Jiahua Marine and our other operating subsidiary, Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF, earned taxable incomes for the year ended December 31, 2005, while the tax holiday for Jiahua Marine terminated in 2004 and HQOF experienced a tax loss for the twelve months ended December 31, 2004.

Deferred Income Taxes. Deferred income tax increased by $91,358 from $216,544 to $307,902 for the year ended December 31, 2005, as compared to twelve months ended December 31, 2004. The increase was due to the elimination of temporary differences arising from the recovery of provision for doubtful accounts recorded in the last quarter of 2005.

Minority Interest. Minority interest decreased from $62,191 in 2004 to zero in 2005. That change resulted from our acquisition of all the minority interests in HQOF in August 2004, therefore making HQOF our wholly-owned subsidiary from that date.

Net Income/(Loss) Attributable to Shareholders. The net income attributable to shareholders was $3,254,098 for the year ended December 31, 2005, compared with a net loss attributable to shareholders of $383,943 for the twelve months ended December 31, 2004. The significant improvement was the result of higher sales and related margins in the marine bio and healthcare segment in 2005 compared to 2004 as we acquired Jiahua Marine in August 2004, and to higher profitability experienced in 2005 from the aquaculture product segment.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources

Our cash and cash equivalents increased by $7,417,745 or 65%, to $18,807,120 at June 30, 2007, from $11,389,375 at December 31, 2006. As at June 30, 2007, working capital was $28,830,056 compared to $22,063,084 at December 31, 2006. The funds generated by the operating and financing activities during 2007 were used mainly to support the increase in our business volume, more specifically our receivables and inventory levels.

Total assets increased by $6,880,100, or 16%, to $48,732,580 at June 30, 2007, from $41,852,480 as of December 31, 2006. Shareholders equity increased by $7,380,347, or 25%, to $36,986,082 at June 30, 2007, from $29,605,735 as of December 31, 2006.

To date, we have financed our operations through the combination of our operating revenues, equity and debt financing (in connection with which we have at times incurred significant costs), short-term bank loans, and the use of shares of our common stock issued as payment for services rendered to us by third parties. In the past, we issued shares of our common stock and warrants in private placement transactions to help finance our operations and to pay for professional services (such as financial consulting, market development, legal services and public relations services). We recognized these services on our books as operating or deferred expenses and amortized them over their estimated useful life. The number of shares we issued for these purposes were determined as of the dates of invoices relating to such services, and the shares were valued at their market prices on those respective dates. In addition, as required by PRC laws, we establish yearly reserves shown in the shareholders’ equity section of our balance sheet. Those reserves, which are created by a transfer from the retained earnings account, limit our capacity to pay dividends to shareholders until the retained earnings become positive. As we are in an expansion phase, we do not intend to pay dividends to shareholders in the foreseeable future. To date, we have not paid any dividends.

We completed a financing in January 2006, in which we issued to a group of twenty one investors, in a private placement, (1) convertible secured promissory notes bearing interest at 8% per year and maturing on January 25, 2008, in the aggregate principal amount of $5,225,000, with the conversion price of $6.00 per share of our common stock; (2) Class A warrants, with each warrant giving the right to the holder to purchase one share of our common stock at the an exercise price of $6.00 until January 2009; and (3) Class B warrants, with each warrant giving the right to the holder to purchase one share of our common stock at an exercise price of $6.00 until January 2011. The net proceeds of this financing to us were $4,702,500, after deducting commissions and other costs of this transaction equal to $522,500. At June 30, 2007, the balance due to those investors in respect of the notes amounted to $87,519. Under the terms of the convertible secured promissory notes, we must repay these notes on a monthly basis until January 25, 2008. We have the option of repaying the notes in cash or in shares of our common stock. As of June 30, 2007, fifteen monthly repayments have been made, repaying approximately 98% of the originally issued convertible secured promissory notes.

In addition, we also completed a financing in November 2006, in which we issued to two investors, in a private placement, (1) convertible promissory notes bearing interest at 6.5% and maturing on November 1, 2009, in the principal aggregate amount of $5,000,000 with a conversion price of $5.00 per share of all common stock and (2) warrants registered in the name of each investor to purchase an aggregate of up to 200,000 of our common shares with each warrant giving the right to the holder to purchase one share of our common stock at the exercise price of $5.00 until the fifth anniversary of the effective date of our reverse stock split effectuated in January 2007. The net proceeds of this financing to us were $4,932,500, after deducting commissions and other costs of this transaction equal to $67,500. The notes are due on November 1, 2009.

We are currently in the process of examining various opportunities to obtain additional credit facilities to help finance our operations, as well as support our additional liquidity requirements related to volume increases that we anticipate might occur in the future, specifically in the inventory and receivables build-up. As of June 30, 2007, we had a loan from a bank in the outstanding principal amount of $1,155,541 bearing an interest rate of 6.4% per annum. We extended the maturity of this loan to April 18, 2008. The loan is secured by a pledge of certain fixed assets held by us and our subsidiaries and is used to support working capital items related to production in China. No assurances can be given that additional debt or equity financing we may require will be available to us or, even if available, that such financing will be on terms favorable to us.

At present, over 42% of our consolidated sales are derived from our five largest clients, and our results of operations therefore depend on a small number of clients. As part of our short and medium-term business plan, including our current efforts to raise funds to support the anticipated expansion of our operations, we intend to invest in our infrastructure to construct a new processing plant and our own organic feed mill. We expect that this will allow us to meet forecasted incremental demand for our products in the United States and Europe. As a result, we plan to develop and serve new clients, which should reduce our dependence on individual clients to more acceptable levels.

In order to ensure sufficient funds to meet our future needs for capital, management believes that, from time to time, we will continue to evaluate opportunities to raise financing through some combination of commercial bank borrowings, the private or public sale of equity, or the issuance of debt securities. However, future equity or debt financing may not be available to us at all, or if available, may not be on terms acceptable to us. If we are unable to obtain financing in the future, we will continue to develop our business on a reduced scale based on our existing capital resources.

The ratio of our current assets to current liabilities increased to 4.46 times at June 30, 2007, from 3.63 times at December 31, 2006.

Off-Balance Sheet Transactions

We have no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. We evaluate the net realizable value of our inventories on a regular basis and record a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

Income taxes

Taxes are calculated in accordance with taxation principles currently effective in the PRC. We account for income taxes under the provision of Statements of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. We account for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Revenue recognition

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

Concentration of credit risk

Financial instruments that potentially subject our company to significant concentrations of credit risk consist primarily of trade accounts receivable. We perform ongoing credit evaluations with respect to the financial condition of our creditors, but do not require collateral. In order to determine the value of our accounts receivable, we record a provision for doubtful accounts to cover probable credit losses. Our management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

MANAGEMENT

Executive Officers, Directors and Key Employees

Our executive officers and directors, and their ages and positions as of October 1, 2007 are as follows:

Name	Age	Position
Lillian Wang Li	50	Chairman of the board of directors and Secretary
Norbert Sporns	53	Chief Executive Officer, President and Director
Harry Wang Hua	44	Chief Operating Officer and Director
Jean-Pierre Dallaire	56	Chief Financial Officer and Financial Controller
Trond Ringstad	39	Executive Vice-President Sales and Distribution
Jacques Vallée	55	Independent non-executive Director
Fred Bild	71	Independent non-executive Director
Daniel Too	54	Independent non-executive Director
Joseph I. Emas	52	Independent non-executive Director
Andrew Intrater	44	Independent non-executive Director

Our other key employees and their ages and positions as of October 1, 2007 are as follows:

Name	Age	Position
William Sujian	37	International Sales and Compliance Officer
He Jian Bo	39	Manager Finance Department
Wang Fu Hai	61	Chief Production Controller

Biographies

Lillian Wang Li—Chairman of the board of directors and Secretary—Ms. Wang Li is one of our founders, and has served as our Secretary and Chairman of our board of directors since March 2004, when we effected the reverse merger with Process Equipment, Inc. and related transactions described in more detail under “Our Organization Within Last Five Years.” Prior to joining HQSM, between June 1994 and March 2004, she worked for SSC where her responsibilities included project development and financing, particularly in relation to China projects using Western technologies. She is responsible for the general administration, strategic planning and financial management of HQSM. She has over twenty five years of experience in management of China and Canadian businesses, particularly with respect to financial matters.

Norbert Sporns—Chief Executive Officer, President and Director—Mr. Sporns is one of our founders, and has served as our Chief Executive Officer and President and as a director since March 2004. Prior to joining HQSM, between June 1994 and March 2004, he worked for SSC, where he was instrumental in completing Western sourced funding for China projects, as well as interfacing with Western technology providers managing Western supply and systems deployment in China. Mr. Sporns is also the Chief Executive Officer of Red Coral Group Limited from February 2003 to date. He has extensive experience in project development and investment consultancy.

Harry Wang Hua—Chief Operating Officer and Director—Mr. Wang Hua is one of our founders, and has served as our Chief Operating Officer and as a director since March 2004. He is responsible for the establishment of the production facilities and their operation at HQSM. Mr. Wang also leads our plant management teams and our sales teams. Mr. Wang has over fifteen years of experience in managing startup companies in China and in Canada and also has expertise in training middle managers in China in accordance with Western management standards. Prior to joining HQSM, between June 1994 and March 2004, he was a director of SSC, where his primary task was to identify China projects for which Western technologies and funding were available. Mr. Wang Hua is also a director of Red Coral Group Limited from June 1994 to date.

Jean-Pierre Dallaire—Chief Financial Officer and Financial Controller—Mr. Dallaire is our Chief Financial Officer and Financial Controller. Prior to joining HQSM in September 2004, he worked for SSC from June 2000 to September 2004, in the position of the Chief Financial Officer. Prior to that, Mr. Dallaire worked for Canada’s largest engineering company, SNC Lavalin Group, where he was responsible for cash flow projections and financial supervision of projects.

Trond Ringstad—Executive Vice-President, Sales and Distribution—Mr. Ringstad joined us in June 2006 as our Executive Vice-President Sales and Distribution. He leads our sales and marketing activities from our headquarters in Seattle, Washington. Prior to joining us, from February 2004 through July 2006, he was President and the owner of Pacific Supreme Seafoods. Prior to that, Mr. Ringstad was Vice President Sales and Marketing for Royal Supreme Foods, a seafood importer and sales company, from May 2001 to February 2004. He has nine years of seafood sales experience and has been a pioneer in selling tilapia in the United States.

Jacques Vallée—Independent non-executive Director—Mr. Vallée has been our director since June 2004. He is currently Vice-President Special Assets of Coastal Holding Inc., where he has served since January 2006. Prior to that, Mr. Vallée was the Director of Development and Financing with the Altitude Consulting Group from January 2001 to December 2005. He has over 30 years of management experience at such notable Canadian institutions as the Bank of Montreal, La Federation des Caisses Populaires Desjardins de Richelieu-Yamaska, Le Fonds de Solidarite des Travailleurs du Quebec and Altitude Consulting Group.

Fred Bild—Independent non-executive Director—Mr. Bild has been our director since June 2004. He is currently a Visiting Professor at the University of Montreal where he has taught since January 1995. For over thirty-five years, Mr. Bild has served as a Canadian diplomat in Ottawa and in various functions at embassies abroad including Cultural Attache (Tokyo), Economic Counsellor and Deputy Chief of Mission (Paris) and Canadian Ambassador to Thailand, Vietnam, China and Mongolia.

Daniel Too—Independent non-executive Director—Mr. Too has been our director since September 2004. He has extensive business experience in Asia and possesses a deep understanding of the business difficulties associated with working in China. He had been the Managing Director of Delta Elevator Far East until recently Mr. Too also serves as Director of Voker Chemical Paint Limited.

Joseph I. Emas—Independent non-executive Director—Mr. Emas is licensed to practice law in Florida, New Jersey and New York and has served as our general counsel. Since 2001, Mr. Emas has been the senior partner of Joseph I. Emas, P.A. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his L.L.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and the 2006 Child Advocacy Award in Florida and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas was been a member of the Juvenile Court Rules Committee for the State of Florida from 1999 through 2006, and currently sits on the Florida Child Advocacy Committee.

Andrew Intrater—Independent non-executive Director—Mr. Intrater is the Chairman and CEO of Columbus Acquisition Corp. and the Chief Executive Officer of Columbus Nova, a private investment firm with offices in New York, Los Angeles, Charlotte and Moscow where he has held this position since Columbus Nova’s inception in January 2000. Columbus Nova manages in excess of $2 billion of investor capital and debt in a variety of credit and private equity businesses. Mr. Intrater also serves as the Senior Managing Partner of Columbus Nova’s investment business, including Columbus Nova Capital and Columbus Nova Opportunity Fund, and is a former Director of Renova Group of companies. Columbus Nova is the U.S.-based affiliate of the Renova Group, one of the largest Russian strategic investors in the metallurgical, oil, machine engineering, mining, chemical, construction, housing & utilities and financial sectors, with net assets of over $9 billion. From 1985 to 2000, Mr. Intrater served as President and Chief Operating Officer of Oryx Technology Corp., and its predecessor, ATI, a leading manufacturer of semi-conductor testing equipment, based in Silicon Valley. Mr. Intrater serves as Chairman of the board of directors of Moscow Cablecom Corp., a company listed on the Nasdaq Global Market. Mr. Intrater is also a member of the board of directors of Oryx Technology Corp., Clareos, Inc. and Ethertouch, Ltd. Mr. Intrater received a B.S. from Rutgers University.

William Sujian—International Sales and Compliance Officer—Mr. Sujian joined HQSM in July 2004, and is currently our International Sales and Compliance Officer. He has over 12 years of experience in international trade and project development. He is familiar with both Western and Asian business practices. His functions include the supervision of the China based sales team and supervision of compliance with our code of ethics and business conduct. Prior to 2002, Mr. Sujian worked for SSC in the position of the General Manager for China.

He Jian Bo—Manager Finance Department—Mr. He Jian Bo joined us in July 2002. He is currently the Manager of the Finance Department of HQSM. Prior to joining us, he worked for several years for PricewaterhouseCoopers and was responsible for the restructuring of companies in China.

Wang Fu Hai—Chief Production Controller—Mr. Wang Fu Hai joined us in July 1997. He is currently the Chief Production Controller and Engineer of HQSM. Prior to his tenure with HQSM, he was the manager of Project Department Hainan Jiahua Ocean Organism Co., Ltd. He has solid experience in production coordination and control.

See “Certain Relationships and Related Transactions—Family Relationships” for a description of family relationships among certain of our executive officers.

Compensation of Directors

Our bylaws provide that, unless otherwise restricted by our certificate of incorporation, our board of directors has the authority to fix the compensation of directors. The directors may be paid their expenses, if any, related to attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as our director. Our bylaws further provide that no such payment will preclude any director from serving our company in any other capacity and receiving compensation therefor. Further, members of special or standing committees may be given compensation for attending committee meetings.

In addition, effective June 15, 2004, two of our non-employee directors, Messrs. Bild and Vallée, had entered into independent non-executive director agreements with us. A non-executive director agreement between Mr. Too and us became effective on September 2, 2004. Under these agreements, each non-employee director agrees to serve as one of our non-executive independent director until the next meeting of our shareholders unless terminated earlier, provided, however, that during such term of service the directors may also hold officer and non-executive director positions at other entities not affiliated with us. In consideration of the directors’ services under these agreements, during their respective terms, we agreed to pay each director pro rata quarterly portions of a total annual cash fee of $15,000. Such base annual fee is increased annually, on January 1 of each calendar year, by not less than ten percent (10%). Our board of directors, in its discretion, may approve an increase of such annual base fee in excess of ten percent (10%). During the respective terms of these agreements, we also agreed to pay each director an annual bonus of not less than $15,000 payable in shares of our common stock. We also agreed to reimburse any reasonable expenses paid or incurred by each non-employee director in connection with the performance of his duties and responsibilities for us.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jacques Vallee	18,150	15,000	(2)	—	—	—	—	33,150
Fred Bild	18,150	15,000	(3)	—	—	—	—	33,150
Daniel Too	18,150	15,000	(4)	—	—	—	—	33,150

(1)	represents 2,533 shares of our common stock awarded during 2006.

(2)	represents 2,533 shares of our common stock awarded during 2006.

(3)	represents 2,533 shares of our common stock awarded during 2006.

Board Committees and Independence

All of our directors serve until the next annual meeting of holders of shareholders and until their successors are elected by the holders of our common stock and qualified, or until their earlier death, retirement, resignation or removal. Our bylaws set the authorized number of directors at not less than one nor more than nine, with the actual number fixed by our board of directors. Currently, our board of directors consists of six persons. Our bylaws authorize the board of directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and the bylaws) as may be provided in such resolution.

Our board of directors has established two committees to date, an audit committee and a compensation committee. The audit committee consists of Messrs. Vallée, Bild and Too, and the compensation committee consists of Messrs. Bild and Too. Our board of directors has determined that each of these directors is “independent” within the meaning of the applicable rules and regulations of the SEC and the American Stock Exchange.

In addition, we believe one of our independent directors, Mr. Jacques Vallée, qualifies as an “audit committee financial expert” as the term is defined by the applicable SEC rules and regulations and American Stock Exchange listing standards, which we believe is consistent with his experience. In the course of his career, Mr. Vallée worked for an accounting firm Raymond, Chabot, Martin, Paré & Cie for three years, for Bank of Montreal for five years, and for Quebec Workers’ Fund for ten years, where he was a Vice President responsible for strategic investments. At the time of the listing of our common stock on the American Stock Exchange, we were required to certify to the American Stock Exchange that our audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Audit Committee

The audit committee assists our board of directors in its oversight of the company’s accounting and financial reporting processes and the audits of the company’s financial statements, including (i) the quality and integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the board of directors. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•

be responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for our company;

•

discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the SEC of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

review with the company’s financial management on a periodic basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles, and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company;

•	monitor our policies for compliance with federal, state, local and foreign laws and regulations and our policies on corporate conduct;

•	maintain open, continuing and direct communication between the board of directors, our company and both the company’s independent auditors and its internal auditors; and

•

monitor our compliance with legal and regulatory requirements, with the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act.

Mr. Intrater is the chairman of our audit committee, and the other members are Messrs. Bild and Too.

Compensation Committee

The compensation committee aids our board of directors in meeting its responsibilities relating to the compensation of the company’s executive officers and administering all incentive compensation plans and equity-based plans of the company, including the plans under which company securities may be acquired by directors, executive officers, employees and consultants. Further, the compensation committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•

review periodically the company’s philosophy regarding executive compensation to (i) ensure the attraction and retention of corporate officers; (ii) ensure the motivation of corporate officers to achieve our business objectives; and (iii) align the interests of key management with the long-term interests of our shareholders;

•	review and approve corporate goals and objectives relating to Chief Executive Officer compensation and the compensation of other executive officers of the company;

•

make recommendations to the board of directors regarding compensation for non-employee directors, and review periodically non-employee director compensation in relation to other comparable companies and in light of such factors as the Committee may deem appropriate; and

•	review periodically reports from management regarding funding of the company’s pension, retirement, long-term disability and other management welfare and benefit plans.

Mr. Too is the chairman of our compensation committee, and the other member is Mr. Bild.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. Our code of ethics codifies the business and ethical principles that govern all aspects of our business. This document will be made available in print, free of charge, to any shareholder requesting a copy in writing from our Secretary at our U.S. headquarters in Seattle, Washington. A copy of our code of ethics is available on our website at www.hqfish.com, under “Investor Relations—Corporate Governance—Code of Ethics.”

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Policy and Objectives

The primary objectives of our executive compensation programs are to attract and retain highly qualified executive officers, to motivate them to achieve measurable performance objectives at their management level and to align their interests with those of our stockholders.

To achieve the above objectives, we follow the basic principles that annual compensation should be competitive and that long-term compensation should generally be linked to our total return to stockholders. We also believe that compensation for an executive should be closely aligned to the performance of our business.

We do not believe in negotiating special compensation arrangements with individual executive officers. Our executive compensation plans and programs apply in substantially the same manner to all of our current executive officers with only the variations described in the following pages. These variations relate primarily to level of responsibility, duration of employment, retirement eligibility and similar factors.

The following discussion outlines the process for evaluating and rewarding our five executive officers. The plans and programs mentioned in this Compensation Discussion and Analysis are described in detail in the following pages. Our chief executive officer and those executive officers who report directly to him constitute our executive officers as defined under SEC rules and are termed “senior executive officers” in this prospectus.

Compensation for each executive officer is normally reviewed annually in December. We employ a compensation review system in which an employee’s compensation is reviewed by the Compensation Committee consisting of two independent non-executive directors. In this system, the employee’s performance is reviewed by the Compensation Committee, who recommends any compensation adjustment. The Compensation Committee reviews the performance of our chief executive officer and recommends his compensation. This recommendation is reviewed and revised or approved by all of our independent directors acting as a group (which includes all the members of the compensation committee, all of whom are independent).

In establishing compensation for our executive officers, the total compensation earned or potentially available for each such person is considered. Our executive officers do have employment contracts. Accordingly, our executive officers have a contractual right to severance or other benefits upon termination of employment except for benefits to be provided in accordance with the terms of compensation plans in connection with previously granted equity and cash performance awards, accrued retirement benefits and double-trigger change in control agreements which are described below.

We believe that, in addition to annual salary and bonus opportunities, incentives should be provided to key management over longer periods of time, both to encourage focus on our long-term performance and help retain talented executives. We offer our executive officers this incentive compensation under our 2004 Option Plan. For 2006 no options were granted.

Compensation Components

For 2006, an executive’s compensation consisted of a base salary and an annual performance cash bonus.

Annual Compensation

Base Salary: our executive officers’ salaries vary based on individual position and the individual’s skills, experience and background. Base salaries are reviewed annually and adjusted as appropriate to realign them with market levels after taking into account the factors indicated above.

Annual Bonus: pursuant to the employment contact we entered into with each of our executive officers, we will pay annual bonuses to our executive officers based on their performance.

In December 2004, our board of directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan to some of our executive officers and directors, who qualify as employees for this purpose, as well as to several of our employees. The following number of share options and related exercise prices are shown after giving effect to the reverse stock split that occurred in January 2007. Each of these new stock options have a ten-year term, are subject to the terms and conditions of the Plan, and have an exercise price of $5.60 per share. Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 25,000 stock options. Lillian Wang, the Chairman of our board of directors, received 25,000 stock options. Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 25,000 stock options; and Fusheng Wang, director (who resigned in 2006) and Honorary Chairman and father of Ms. Wang, received 50,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of our capital stock. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 10,000 stock options. Mr. Dallaire’s options were vested in 2004 as to 50% of the grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. Further, at the same date, our board of directors ratified grants of stock options to thirteen other employees of HQSM. These stock options were vested immediately as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our board of directors believes that these stock option grants will help our company to continue to attract, retain and motivate our employees, directors and executive officers. In connection with these grants, our board of directors reserved 250,000 shares for issuance under our Stock Option Plan. In addition, pursuant to the provisions of the our Stock Option Plan, our board of directors delegated the full power and authority to administer the our Stock Option Plan, in accordance with its terms, to our Compensation Committee presently consisting of Fred Bild, an independent director, and Daniel Too, also an independent director.

Information concerning the plan incentive and non-qualified stock options is as follows:

	Options Shares	Options Price Per Share
December 31, 2004 (Vested)	200,000	$5.60
Options vested	16,667	$5.60
Options cancelled/forfeited	—	$5.60
Options exercised	10,000	$5.60
December 31, 2005 (Vested)	206,667	$5.60
Options vested	16,667	$5.60
Options canceled/forfeited	—	$5.60
Options exercised	25,000	$5.60
December 31, 2006 (Vested)	198,334	$5.60

The table below summarizes information with respect to stock options outstanding as of December 31, 2006:

Exercise Price	Options Outstanding	Remaining Contractual Life	Options Exercisable	Exercise Price of Exercisable Options
$5.60	198,334	To June 2014	198,334	$5.60

The aggregate intrinsic value of the options outstanding as at December 31, 2006 is $39,667. No options were granted under our 2004 Option Plan in 2005 and 2006.

We have ceased to follow Accounting Principles Board Opinion (APBO) No. 25 and related interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by us namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. We generally use the straight-line method of amortization for stock-based compensation.

Stockholding Guidelines

We have no formal stock ownership requirement for our executive officers.

Perquisites

We do not provide significant perquisites to its executive officer other than described below. We have no executive perquisite program. Management and the compensation committee believe that providing significant perquisites to executive officers would not be consistent with our overall compensation philosophy. Only three of the five named executive officers received more than $10,000 in perquisites in 2006 as set out in the “Summary Compensation Table” below. These perquisites are nominal in relation to total remuneration. The perquisites granted are intended to compensate for exceptional situations. Three directors were asked to change countries and a portion of their relocation expenses were covered by the company. It is expected that for the future these benefits will be eliminated and the directors in question will be requested to pay their expenses directly from their salaries and bonuses.

SUMMARY COMPENSATION TABLE

The following table sets forth for the years ended December 31, 2006, 2005 and 2004 the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our three other most highly compensated executive officers whose total compensation during the last fiscal year exceeded $100,000. No other officer had compensation of $100,000 or more for the years ended December 31, 2006, 2005 and 2004.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (f)		All Other Compensation ($) (i)		Total ($) (j)
Norbert Sporns	2006	181,500	60,500	—		26,340	(5)	268,340
Chief Executive Officer	2005	165,000	55,000	—		26,485	(5)	246,485
	2004	112,500	37,500		(1)	—		150,000
Lillian Wang Li	2006	181,500	121,000	—		26,340	(6)	328,840
Chairman of the Board of Directors	2005	165,000	110,000	—		26,485	(6)	301,485
	2004	112,500	75,000		(2)	—		187,500
Harry Wang Hua	2006	121,000	121,000	—		—		242,000
Chief Operating Officer	2005	110,000	110,000	—		—		220,000
	2004	75,000	75,000		(3)	—		150,000
Jean-Pierre Dallaire	2006	121,000	31,250	—		27,315	(7)	179,565
Principal Financial Officer/Principal Accounting Officer	2005	110,000	27,500	—		—		137,500
	2004	33,500	8,500		(4)	—		42,000
Trond Ringstad	2006	—	62,500	—		—		62,500
Vice-President, Sales and Distribution Officer	2005	—		—		—		—
	2004	—		—		—		—

(1)	In 2004, Mr. Sporns was granted options to purchase 25,000 shares of our common stock, after giving effect of the reverse stock split, at an exercise price of $5.60.

(2)	In 2004, Ms. Wang was granted options to purchase 25,000 shares of our common stock, after giving effect of the reverse stock split, at an exercise price of $5.60.

(3)	In 2004, Mr. Wang was granted options to purchase 25,000 shares of our common stock, after giving effect of the reverse stock split, at an exercise price of $5.60.

(4)	In 2004, Mr. Dallaire was granted options to purchase 10,000 shares of our common stock, after giving effect of the reverse stock split, at an exercise price of $5.60.

(5)	In 2005, Mr. Sporns was reimbursed for the rent for his apartment in New York. In 2006, Mr. Sporns was reimbursed for the rent for his apartment in Seattle.

(6)	In 2005, Ms. Wang was reimbursed for the rent for her apartment in New York. In 2006, Ms. Wang was reimbursed for the rent for her apartment in Seattle.

(7)	In 2006, Mr. Dallaire was reimbursed for the rent for his apartment in Seattle.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Norbert Sporns Chief Executive Officer	25,000	—	5.60	06/2014	—	—
Lillian Wang Li Chairman of the board of directors	25,000	—	5.60	06/2014	—	—
Harry Wang Hua Chief Operating Officer	25,000	—	5.60	06/2014	—	—
Jean-Pierre Dallaire Principal Financial Officer/Principal Accounting Officer	8,333	1,667	5.60	06/2014	1,667	9,668
Trond Ringstad Vice-President Sales and Distribution Officer	—	—	—	—	—	—

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Norbert Sporns Chief Executive Officer	242,500	—	613,000
Lillian Wang Li Chairman of the board of directors	302,500	—	765,000
Harry Wang Hua Chief Operating Officer	242,000	—	613,000
Jean-Pierre Dallaire Principal Financial Officer/Principal Accounting Officer	151,250	121,000	66,000
Trond Ringstad Vice-President Sales and Distribution Officer	62,500	62,500	—

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control
Norbert Sporns	Basic salary	181,500	—	—	—	—	499,825
Chief Executive Officer	Bonus	60,500	—	—	—	—	159,890
Lillian Wang Li	Basic salary	181,500	—	—	—	—	499,825
Chairman of the board of directors	Bonus	121,000	—	—	—	—	319,780
Harry Wang Hua	Basic salary	121,000	—	—	—	—	319,780
Chief Operating Officer	Bonus	121,000	—	—	—	—	319,780
Jean-Pierre Dallaire	Basic salary	121,000	—	—	—	—	319,780
Principal Financial Officer/Principal Accounting Officer	Bonus	30,250	—	—	—	—	79,995
Trond Ringstad Vice-President Sales And Distribution Officer	Basic salary	150,000	—	—	—	—	463,000

Employment Agreements

The following information summarizes the employment agreements we entered into with Lillian Wang Li, our Chairman and Secretary, Harry Wang Hua, our Chief Operating Officer, Norbert Sporns, our Chief Executive Officer and President, Jean-Pierre Dallaire, our Chief Financial Officer and Financial Controller, and Trond Ringstad, our Executive Vice-President Sales and Distribution.

Lillian Wang Li. Under Ms. Wang’s employment agreement, she has agreed to serve as the Chairman of our board of directors and Secretary. Her term of service under this agreement commenced on April 1, 2004 and continues for a term of five (5) years. The agreement provides for a base salary of $150,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Ms. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for a grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan. No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Ms. Wang. We and Ms. Wang have an understanding that she would waive any right she might have to receive any options for the year 2005 and through the present date under our 2004 Stock Incentive Plan. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price equal to the fair market value per share of our common voting stock on the date the option is granted. We can terminate Ms. Wang’s employment with cause, or without cause upon at least ninety days’ written notice. In the event Ms. Wang’s employment is terminated without cause, she will be eligible to receive (1) monthly payments at her then applicable monthly base salary for the rest of the employment term from the date of termination of her employment; (2) an annual bonus of $50,000 for the rest of the employment term from the date of termination of her employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to her annual base salary in effect immediately prior to her last date of employment.

Harry Wang Hua. Under Mr. Wang’s employment agreement, he has agreed to serve as our Chief Operating Officer. His term of service under this agreement commenced on April 1, 2004 and continues for a term of five (5) years. The agreement also provides for a base salary of $100,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Mr. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company’s common voting stock made available under the 2004 Stock Incentive Plan. No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Mr. Wang. We and Mr. Wang have an understanding that he would waive any right he might have to receive any options for the year 2005 and through the present date under our 2004 Stock Incentive Plan. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price equal to the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Wang’s employment with cause, or without cause upon at least ninety days’ written notice. In the event Mr. Wang’s employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of the employment term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of the employment term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Norbert Sporns. Under Mr. Sporns’ employment agreement, he has agreed to serve as our Chief Executive Officer and President. His term of service under this agreement commenced on April 1, 2004 and continues for a term of five (5) years. The agreement also provides for a base salary of $150,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Mr. Sporns with an annual bonus of at least $50,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company’s common voting stock made available under our 2004 Stock Incentive Plan. No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Mr. Sporns. We and Mr. Sporns have an understanding that he would waive any right he might have to receive any options during year 2005 and through the present date under our 2004 Stock Incentive Plan. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price equal to the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Sporns’ employment with cause, or without cause upon at least ninety days’ written notice. In the event Mr. Sporns’ employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of the employment term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of the employment term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Jean-Pierre Dallaire. Under Mr. Dallaire’s employment agreement, he has agreed to serve as our Chief Financial Officer and Financial Controller. His term of service under this agreement commenced on September 1, 2004 and continues for a term of five (5) years. The agreement provides for a base salary of $100,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Mr. Dallaire with an annual bonus of at least $25,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of ten percent (10%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of two and one-half percent (2.5%) of the then fully diluted shares of our company’s common voting stock made available under our 2004 Stock Incentive Plan. No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Mr. Dallaire. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price equal to the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Dallaire’s employment with cause, or without cause upon at least ninety days’ written notice. In the event Mr. Dallaire’s employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of the employment term from the date of termination of his employment; (2) an annual bonus of $25,000 for the rest of the employment term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Trond Ringstad. Under Mr. Ringstad’s employment agreement, he has agreed to serve as our Executive Vice-President Sales and Distribution. His term of service under this agreement commenced on June 28, 2006 and continues for a term of three (3) years. The agreement provides for a base salary of $150,000 for the first year of the term and an annual adjustment, whereby Mr. Ringstad’s base salary will increase by no more than 150% and no less than 50% of his base salary if the volume of sales generated by our Seattle sales office for the year immediately following his employment exceeds $15,000,000. An adjustment in Mr. Ringstad’s base salary will be paid in 50% cash and 50% restricted shares of our common stock. The agreement also provides Mr. Ringstad with an annual bonus at the discretion of our board of directors. We can terminate Mr. Ringstad’s employment with cause, or without cause upon at least thirty day’s written notice. In the event that Mr. Ringstad’s employment is terminated without cause, he will be eligible to receive (1) any earned but unpaid base salary through his last date of employment; (2) the value of any earned, but unused vacation days; (3) continued coverage under our company’s benefits plan; and (4) an amount equal to six months of his annual base salary in effect immediately prior to his last date of employment.

In connection with our employment of Mr. Ringstad, effective as of April 10, 2006, we entered into an agreement with him for the purchase of the goodwill and extensive sales network of (i) Pacific Supreme Seafoods, a seafood trading company previously owned and operated by Mr. Ringstad; and (ii) any other companies Mr. Ringstad owns or with which he associates, which trade in seafood products, including without limitation, tilapia, shrimp, scallops and other products. The purchase price paid by us consisted of $250,000 plus another $300,000 paid in shares of our common stock, valued at 80% of the trading price of such shares on February 24, 2006. We believe that this goodwill and sales network acquisition will help us implement our long-term business plans to expand distribution of our tilapia, shrimp and other seafood products in the European Union and the United States, and to create brand awareness of our TILOVEYA™ brand.

Stock Incentive Plan

The purpose of our 2004 Stock Incentive Plan is to encourage and enable employees, directors and other persons upon whose judgment, initiative and efforts we largely depend upon, to acquire a proprietary interest in our company. Under the Stock Incentive Plan, our board of directors, or a stock option committee appointed by the board of directors, may grant stock options to purchase up to 250,000 shares of our common stock (subject to adjustment due to certain recapitalizations, reorganizations or other corporate events) to our key employees (including officers), directors and consultants. To date, all of the options available under the 2004 Stock Incentive Plan have been granted, and our ability to grant additional options will be subject to first obtaining board and Shareholder approvals. The per share exercise price of options granted under our 2004 Stock Incentive Plan will be not less than 100% of the fair market value per share of common stock on the date the options are granted. Our board of directors or a committee thereof administering the 2004 Stock Incentive Plan has discretion to determine what portions of any awards shall be granted as incentive stock options, or ISO’s, stock appreciation rights, or SAR’s, and non-statutory options, and is generally empowered to interpret the 2004 Stock Incentive Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. If any option expires, terminates or is cancelled without having been exercised, the shares subject to the option will again be available for issuance under the Stock Incentive Plan.

Our board of directors did not approve, and therefore, we did not make, any options/SAR grants during the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Jiahua Marine

On August 17, 2004, we entered into a purchase agreement, which we refer to as the Nutraceutical Purchase Agreement, with Sino-Sult Canada Limited, a Canadian limited liability company, or SSC, and Sealink Wealth Limited, or Sealink, a British Virgin Islands limited liability company and a wholly-owned subsidiary of SSC, whereby we acquired our subsidiary Jiahua Marine, a Chinese limited liability company then owned by Sealink. SSC is owned by Harry Wang Hua, Lillian Wang Li and Norbert Sporns, who are also our current directors and executive officers, as well as, collectively, the indirect beneficial owners of a majority of our capital stock. Harry Wang owns 51% and Lillian Wang Li owns 25%, with Norbert Sporns holding 24%.

We purchased SSC’s entire interest in Sealink, thereby acquiring Jiahua Marine, at a total purchase price of US$20,000,000. Under the terms of the Nutraceutical Purchase Agreement, we were to pay the purchase price to SSC through the issuance of 634,904 shares of our common stock, up to but not exceeding 19.9% of the outstanding shares of our common stock and valued at the time at US$8,888,655, and a convertible promissory note, valued at US$11,111,345. In accordance with the terms of the note, SSC converted the first US$100,000 of the note into 100,000 shares of our Series A preferred stock, US$0.001 par value per share, and thereafter the remaining principal amount of the note equal to US$11,011,345 into 786,625 shares of our common stock.

Family Relationships

Lillian Wang Li and Harry Wang Hua are brother and sister and Lillian Wang Li is married to Norbert Sporns. In addition, Wang Fu Hai is the uncle of Lillian and Harry.

Certain Distribution Arrangements

In connection with our recent employment of Trond Ringstad, our Executive Vice-President, Sales and Distribution, we entered into an agreement with him for the purchase of goodwill relating to his prior professional pursuits. Please see “Employment Agreements” for a description of this agreement.

Certain Relationship regarding this Offering

Andrew Intrater, our outside director, is a brother of a managing director of Ladenburg Thalmann & Co. Inc., which acts as an underwriter in this offering.

PRINCIPAL SHAREHOLDERS

The following table provides information known to us about the beneficial ownership of our common stock as of October 1 , 2007 for: (1) each person, entity or group that is known by us to beneficially own five percent or more of our common stock; (2) each of our directors (and former directors, as applicable); (3) each of our named executive officers (and former officers, as applicable) as defined in Item 402(a)(3) of Regulation S-K; and (4) our directors and executive officers as a group. To the best of our knowledge, each shareholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws or footnotes to this table are applicable.

The number of shares beneficially owned and the percent of shares outstanding are based on 8,039,632 shares outstanding as of October 1, 2007. Except as otherwise noted below, the address of each of the shareholders in the table is c/o HQ Sustainable Maritime Industries, Inc., Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101.

Name of Beneficial Owner(1)	Number of Owned	Percentage of Class Owned(1)	Total Votes Percentage(2)
The Tail Wind Fund Ltd(3)	882,897	9.9%	*
Red Coral Group Limited(4)	1,984,142	24.69%	1.84%
Sino-Sult Canada (S.S.C.) Limited(5)	1,431,529	17.79%	93.88%
Lillian Wang Li(6)	3,440,671	42.63%	95.72%
Norbert Sporns(7)	3,440,671	42.63%	95.72%
Harry Wang Hua(8)	3,440,671	42.63%	95.72%
Jean-Pierre Dallaire	10,000	*	*
Trond Ringstad	—	*	*
Jacques Vallée	1,706	*	*
Fred Bild	813	*	*
Daniel Too	7,423	*	*
All directors and executive officers as a group (8 persons)(9)	3,515,650	43.22%	95.74%

*	less than 1%

(1)	Based on (i)8,039,632 shares of our common stock issued at October 1, 2007; and (ii) 100,000 shares of our Series A preferred stock, each of which shares is convertible at the option of the holder into two shares of common stock, in each case outstanding as of October 1, 2007. Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicted by the following footnotes, the named individuals have sole voting and investment power with respect to the shares of stock beneficially owned.

(2)	Each shares of common stock has one vote and each share of Class A preferred stock has 1,000 votes on all matters presented to be voted upon by the holders of common stock.

(3)	Subject to the limitation set forth below, Tail Wind Fund Ltd.’s ownership consists of (i)850,000 shares of our common stock issuable upon conversion of the convertible promissory notes issued in the November 2006 private placement and (ii) 170,000 shares of our common stock issuable upon exercise of the warrants issued in the November 2006 private placement. According to the Schedule 13G filed by Tail Wind Fund Ltd. on November 16, 2006, Tail Wind Fund Ltd. disclaims beneficial ownership of any and all shares of our common stock that would cause its beneficial ownership to exceed 9.9% of the total issued and outstanding shares of our common stock. Accordingly, Tail Wind Fund Ltd., based on the 8,039,632 shares of our common stock outstanding on October 1, 2007, beneficially owns 882,897 shares of our common stock and disclaims beneficial ownership of 137,103 shares of our common stock. The address of Tail Wind Fund Ltd. is c/o Tail Wind Advisory and Management Ltd., 77 Long Acre, London WC2E 9LB, England.

(4)	Owner of record of the shares beneficially owned by Messrs. Sporns (24%), Wang (51%) and Ms. Wang (25%), through their ownership of the issued capital of Red Coral Group Limited in the same percentages and sharing the voting and investment power over the shares held thereby of record pursuant to that certain Shareholders Agreement (the “Shareholders Agreement”) to which Mr. Harry Wang, Ms. Lillian Wang Li and Mr. Norbert Sporns are parties. The address of Red Coral Group Limited is TrustNet Chambers Road, Road Town Tortola, British Virgin Islands.

(5)	Owner of record of shares of our common stock and an aggregate of 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock, all of which are beneficially owned by Messrs. Sporns (24%), Wang (51%) and Ms. Wang (25%), through their ownership of the issued capital of Sino-Sult Canada (S.S.C.) Limited in the same percentages and sharing the voting and investment power over the shares held thereby of record pursuant to the Shareholders Agreement. The address of Sino-Sult Canada (S.S.C.) Limited is 2500 Pierre Dupuy, Suite 512 Montreal Quebec, Canada H3C 4L1.

(6)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Ms. Wang owns 25% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held by each of these entities with Messrs. Sporns and Wang pursuant to the Shareholders Agreement. Ms. Wang disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of her pecuniary interest therein.

(7)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Mr. Sporns owns 24% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held each of these entities with Mr. Wang and Ms. Wang pursuant to the Shareholders Agreement. Mr. Sporns disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of his pecuniary interest therein.

(8)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Mr. Wang owns 51% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held each of these entities with Mr. Sporns and Ms. Wang pursuant to the Shareholders Agreement. Mr. Wang disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of his pecuniary interest therein.

(9)	For purpose of calculating the beneficial ownership of all directors and executive officers as a group, the number of shares held by Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited and beneficially held by Ms. Wang, Mr. Sporns and Mr. Wang is counted once.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001, and 10,000,000 shares of preferred stock, par value $.001.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issued upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders, except that a plurality is required for the election of directors. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors, and the holders of the remaining shares by themselves cannot elect any directors. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding, including but not limited to, the Series A preferred stock.

In January 2007 we effected a reverse stock split of a ratio of 1-for-20 and filed the amended certificate of incorporation. Our amended certificate of incorporation retains our authorized shares of common stock at 200,000,000 shares, and there was no change in the par value of the common stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value, and our board of directors has the authority, without further action by the shareholders, to issue such shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

Series A preferred stock

Of the 10,000,000 shares of preferred stock we are authorized to issue, 100,000 shares have been designated as Series A preferred stock and were issued and outstanding as of October , 2007. Each holder of shares of our Series A preferred stock is entitled to one thousand votes per share on all matters to be voted on by shareholders generally, including directors, voting as one class with the shareholders of our common stock; provided, however, that the vote or consent of the holders of at least a majority of the shares of Series A preferred stock then outstanding is required for us to (1) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A preferred stock either as to dividends or liquidation; (2) authorize, create or issue any class or series of our stock other than the common stock; (3) authorize any reclassification of the Series A preferred stock; (4) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by clauses (1) through (3) above; (5) amend our certificate of incorporation; and (6) enter into any disposal, merger or reorganization involving 20% of our total capitalization. The number of votes is not subject to adjustment in the event of a stock split, combination of shares or other reclassifications of the common stock.

The holders of our Series A preferred stock have an optional right to convert each share of Series A preferred stock into two shares of our common stock, subject to appropriate adjustments for subdivisions, reclassifications, combinations, dividends or distributions. Further, the holders of our Series A preferred stock have the right to receive cumulative dividends and a liquidation preference of $1.00 per each Series A preferred share, in each case, in preference to the holders of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, as stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds, which amounts are not available for the payment of dividends. As a result, we do not anticipate paying cash dividends on our common shares in the foreseeable future and we may not have sufficient funds to legally pay dividends.

Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant.

Securities Issued In Our Recent Financing

Financing in January 2006

In January 2006, we completed a financing transaction with a group of twenty one investors, pursuant to a related subscription agreement (the “Subscription Agreement”), dated as of January 25, 2006, between us and the investors. Pursuant to the Subscription Agreement, we issued to the investors, in reliance upon the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder, (1) convertible secured promissory notes, in the aggregate principal amount of $5,225,000; (2) Class A warrants to purchase shares of our common stock, at an adjusted exercise price of $6.00 per share; and (3) Class B warrants to purchase shares of our common stock, at an adjusted exercise price of $6.00 per share. One Class A warrant and one Class B warrant were issued to each investor for each two shares of our common stock that would have been issued by us on January 25, 2006 if each convertible secured promissory note had been fully converted at the rate of $6.00 per share on that date. In addition, we also issued warrants to purchase up to 87,083 shares of our common stock, at the exercise price of $6.00 per share and otherwise on terms similar to those of the Class B warrants, to Bursteine & Lindsay Security Corp., which acted as a finder (the “Finder”) in the financing transaction. We also agreed to pay the Finder (i) a fee of 10% of the proceeds we received from the sale of our convertible secured promissory notes, and (ii) a fee of 10% of the cash proceeds to be received by us from the exercise of the Class A and Class B warrants.

As required by the Subscription Agreement, we have registered with the SEC on a registration statement on Form SB-2 (the “Registration Statement”) the public resale of the shares of our common stock underlying the outstanding convertible secured promissory notes, Class A warrants and Class B warrants. The holders of such securities are also entitled under the terms of the Subscription Agreement to (i) demand registration rights, whereby on one occasion, for a period commencing 120 days after January 26, 2006, but not later than two years after that date, upon a written request from any record holder(s) of more than 50% of shares of our common stock issued or issuable pursuant to the conversion of the notes and/or exercise of the warrants, we may be required to prepare and file with the SEC a registration statement covering the public resale of all such securities; and (ii) piggyback registration rights in relation to any registration statement under the Securities Act (other than those on Forms S-4, S-8 or similar form), provided that such securities are not otherwise registered for resale pursuant to an effective registration statement. We have agreed to pay for all expenses of such registrations incurred by us (excluding all underwriting discounts and selling commissions applicable to the public resale of our securities by the investors).

Pursuant to the Subscription Agreement, we were subject to liquidated damages, payable in cash or, at our election, in registered shares of our common stock valued at the conversion price per share applicable at the time to the convertible secured promissory notes, to each investor, in the amount of 2% of each investor’s initial investment amount, for each calendar month or portion thereof if we did not file the Registration Statement within 30 calendar days from January 26, 2006, or if the Registration

Statement was not declared effective within 120 calendar days from January 26, 2006 (such date, the “Required Effective Date”). We are subject to similar liquidated damages if (i) we do not file a registration statement with the SEC pursuant to the exercise by the investors of their piggyback or demand registration rights described above, within 60 days after investors’ written request, or if such registration statement is not declared effective within 120 days of such request; or (ii) the Registration Statement does not cover a sufficient number of shares, whether prior to or after effectiveness of the Registration Statement. Notwithstanding the foregoing, we are not liable for liquidated damages to any investor if any event or delay results from such investor’s act or omission contrary to his or its obligations under the Subscription Agreement, or if such investor is able to transfer his or its securities under Rule 144(k). Because the Registration Statement was declared effective after the Required Effective Date, in August 2006 we paid to the investors in full the resulting liquidated damages in the amount of $66,500.

Pursuant to the provisions in the convertible secured promissory notes, if we issue our common stock, convertible securities or warrants, rights or options, and if we issue our common stock upon conversion of such convertible securities or exercise of such warrants, rights or options, at a price lower than the conversion price of the convertible secured promissory notes, the conversion price of the convertible secured promissory notes would be reduced to the issuance price upon such issuance. In addition, the exercise price of Class A warrants and Class B warrants may be reduced if we issue our common stock, convertible securities or warrants, rights or options at a price lower than the purchase price of the Class A warrants and Class B warrants. As a result of the terms on which we issued securities in the November 2006 financing described below, and based upon our understanding with investors in our January 2006 financing, the exercise price of each of the Class A and Class B warrants we issued in our January 2006 financing have been adjusted to equal $6.00.

Under the Subscription Agreement, the investors also have, until the Registration Statement has been effective for 365 days, subject to certain exceptions, the right of first refusal with respect to our issuance of debt obligations or our common stock or other securities, such as the offering pursuant to the registration statement of which this prospectus is a part. Further, during the term of the Class A and Class B warrants, and for as long as our convertible secured promissory notes are outstanding, and subject to certain limited exceptions, in the event we issue our common stock for a consideration less than the conversion price per share then in effect for the notes, or the exercise price per share then in effect for the warrants, such conversion price or exercise price will be reduced accordingly to such lower issuance price. Finally, the investors have a right to consent to the filing of the registration statement of which this prospectus is a part, until the expiration of the period defined as the sooner of (i) the Registration Statement having been current and available for use by the investors in connection with their resale of our securities for 180 days, or (ii) until all of our securities have been resold or transferred by the investors pursuant to Rule 144, without regard to volume limitations.

To secure our obligations under the Subscription Agreement and the convertible secured promissory notes, we and our non-U.S. subsidiaries entered into a security agreement, pursuant to which all such parties granted a security interest to the investors in their assets, inventory, equipment, property, products and equity interests owned or thereafter acquired, as collateral to secure such obligations thereunder.

In connection with the transactions contemplated by the Subscription Agreement, our directors and officers have agreed not to sell or transfer any of our stock, options or other convertible securities, subject to certain exceptions, until the sooner of (1) the end of the “Exclusion Period” defined as the sooner of (A) the registration statement relating to the resale of the common stock underlying the securities issued in the financing being current and available for use by the holders thereof for 180 days, and (B) until all such underlying shares of common stock have been resold or transferred pursuant to Rule 144(k) by the holders; or (2) until less than one-third of the initial issued principal amount of the convertible secured promissory notes is outstanding.

Financing in November 2006

In November 2006, we completed a financing transaction with two private investors (the “Purchasers”), pursuant to a related purchase agreement (the “Purchase Agreement”), dated as of November 8, 2006. Pursuant to the Purchase Agreement, we issued to the Purchasers, in reliance upon the exemption provided by Sections 4(2) and 4(6) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder, (1) convertible notes in the principal aggregate amount of $5,000,000 with an interest rate of 6.5% per annum (the “6.5% convertible notes”) due November 1, 2009 and (2) warrants to purchase an aggregate of up to 200,000 shares of our common stock. The 6.5% convertible notes are convertible into shares of our common stock at a per share conversion price of $5.00 per share. In connection with the Purchase Agreement, we agreed to pay The Tail Wind Fund Ltd. a non-refundable, non-accountable sum equal to $67,500 as and for legal and due diligence expenses incurred in connection with the Purchase Agreement.

Pursuant to the Purchase Agreement, we will not redeem those convertible secured promissory notes issued to the Purchasers on or about January 25, 2006 other than pro rata with the other holders of our convertible secured promissory notes issued on or about January 25, 2006.

In connection with the Purchase Agreement, we have agreed to list the shares underlying the 6.5% convertible notes and the warrants on the American Stock Exchange as promptly as possible, but no later than the date on which our shares of common stock are generally listed for trading on the American Stock Exchange, and, for so long as the convertible notes remain outstanding, we will continue to take all action necessary to continue the listing and trading of our common stock on the American Stock Exchange, on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market and comply with the applicable rules of such exchange or market, as applicable, to ensure the continued eligibility for trading of the shares underlying the convertible notes and the warrants.

In connection with the November 2006 financing, we have granted the Purchasers certain registration rights under a registration rights agreement. We have agreed to file a separate registration statement on Form SB-2, or on the same registration statement form of which this prospectus forms a part, for the public resale of the shares of our common stock underlying the outstanding 6.5% convertible notes and the warrants by the earlier of (a) four months following November 8, 2006, provided if the registration statement, of which this prospectus forms a part, is not filed prior to February 15, 2007, then March 31, 2007, (b) ten days following the abandonment or any significant postponement of, or any materials changes to the terms or manner of this offering, and (c) the date on which the registration statement, of which this prospectus forms a part, is filed.

The Purchasers are also entitled to demand registration rights for any additional securities, which are entitled to be included in the registration statement described in the immediately preceding paragraph but have not been included in such a registration statement. We have agreed to pay for all expenses of such registrations incurred by us (excluding all underwriting discounts and selling commissions applicable to the public resale of our securities by the investors).

We agreed to pay liquidated damages, in an amount equal to 2% of the sum of the aggregate principal amount then outstanding under the 6.5% convertible notes for each month (or portion thereof), if such registration statement is not filed pursuant to the registration rights agreement, provided that such liquidated damages, when combined with the other liquidated damages hereunder, shall not exceed 36% in the aggregate.

We also have agreed to pay liquidated damages in an amount equal to 2% of the sum of the aggregate principal amount then outstanding under the 6.5% convertible notes for each month (or portion thereof) if (A) the registration statement is not declared effective by the SEC within the earlier of (x) seven months following November 8, 2006, (y) three months following the filing date if this offering is abandoned or significantly postponed or delayed, or the terms or manner of this offering are materially changed, and (z) the fifth day following the date on which we are notified by the SEC that such registration statement will not be reviewed or is no longer subject to further review and comments, or the registration statement covering additional registrable securities is not declared effective by the SEC within three (3) months following demand of a Purchaser relating to the additional registrable securities to be covered thereby (or the fifth day following the date on which we are notified by the SEC that such registration statement will not be reviewed or is no longer subject to further review and comments), (B) after a registration statement has been declared effective by the SEC, sales cannot be made pursuant to such registration statement for any reason (including without limitation by reason of a stop order, or our failure to update the registration statement), (C) the registrable securities (or additional registrable securities after issuance and registration) are not listed or included for quotation on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, the American Stock Exchange or the OTC Bulletin Board or trading of the our common stock is suspended or halted thereon, or (D) we fail, refuse or are unable to timely issue unlegended certificates for such shares upon conversion of the 6.5% convertible notes or upon exercise of the warrants within ten days following a Purchaser’s written demand for issuance of such shares.

Under the terms of the Purchase Agreement, so long as any convertible notes are outstanding, the Purchasers have a right to participate in the non-public sale or offer of our equity securities under certain terms and conditions described in the convertible notes. The purchasers are entitled to anti-dilution protection with respect to their securities under the circumstances described in the November 2006 financing documents. In particular, the conversion price of the convertible notes and the exercise price of the warrants issued in the November 2006 financing may be reduced in accordance with a pre-determined fraction if we issue any common stock or convertible securities or any warrants or other rights to purchase our common stock, or directly or indirectly effectively reduce the conversion, exercise or exchange price for any outstanding convertible securities to a price lower than the greater of (i) the closing market price of the common stock on the trading day next preceding such issuance or (ii) the respective conversion price of the convertible notes and the exercise price of the warrants issued in the November 2006 financing.

Additional terms of the convertible secured promissory notes, Class A warrants, Class B warrants, and finder’s warrants we issued in this financing transaction and the 6.5% convertible notes are described below.

Potential Dilution from the November 2006 Financing

On July 19, 2007, we filed a registration statement on Form S-3 to register 1,614,077 shares of our common stock, including 1,250,000 shares issuable upon conversion of the 6.5% convertible notes, 250,000 shares issuable upon exercise of the warrants we issued in the November 2006 financing and 114,077 shares to be issued as a penalty payment for not filing such Form S-3 within the prescribed time period.

Since the conversion price of the 6.5% convertible notes is $5.00 and the exercise price of the warrants is $5.00, both of which are lower than the offering price of $9.73 in this offering, the conversion of the 6.5% convertible notes and the exercise of the warrants, together with the issuance of the shares of our common stock as a penalty payment, will result in immediate dilution to the new investors purchasing shares in this offering.

In addition, as of October 1, 2007, we are obligated to pay to the investors in the 2006 November Financing approximately $600,000 as liquidated damages as the registration statement on Form S-3 has not been declared effective and we may need to pay additional liquidated damages until the registration statement on Form S-3 becomes effective.

Warrants

The below table sets forth, as of October 1, 2007, the classes of our outstanding warrants and the number of shares of our common stock for which such warrants are exercisable:

Class of Warrants	Exercise Price	Expiration Date		Number of Shares Underlying Warrants
Class A	$6.00	January 25, 2009		43,750
Class B	$6.00	January 25, 2011		151,666
Class C	$8.40	April 23, 2009		105,825
Class D	$16.80	April 23, 2009		167,200
Stock Purchase Warrants(1)	$5.00	November 2011	(2)	200,000

Total				668,441

(1)	Consists of common stock purchase warrants not denominated as any particular series, which we granted in connection with the November 2006 financing.

(2)	5 years after the effectiveness of the reverse stock split in January 2007.

Terms of the Class A and Class B Warrants

The Class A and Class B warrants we issued in the January 2006 financing can be exercised at any time, and from time to time, during the period commencing upon closing of the financing and ending on (i) January 25, 2009, in the case of the Class A warrants, and (ii) January 25, 2011, in the case of the Class B warrants. The adjusted exercise price of the Class A warrants of $6.00 per share, and the adjusted exercise price of the Class B warrants of $6.00 per share, and the number of shares of common stock or other securities at the time issuable upon exercise of such warrants, in each case will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of the warrants on exercise any time after the consummation or effective date of such Reorganization (such date, the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the warrants prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised the warrants immediately prior thereto.

The Class A and Class B warrants can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants, and also not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants.

Terms of the Class C and Class D Warrants

On April 23, 2004, we entered into a stock purchase agreement (the “2004 Purchase Agreement”) with a group of eleven investors, pursuant to which such investors purchased, in a private placement, investment units (the “Units”), at a price of $34,000 per Unit, each Unit consisting of (i) ten thousand (10,000) shares of our common stock, (ii) four thousand (4,000) Class C common stock purchase warrants and (iii) four thousand (4,000) Class D common stock purchase warrants. The exercise price of the Class C warrants is $8.40 per share and the exercise price of the Class D warrants is $16.80 per share (as adjusted for each warrant from time to time as provided therein). Pursuant to these Series C and Series D warrants, all investors in the April 2004 private placement were entitled to purchase an aggregate of 304,000 shares of common stock. Westminster Securities Corp. (“Westminster”) acted as our placement agent in connection with the private placement described above. In consideration of these services, we agreed to grant to Westminster or its designees warrants representing the right to purchase in the aggregate up to the total of 3.8 Units, at $34,000 per Unit. Westminster’s designees, who are its officers, currently hold an aggregate 1,520 Class C warrants and 1,520 Class D warrants.

The Class C and Class D warrants expire on April 23, 2009, and can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants, and also not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants. We have registered with the SEC the public resale of the shares underlying the Class C and Class D warrants.

Common Stock Purchase Warrants Issued in the November 2006 Financing

The common stock purchase warrants issued in the November 2006 financing have identical terms with the other common stock purchase warrants not denominated as any particular series.

Convertible Secured Promissory Notes

In connection with the January 2006 financing transaction, we have issued convertible secured promissory notes in the aggregate principal amount of $5,225,000. These notes will mature on January 25, 2008. These notes accrue interest on the outstanding principal amount thereof at a rate per annum of eight percent (8%) from January 25, 2006 and are payable, in arrears, subject to the terms and conditions of the notes. The notes are subject to default interest of fifteen percent (15%) per annum following the occurrence and during the continuance of one of the enumerated events of default, such as failure to pay principal or interest, breach of covenants, representations or warranties, a money judgment against us, our subsidiary or any property or assets of the same, for more than $100,000 and not vacated for 45 days, delisting from OTC Bulletin Board, or any outstanding unpaid obligation in the amount of over $200,000. At the option of the holder, these notes are convertible into shares of our common stock, at a per share conversion price of $6.00, subject to adjustment as set forth in the notes and in the Subscription Agreement. After the occurrence of an event of default, the conversion price per share will be the lower of the rate of $6.00 per share of our common stock, or 75% of the volume weighted average price of the traded stock for the five (5) trading days preceding the notice of conversion received by us from the holders of the convertible notes.

At any time (i) while the Registration Statement is effective, and (ii) if there has not been an event of default or an event that could become an event of default (with the passage of time or the giving of notice), we have the right to notify the note holders of our intention to redeem by prepayment the outstanding principal amount of the notes (unless the holder thereof had earlier elected to convert the same into shares of our common stock), in whole or in part, by paying the note holders a sum equal to 120% of the principal amount to be redeemed, plus accrued but unpaid interest thereon and any other sums due and accrued to the holders. We must pay the redemption amount to the holders within 30 business days of the date of our redemption notice thereto; our failure to do so will result in an uncurable event of default.

Under the terms of the convertible secured promissory notes, we are required to repay the same on a monthly basis, commencing on April 25, 2006 and on the same date thereafter (each, a “Repayment Date”) until the outstanding principal amount and interest have been repaid in full. Subject to our right to elect to make these monthly payments (A) in cash (in an amount equal to 110% of the principal amount component of the monthly amount due and 100% of all other components of such monthly amount), or (B) in registered common stock valued at an applied conversion rate per share at the lower of (x) the rate of $6.00 per share of our common stock, or (y) 75% of the volume weighted average price of our traded common stock for the five (5) trading days preceding a notice of conversion, if any is given by the note holder to us following our notice thereto (in advance of each Repayment Date and pursuant to the provisions of the notes) of our intention to pay the monthly amount in shares of our common stock, on each Repayment Date we are required to make payments to the note holders in the amount of 4.545% of the initial principal amount of the outstanding notes, all interest accrued thereon through the Repayment Date and any other amounts then owing and unpaid with respect thereto. As of June 30, 2007, fifteen monthly repayments have been made: the first two repayments were made in cash while the others were made in shares of our common stock. The balance payable on the notes at that date was $87,519.

Terms of the 6.5% Convertible Notes

In connection with the November 2006 financing transaction, we have issued convertible notes in the aggregate principal amount of $5,000,000 with a conversion price of $5.00. These notes will mature on November 1, 2009 and accrue interest on the outstanding principal amount thereof at a rate per annum of six and one half percent (6.5%) from November 8, 2006, and are payable in arrears. The 6.5% convertible notes are subject to default interest equal to the lower of (i) of eighteen per cent (18%) per annum or (ii) the highest rate permitted by law.

The 6.5% convertible notes may be converted at any time at the option of the Purchasers, at a per share conversion price of $5.00, subject to adjustment as set forth in the 6.5% convertible notes and in the Purchase Agreement. In an event of default, a Purchaser may declare all of the then outstanding 6.5% convertible notes to be due and payable immediately. In the event of such acceleration, the amount due and owing to such a Purchaser shall be the greater of (1) 130% of the outstanding principal amount of the 6.5% convertible notes (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) Trading days immediately preceding such a Purchaser’s acceleration and (B) the applicable conversion rate of the 6.5% convertible notes.

Subject to the terms of the 6.5% convertible notes, we have the right to pay the interest accrued on the principal amount of the 6.5% convertible notes either in cash or in shares of our common stock. If we elect to pay any interest in cash, then we shall pay to the holder of the 6.5% convertible notes an amount equal to the amount of such interest. If we elect or are required to pay interest in shares of our common stock, the number of such shares shall be determined by dividing (x) the interest amount by (y) the market price as of the date of payment.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of our common stock commenced trading on May 17, 2007, on the American Stock Exchange (AMEX) under the symbol “HQS.”

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock, as reported by the OTC Bulletin Board. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. The prices set forth below have been adjusted for the reverse stock split of our common stock.

On October 1, 2007, the closing price per share of our common stock was $9.73 .

Fiscal Year Ended December 31	High	Low
2005 First Quarter (January 2005—March 2005)	$6.20	$4.20
Second Quarter (April 2005—June 2005)	$4.80	$2.80
Third Quarter (July 2005—September 2005)	$10.60	$2.40
Fourth Quarter (October 2005—December 2005)	$11.60	$5.80
2006 First Quarter (January 2006—March 2006)	$9.00	$5.20
Second Quarter (April 2006—June 2006)	$8.20	$5.00
Third Quarter (July 2006—September 2006)	$7.60	$5.20
Fourth Quarter (October 2006—December 2006)	$6.00	$3.80
2007 First Quarter (January 2007—March 2007)	$7.74	$4.00
Second Quarter (March 2007—June 2007)	$13.00	$7.50
Third Quarter (July 2007—September 2007)	$10.45	$8.25

Holders of Record

As of October 1 , 2007, we had 1,447 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Transfer Agent

The transfer agent of our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Roth Capital Partners is acting as the representative, has, severally, and not jointly, agreed to purchase from us on a firm commitment basis the number of the shares of our common stock offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares
Roth Capital Partners
Ladenburg Thalmann & Co. Inc.

Total	4,500,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the representative of the underwriters that the underwriters propose to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $ per share to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the common stock offered by this prospectus other than those covered by the over-allotment option, if any of these securities are purchased.

No action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount to be paid to the underwriters by us.

	Total, without over-allotment	Total, with over-allotment
Underwriting discount to be paid to the underwriters by us for the common stock	$	$

We have agreed to pay to the underwriters a non-accountable expense allowance equal to 1.5% of the gross proceeds from the sale of the shares of common stock offered by us of which $50,000 has been paid by us as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the shares offered hereby under the laws of the states designated by the underwriters, including expenses of counsel retained for this purpose by the underwriters. We estimate the expenses payable by us for this offering to be $            , including the underwriting discount, or $             if the underwriters’ over-allotment option is exercised in full.

We have agreed to sell to the underwriters, for an aggregate of $100, an option to purchase up to 450,000 shares of our common stock. This option is exercisable at any time, in whole or in part, during the four-year period commencing the first anniversary of the date of this prospectus at an exercise price of $             per share of common stock, 165% of the public offering price per share of common stock. We estimate the fair value of this option to be approximately $            ,000, which will be charged to additional paid in capital upon consummation of the offering as a direct cost of the transaction. Management estimated the fair value of the common stock and option at $             in the aggregate, based upon volatility of %, no dividend and a discount rate of %. During the first year following the date of this prospectus, the underwriters’ purchase option may not be sold, transferred, pledged or hypothecated, except that it may be assigned or transferred to any officer or partner of the option holder, the underwriter or selected dealer participating in this offering and any of their bona fide officers or partners (but not directors). Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise prices and number of securities issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at prices below the option’s exercise price.

Over-allotment option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to additional shares of our common stock at the public offering price, less the underwriting discount, set forth on the cover page of this ____ prospectus. The representative may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares on the same terms as those on which the other shares are being offered hereby.

Determination of offering price

The public offering price of the common stock was negotiated between us and the representative of the underwriters, based on the trading prior to the offering, among other things. Other factors considered in determining the price of the securities include the history and prospects of the company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Stabilization, short positions and penalty bids

The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities needed to close out the short position, the representative will consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which it may purchase the securities through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the representative is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange, the OTC Bulletin Board, in the over-the-counter market or on any trading market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

OUR ORGANIZATION WITHIN LAST FIVE YEARS

Our company was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, the name of Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China limited liability corporation, or HQOF. As a result of that transaction, HQOF became our main operating subsidiary.

In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc.

On May 19, 2004, in order to effect a reincorporation from Nevada to Delaware, Process Equipment, Inc., a Nevada corporation, was merged with and into HQ Sustainable Maritime Industries, Inc., a Delaware corporation. Prior to the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. had been a wholly-owned subsidiary corporation of Process Equipment, Inc. organized for the purposes of effecting the reincorporation. At the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. became the surviving entity of the merger pursuant to which the reincorporation was completed, as well as the registrant for reporting purposes under the federal securities laws. The merged entity is governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of HQ Sustainable Maritime Industries, Inc.

On August 17, 2004, Jade Profit Investment Limited, our wholly-owned subsidiary, acquired the minority equity interest equal to 15.58% that Jade did not already own in HQOF, our principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade had previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

See also “Certain Relationships and Related Transactions—Acquisition of Jiahua Marine” for a description of our acquisition of Jiahua Marine, our subsidiary, in August 2004.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, New York, New York. Certain legal matters will be passed on for the underwriters by Graubard Miller, New York, New York.

EXPERTS

Rotenberg & Company, LLP, an independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2006 and for the two years then ended that appear in this prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on its expertise in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2006 or any interim period.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•

on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•

reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The reports and other information filed by us may be inspected without charge at the public reference room of the SEC, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the reports and other information from the public reference room, upon the payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports and other information regarding registrants like us that file electronically with the SEC. You can inspect the reports and other information on this website.

This prospectus, which constitutes part of a registration statement on Form S-1 filed with the SEC, does not include all of the information, undertakings and exhibits included in such registration statement. Copies of the full registration statement can be obtained from the SEC as indicated above, or from us.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Page Numbers
Consolidated Audited Financial Statements:

Independent Auditors’ Report	F-2

Consolidated Balance Sheets as of December 31, 2006 and 2005	F-3 –F-4

Consolidated Statements of Income for the years ended December 31, 2006 and 2005	F-5

Consolidated Statements of Changes in Equity for the years ended December 31, 2006 and 2005	F-6 –F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005	F-8

Notes to Consolidated Financial Statements	F-9 –F-23

Independent Auditors’ Report	F-24

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-25 –F-26

Consolidated Statements of Income for the years ended December 31, 2005 and 2004	F-27

Consolidated Statements of Changes in Equity for the years ended December 31, 2005 and 2004	F-28 –F-29

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-30 –F-31

Notes to Consolidated Financial Statements	F-32 –F-43

Unaudited Interim Condensed Consolidated Financial Statements:

Unaudited Interim Condensed Consolidated Balance Sheets as of June 30, 2007 and December 31, 2006	F-44 –F-45

Unaudited Interim Condensed Consolidated Statements of Income and Comprehensive Income for the three-month and the six-month periods ended June 30, 2007 and 2006	F-46

Unaudited Interim Condensed Consolidated Statements of Cash Flows for the six-month periods ended June 30, 2007 and 2006	F-47

Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-48 –F-55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors

HQ Sustainable Maritime Industries, Inc. and Subsidiaries in State of Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board Standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Certified Public Accountants

Rochester, New York

March 19, 2007

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND 2005

ASSETS

	December 31, 2006	December 31, 2005
CURRENT ASSETS
Cash and cash equivalents	$11,389,375	$5,140,159
Trade receivables, net of provisions	17,957,521	8,550,358
Inventories	708,858	557,464
Prepayments	384,693	131,864
Due from related parties, net of provisions	—	526,195
Tax recoverable	—	83,514

TOTAL CURRENT ASSETS	30,440,447	14,989,554

OTHER ASSETS
Deferred tax	817,577	926,623
Deferred expenses	1,305,197	500,000

	2,122,774	1,426,623
PROPERTY, PLANT AND EQUIPMENT, NET	7,619,606	8,000,503
CONSTRUCTION IN PROGRESS	1,196,453	—
INTANGIBLE ASSETS	473,200	—

TOTAL ASSETS	$41,852,480	$24,416,680

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND 2005

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2006	December 31, 2005
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,822,510	$2,617,446
Bank loans	1,255,203	1,726,264
Taxes payable	175,160	73,245
Due to related parties	198,553	787,716
Due to directors	1,698,265	1,350,539
Current portion of promissory notes	1,227,672	—

TOTAL CURRENT LIABILITIES	8,377,363	6,555,210

OTHER LIABILITIES
Convertible promissory notes, net of discount	3,869,382	—

TOTAL LIABILITIES	12,246,745	6,555,210
SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 shares issued and outstanding	100	100
Common stock, $0.001 par value, 200,000,000 shares authorized, 6,416,856 (after reverse split) and 116,105,225 shares issued and outstanding as of December 31, 2006 and December 31, 2005 Respectively	6,417	116,105
Additional paid-in capital	25,441,626	15,574,752
Accumulated other comprehensive income	1,612,366	499,251
Retained earnings (Deficit)	(683,846)	(314,583)
Appropriation of retained earnings (reserves)	3,229,072	1,985,845

TOTAL SHAREHOLDERS’ EQUITY	29,605,735	17,861,470

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,852,480	$24,416,680

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
SALES	$39,095,403	$27,553,030
COST OF SALES	21,917,345	16,002,911

GROSS PROFIT	17,178,058	11,550,119
SELLING AND DISTRIBUTION EXPENSES	591,376	301,630
MARKETING AND ADVERTISING	4,547,615	3,623,107
GENERAL AND ADMINISTRATIVE EXPENSES	4,673,679	2,421,781
DEPRECIATION AND AMORTIZATION	1,029,672	961,295
(RECOVERY OF) PROVISION FOR DOUBTFUL ACCOUNTS	(706,514)	(340,627)

INCOME FROM OPERATIONS	7,042,230	4,582,933
FINANCE COSTS	5,183,567	360,782
OTHER EXPENSES	16,731	327,059

INCOME BEFORE INCOME TAXES	1,841,932	3,895,092
INCOME TAXES
CURRENT	825,418	333,092
DEFERRED	142,550	307,902

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	$873,964	$3,254,098

NET INCOME PER SHARE
– BASIC (AFTER REVERSE SPLIT)	$0.145	$0.633
– DILUTED (AFTER REVERSE SPLIT)	$0.145	$0.630

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC (AFTER REVERSE SPLIT)	6,009,682	5,138,218

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED (AFTER REVERSE SPLIT)	6,038,123	5,165,613

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock
	Share (after reverse split)	Par Value	Preferred Stock		Additional Capital
			Share	Par Value
Balance at January 1, 2005	95,055,123	$95,055	—	$—	$13,099,205

Issuance of common stock	21,050,102	21,050	—	—	2,375,647
Issuance preferred stock	—	—	100,000	100	99,900
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2005	116,105,225	$116,105	100,000	$100	$15,574,752

Adjustment of reverse split	(110,299,964)	(110,300)			110,300
Issuance of common stock and warrants	611,595	612	—	—	9,756,574
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2006	6,416,856	$6,417	100,000	$100	$25,441,626

The accompanying notes are an integral part of the consolidated financial statements

	Appropriation of retained earnings (reserves)	Accumulated other comprehensive income	Retained earnings (deficit)	Total
Balance at January 1, 2005	$1,146,316	$—	$(2,729,152)	$11,611,424

Issuance of common stock	—	—	—	2,396,697
Issuance of preferred stock	—	—	—	100,000
Net income for the year	—	—	3,254,098	3,254,098
Transfer to reserve	839,529	—	(839,529)	—
Foreign currency translation adjustment	—	499,251	—	499,251

Balance at December 31, 2005	$1,985,845	$499,251	$(314,583)	$17,861,470

Issuance of common stock and warrants	—	—	—	9,757,186
Net income for the year	—	—	873,964	873,964
Transfer to reserve	1,243,227	—	(1,243,227)	—
Foreign currency translation adjustment	—	1,113,115	—	1,113,115

Balance at December 31, 2006	$3,229,072	$1,612,366	$(683,846)	$29,605,735

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
OPERATING ACTIVITIES
Net income	$873,964	$3,254,098
Non-cash items:
Depreciation and amortization	1,029,672	961,295
Loss on disposal of property, plant and equipment	5,791	105,476
Financial and other non-cash services	5,887,249	—
Deferred income taxes	109,046	283,167
Change in non-cash working capital items:
Trade receivables, net of provisions	(9,407,163)	(3,116,268)
Inventories	(151,394)	(328,900)
Prepayments	(252,829)	(129,932)
Tax recoverable	185,429	71,334
Accounts payable and accrued expenses	1,205,064	(1,587,184)
Due to related parties	(62,968)	563,035
Due to directors	347,726	1,141,175

Cash flow (used in) from operating activities	(230,413)	1,217,296

INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(281,502)	(15,401)
Acquisition of deferred expenses	(983,060)	(500,000)

Construction in progress	(1,196,453)	—
Acquisition of intangible assets	(550,000)	—

Cash flow used in investing activities	(3,011,015)	(515,401)

FINANCING ACTIVITIES
Bank loans	(471,061)	(2,731,567)
Convertible promissory notes issued, net of cash repayments	9,112,554	—
Proceeds from issuance of common stock	32,300	2,141,275

Cash flow from (used in) financing activities	8,673,793	(590,292)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,432,365	111,603
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	816,851	477,051
Cash and cash equivalents, beginning of year	5,140,159	4,551,505

Cash and cash equivalents, end of year	$11,389,375	$5,140,159

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$227,543	$230,090

Taxes paid	$653,479	$260,749

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through cooperative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp, which are exported, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group is also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Jiahua Marine Bio-Product Company Limited (100% held subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries (“The Group”). All material inter-company accounts and transactions have been eliminated. The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

C. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings and leasehold improvement	10 - 40 years

Plant and machinery	5 - 10 years

Motor vehicles	5 years

Office equipment and furnishings	5 years

D. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2006 and 2005 due to the relatively short-term nature of these instruments.

E. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

G. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company conducts business with several related parties in the ordinary course of business. All transactions have been recorded at fair market value of the goods or services exchanged.

H. FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and remeasurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in shareholders’ equity.

The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

I. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

J. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 101, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

K. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

L. SEGMENTS

No geographical segment analysis is provided for the year ended December 31, 2006 and 2005, as less than 10% of consolidated revenue and less than 10% consolidated income from operations is attributable to the segment other than the Mainland China.

Business Segments for the year ended December 31, 2006

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$23,792,690	$15,302,713	$—	$39,095,403

General and administrative expenses	1,264,378	883,197	2,526,104	4,673,679
Depreciation and amortization	632,525	301,191	95,956	1,029,672
Selling and distribution expenses	233,641	357,735	—	591,376
Marketing and advertising	—	4,547,615	—	4,547,615
Finance costs	(10,201)	73,153	5,120,615	5,183,567
Provision/(recovery) of doubtful accounts	193,896	(900,410)	—	(706,514)
Income before income taxes	1,733,928	7,846,704	(7,738,700)	1,841,932
Income taxes	460,638	507,330	—	967,968
Net income/(loss) for the year	$1,273,290	$7,339,374	$(7,738,700)	$873,964

Segment assets	$24,019,621	$16,270,332	$1,562,527	$41,852,480

Segment liabilities	$1,810,912	$2,388,875	$8,046,958	$12,246,745

Business Segments for the year ended December 31, 2005

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$17,780,268	$9,772,762	$—	$27,553,030

General and administrative expenses	427,813	142,482	1,851,486	2,421,781
Depreciation and amortization	650,804	304,719	5,772	961,295
Selling and distribution expenses	157,570	144,060	—	301,630
Marketing and advertising	—	3,623,107	—	3,623,107
Finance costs	227,701	124,173	8,908	360,782
Provision/(recovery) of doubtful accounts	91,276	(431,903)	—	(340,627)
Income before income taxes	1,357,080	4,404,169	(1,866,157)	3,895,092
Income taxes	353,223	287,771	—	640,994
Net income/(loss) for the year	$1,003,857	$4,116,398	$(1,866,157)	$3,254,098

Segment assets	$14,212,919	$9,059,564	$1,144,197	$24,416,680

Segment liabilities	$3,070,504	$2,106,884	$1,377,822	$6,555,210

M. COMPREHENSIVE INCOME

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

N. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

O. SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred.

P. ADVERTISING COSTS

Advertising costs are expensed as incurred.

Q. NET INCOME PER COMMON SHARE

Net income per common share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

R. DEFERRED EXPENSES

Deferred expenses represent essentially (1) the unamortized portion of finders’ fees related to the convertible promissory notes issued in January and November 2006, and (2) payments to consultants in 2006 in regards to a financing estimated to be completed in 2007.

S. RECENT PRONOUNCEMENTS

Prior to January 1, 2005, we accounted for stock-based compensation to non-employees (directors, investors, consultants) in accordance with SFAS No. 123, ”Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost for all stock-based awards was measured at the grant date based on the value of the award and was recognized as expense over the service period for awards that were expected to vest.

Effective January 1, 2005, we adopted SFAS No. 123(R), “Share-Based Payment,” using the modified prospective application transition method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123(R) were materially consistent under our equity plans, the adoption of SFAS No. 123(R) did not have a significant impact on our financial position or our results of operations. Prior to our adoption of SFAS No. 123(R), benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 154 and believes that the impact on its consolidated financial statements is immaterial for the year ended December 31, 2006.

In November 2005, the FASB issued Staff Position (“FSP”) FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” This FSP is effective for reporting periods beginning after December 15, 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In November 2005, the FASB issued FSP FAS123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards.” This FSP requires an entity to follow either the transition guidance for the additional-paid-in-capital pool as prescribed in SFAS No. 123(R), ”Share-Based Payment,” or the alternative transition method as described in the FSP. An entity that adopts SFAS No. 123(R) using the modified prospective application may make a one-time election to adopt the transition method described in this FSP. An entity may take up to one year from the later of its initial adoption of SFAS No. 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. This FSP became effective in November 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 155 on its consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, de-recognition and measurement of uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. We do not expect the adoption of FIN 48 to have a material impact on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company beginning January 1, 2008. We are currently in the process of assessing the provisions of SFAS No. 157 and determining how this framework for measuring fair value will affect our current accounting policies and procedures and our financial statements. We have not determined whether the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for an employer with publicly traded equity securities as of the end of the first fiscal year ending after December 15, 2006. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, effective for fiscal years ending after December 15, 2008. As such, the Company is required to recognize the funded status of its defined benefit postretirement plan and to provide the required disclosures at the beginning of [the fiscal year ended June 30, 2009.] The Company is currently evaluating the impact of SFAS 158 on its financial statements.

4. TRADE RECEIVABLES

The Group’s trade receivables at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Trade receivables	$18,017,387	$9,287,360
Less: Allowance for doubtful accounts	59,866	737,002

	$17,957,521	$8,550,358

The activity in the Group’s allowance for doubtful accounts during the year ended December 31, 2006 and 2005 is summarized as follows:

	2006	2005
Balance at beginning of year	$737,002	$1,056,859
Less: recovery during the year	(706,514)	(340,627)
Exchange difference transfer to exchange reserve	29,378	20,770

Balance at end of year	$59,866	$737,002

5. PROPERTY, PLANT AND EQUIPMENT, NET

	2006	2005
Cost:
Buildings and leasehold improvements	$3,103,514	$2,884,010
Plant and machinery	8,784,507	8,336,665
Motor vehicles	83,642	55,993
Office equipment and furnishings	157,021	135,552

	12,128,684	11,412,220
Less: Accumulated depreciation:
Buildings and leasehold improvements	444,143	357,734
Plant and machinery	3,916,222	2,929,515
Motor vehicles	40,780	35,877
Office equipment and furnishings	107,933	88,591

	4,509,078	3,411,717

Property, plant and equipment, net	$7,619,606	$8,000,503

Depreciation expenses relating to property, plant and equipment was $952,872 and $961,295 for the years ended December 31, 2006 and 2005, respectively.

6. INVENTORIES

The Group’s inventories at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Raw materials	$62,560	$63,822
Work-in-progress	109,859	23,082
Finished goods	536,439	470,560

	$708,858	$557,464

7. PREPAYMENTS

The Group’s prepayments at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Advances to suppliers	$281,780	$1,888
Prepaid expenses	102,913	129,976

	$384,693	$131,864

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Accounts payable	$414,652	$273,101
Accrued expenses	3,407,858	2,344,345

	$3,822,510	$2,617,446

9. BANK LOANS

As at December 31, 2006, the Group has an expired loan from a bank in amount at $1,255,203 bearing an interest of 5.58% per annum. The Company has extended the maturity of this loan to April 18, 2007. The loan was secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

10. RELATED PARTY TRANSACTIONS

The net amounts due to related parties at December 31, 2006 and December 31, 2005 are non-interest bearing and are without terms of maturity. They consist mainly of net advances from shareholders of the Company and are shown in the current liabilities as management expects those advances to be repaid during the next year.

11. CONVERTIBLE PROMISSORY NOTES AND WARRANTS

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company’s Common Stock at a per share conversion price at the rate of $6.00 per share of Common Stock (after reverse split). The Company follows EITF 00-27, the issue 98-5 model in recording the convertible notes and warrants in its financial statements. The Notes accrue interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 and are payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

One Class A Warrant and one Class B Warrant were issued for each two shares of Common Stock which would be issued on the closing date of the transactions assuming the complete conversion of the Notes issued on the Closing Date at the rate of $6.00 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant is $7.00 (to be repriced at $6.00 in 2007). The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant is $8.00 ( to be repriced at $6.00 in 2007). The Class A Warrants are exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants are exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued certain Finders’ Warrants to purchase 1,741,667 shares of Common Stock (87,083 shares after reverse split) similar to and carrying the same rights as the Class B Warrants issued to the Investors.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(2) and Section 4(6) of the Securities Act, and/or Rule 506 of Regulation D.

The Company evaluated the convertible debt and warrants under the guide EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock”, with regards to the control over the form of ultimate settlement of the instruments. The Company classified the warrants as equity under the guide EITF 00-19. The related registration statement became effective on June 15, 2006.

Furthermore, effective November 8, 2006, the Company completed another financing transaction with a group of private investors for an amount of $5,000,000, bearing interest at 6.5% per annum. The financing consisted of two components: (a) promissory notes of the Company, in the principal aggregate amount of $5,000,000 due November 1, 2009 and (b) warrants registered in the name of each Investor to purchase an aggregate of up to 4,000,000 shares (200,000 after reverse split) of our Common Stock. The Notes are convertible into shares of the Company’s Common Stock at a per share conversion price of $0.25 per share ($5.00 after reverse split). The Warrants expire on the fifth 5th anniversary of the effective date of the reverse stock split. The exercise price to acquire a share of Common Stock is equal to the conversion price under the Notes, currently at the rate of $0.25 ($5.00 after reverse split) per share of Common Stock.

12. INCOME TAXES

HQOF, registered in the PRC, is subject to state and local income taxes within the PRC at the applicable tax rate as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to wholly-owned foreign enterprises. HQOF was subject to a tax rate of 7.5% for the years of 2003 to 2005. HQOF was entitled to a two-year tax free and a three-year half-tax holiday from 2001 commencing with its first profit-making year. Furthermore, the other wholly-owned subsidiary Jiahua Marine enjoys a two-year tax free and a three-year half-tax holiday from 2003 commencing with its first profit-making year. Jiahua Marine was subject to a tax rate of 7.5% up to December 2006. The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the year ended December 31, 2006 is as follows:

	HQOF	Jiahua Marine
Statutory tax rate	15.0%	15.0%
Tax holidays and concessions	—%	(7.5%)

Effective tax rate	15.0%	7.5%

The Group’s income before income taxes was comprised of the following for the year ended December 31, 2006 and 2005, respectively:

	2006	2005
United States	$(7,515,611)	$(1,657,206)
Canada	(187,602)	(203,521)
PRC	9,545,145	5,755,819

	$1,841,932	$3,895,092

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States or Canada. The provisions for income taxes for the years ended December 31, 2006 and 2005, respectively, are summarized as follows:

PRC only:
Current	$825,418	$333,092
Deferred	142,550	307,902

	$967,968	$640,994

Taxes recoverable(payable) as at December 31, 2006 and 2005 comprise the following:

	2006	2005
Balance at January 1	$10,269	$—
Income tax provided for the year	(825,418)	287,771
Income tax paid during the year	653,479	(215,428)
Exchange difference transfer to exchange reserve	(13,490)	902

Balance at December 31	$(175,160)	$73,245

13. DEFERRED TAX

Deferred tax assets as at December 31, 2006 and 2005 comprise the following:

	2006	2005
Balance at January 1	$926,623	$1,209,790
Deferred tax written off for the year	(142,550)	(307,902)
Exchange difference transfer to exchange reserve	33,504	24,735

Balance at December 31	$817,577	$926,623

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.

14. APPROPRIATION OF RETAINED EARNINGS (RESERVES)

The reserves are comprised of the following:

Statutory surplus reserve	$2,128,084	$1,299,266
Public welfare reserve	1,064,042	649,633
Capital reserve	36,946	36,946

	$3,229,072	$1,985,845

The reserves are disclosed separately in the statement of changes in equity as appropriation of retained earnings. Pursuant to the relevant laws and regulations of Wholly Owned Foreign Enterprises, the profits of the companies, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserves, as determined by the board of directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine (both wholly-owned foreign enterprises) are required to make annual appropriations to two reserves, consisting of the statutory surplus reserve and public welfare reserve . In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their net income, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

15. EMPLOYEE STOCK OPTION PLAN

In December 2004, our board of directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan to some of our executive officers and directors, who qualify as employees for valuation purposes, as well as to several of our employees. The following number of share options and related values are shown after giving effect to the reverse stock split that occurred in January 2007. Each of these new stock options have up to a ten-year term, are subject to the terms and conditions of the Plan, and have an exercise price of $5.60. Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 25,000 stock options; Lillian Wang, the Chairman of our board of directors, received 25,000 stock options; Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 25,000 stock options; and Fusheng Wang, director (who resigned in 2006) and Honorary Chairman and father of Ms. Wang, received 50,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 10,000 stock options. Mr. Dallaire’s options were vested in 2004 as to 50% of the grant , with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. Further, at the same date, our board of directors ratified grants of stock options to thirteen other employees of HQSM. These stock options were vested then as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our board of directors believes that these stock option grants will help our company to continue to attract, retain and motivate our employees, directors and executive officers. In connection with these grants, our board of directors reserved 250,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our board of directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

Information concerning the plan incentive and non-qualified stock options is as follows:

	Options Shares	Options Price Per Share
December 31, 2004 (Vested)	200,000	$5.60
Options vested	16,667	$5.60
Options cancelled/forfeited	—
Options exercised	10,000	$5.60
December 31, 2005 (Vested)	206,667	$5.60
Options vested	16,667	$5.60
Options canceled/forfeited	—
Options exercised	25,000	$5.60
December 31, 2006 (Vested)	198,334	$5.60

The table below summarizes information with respect to stock options outstanding as of December 31, 2006:

Exercise Price	Options Outstanding	Remaining Contractual Life	Options Exercisable	Exercise Price of Exercisable Options
$5.60	198,334	Up to June 2014	198,334	$5.60

The aggregate intrinsic value of the options outstanding as at December 31, 2006 is $39,667. Since no options were granted in 2005 and 2006, the weighted average fair value of options granted under the plan during fiscal years 2006 and 2005 was $NIL and $NIL, respectively.

The Company has ceased to follow Accounting Principles Board Opinion (APBO) No. 25 and related interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. The Company generally uses the straight-line method of amortization for stock-based compensation.

Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company’s net income and net income per share would have been increased to the following pro forma amounts:

	For the years ended December 31,
	2006	2005
Net income
As reported	$873,964	$3,254,098
Pro forma	$873,964	$3,254,098
Earnings per share, basic (after reverse split)
As reported	$0.145	$0.633
Pro forma	$0.145	$0.630

16. SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. The Group’s five largest customers accounted for 53.3% of the consolidated sales for the year ended December 31, 2006. Of those five customers, three are in excess of 10% of consolidated sales, 13.8%, 12.2% and 11.7% of consolidated sales, or an aggregate of 37.7%.

At December 31, 2006, approximately 46.45% of trade receivables were from trade transactions with the aforementioned five largest customers.

For the year ended December 31, 2005, the Group’s five largest customers accounted for 62.6% of the consolidated sales for the year. Of those five customers, three were in excess of 10% of consolidated sales, with 17.0%, 14.6% and 13.7% of the consolidated sales, or an aggregate of 45.3%.

At December 31, 2005, approximately 55.45% of trade receivables were from trade transactions with the aforementioned five largest customers.

17. WARRANTIES

The Group did not incur any warranty costs for both years ended December 31, 2006 and 2005.

18. COMMITMENTS AND CONTINGENCIES

A. CAPITAL COMMITMENTS

As of December 31, 2006, the Group has capital commitments amounting to $290,746 for upgrading and improving the marine bio and health product factory. For Feed Mill, the Group has capital commitments amounting to $256,164 for purchase of land use rights.

B. LEASE COMMITMENTS

The Company has entered into operating leases, for rental of office space and other services, which expire on different dates. The minimum future payments under these commitments for the next five years are as follows:

2007	$64,448
2008	64,448
2009	64,448
2010	64,448
2011	64,448
Thereafter	24,977

Total	$347,217

C. LEGAL PROCEEDINGS

The Company has been named as co-defendant in a lawsuit that has been brought by a debtor and its trustees against certain affiliates of the Company. The amount claimed is $1,500,000. The Company is vigorously defending this claim as it believes it is without merit. Consequently, no provision has been made in the financial statements in that respect.

Furthermore, on February 22, 2007, the Company was served in an action for recovery of consulting fees from a service supplier. The amount claimed by that supplier is $4.75 Million. The Company will vigorously defend this action as management believes it is without merit. Consequently, no provision has been made in the financial statements in that respect.

19. CAPITAL STRUCTURE

Common stock consists of authorized shares of 200,000,000 with a par value of $0.001 per share. Common stock issued and outstanding as of December 31, 2006 and 2005 was 6,416,856 (after reverse split) and 116,105,225 (5,805,261, after reverse split), respectively.

Preferred stock consists of authorized shares of 10,000,000 with a par value of $0.001 per share. Preferred shares amounting to 100,000 have been designated as Series A preferred stock. The Series A preferred stock is entitled to superior voting rights and is also convertible into common shares.

During the years ended December 31, 2006 and 2005, the Company issued 611,595 and 1,052,505 (after reverse split) common shares for net proceeds of $32,300 and $2,396,697, respectively. The amounts recorded in the accompanying financial statements are net of costs incurred in raising capital.

20. EARNINGS PER SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share (EPS) computation at December 31, 2006.

	2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income available to common shareholders	$873,964	6,009,682	$0.145
Effect of dilutive securities stock options issued to employees and investors	—	28,441	—

Diluted EPS
Net income available to common stockholders plus assumed conversions	$873,964	6,038,123	$0.145

21. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

22. SUBSEQUENT EVENTS

On January 31, 2007, the Company completed a 1-for-20 reverse stock split. The principal effect of the reverse stock split was to decrease the number of shares of common stock outstanding as of December, 2006 from approximately 128,337,120 shares to approximately 6,416,856 shares (not giving effect to rounding up to 100 shares where appropriate). The reduction in the number of outstanding shares affected the presentation of stockholders’ equity in our balance sheet. Its effect on the shareholders’ equity is already shown in the financial statements for the year ended December 31, 2006. Because the par value of the shares of our common stock did not change as a result of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, was reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, was increased by a number equal to the decrease in stated capital.

At the end of December 2006, the Company applied for listing on the American Stock Exchange, which listing became effective on May 17, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HQ Sustainable Maritime Industries, Inc.

and Subsidiaries in State of Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting

Oversight Board Standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Certified Public Accountants

Rochester, New York

March 23, 2006

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

ASSETS

	December 31, 2005	December 31, 2004
CURRENT ASSETS
Cash and cash equivalents	$5,140,159	$4,551,505
Trade receivables, net of provisions	8,423,127	5,406,172
Inventories	557,464	228,564
Prepayments	131,864	1,932
Due from related parties, net of provisions	526,195	388,506
Advances to employees	127,231	27,918
Tax recoverable	83,514	81,602

TOTAL CURRENT ASSETS	14,989,554	10,686,199

OTHER ASSETS
Deferred taxes	926,623	1,209,790
Deferred loan costs	500,000	—

	1,426,623	1,209,790
PROPERTY, PLANT AND EQUIPMENT NET	8,000,503	9,029,673

TOTAL ASSETS
	$24,416,680	$20,925,662

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2005	December 31, 2004
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,617,446	$4,204,630
Bank loans	1,726,264	4,457,831
Taxes payable	73,245	—
Due to related parties	787,716	86,994
Due to directors	1,350,539	209,361
Convertible Notes	—	255,422

TOTAL CURRENT LIABILITIES	6,555,210	9,214,238

OTHER LIABILITIES
Promissory note	—	100,000

TOTAL LIABILITIES	6,555,210	9,314,238
SHAREHOLDERS’ EQUITY
Preferred stock	100	—
Common Stock	116,105	95,055
Additional paid-in capital	15,574,752	13,099,205
Accumulated Other Comprehensive Income	499,251	—
Retained Earnings (Deficit)	(314,583)	(2,729,152)
Appropriation of Retained Earnings, (Reserves)	1,985,845	1,146,316

TOTAL SHAREHOLDERS’ EQUITY	17,861,470	11,611,424

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,416,680	$20,925,662

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
SALES	$27,553,030	$21,191,492
COST OF SALES	16,002,911	16,082,992

GROSS PROFIT	11,550,119	5,108,500
SELLING AND DISTRIBUTION EXPENSES	301,630	384,102
ADVERTISING	3,623,107	1,674,988
GENERAL AND ADMINISTRATIVE EXPENSES	2,421,781	3,031,941
DEPRECIATION	961,295	615,120
PROVISION FOR DOUBTFUL ACCOUNTS (RECOVERY)	(340,627)	(1,057,130)

INCOME FROM CONTINUING OPERATIONS	4,582,933	459,479
FINANCE COSTS	360,782	406,840
OTHER EXPENSES	327,059	282,229

INCOME/(LOSS) BEFORE INCOME TAXES	3,895,092	(229,590)
INCOME TAXES
CURRENT	333,092	—
DEFERRED	307,902	216,544

INCOME/(LOSS) BEFORE MINORITY INTEREST	3,254,098	(446,134)
MINORITY INTEREST	—	62,191

INCOME/(LOSS) ATTRIBUTABLE TO SHAREHOLDERS	$3,254,098	$(383,943)

NET INCOME/(LOSS) PER SHARE
BASIC AND DILUTED	$0.03	$(0.01)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING - BASIC	102,764,361	49,199,528

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING - DILUTED	103,312,264	49,199,528

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock		Preferred Stock		Additional Capital
	Share	Par Value	Share	Par Value
Balance at December 31, 2003	10,000	$100	—	$—	$12,731,114
Issued 25,000,000 common stock at $0.001 each	25,000,000	25,000	—	—	390,000
Net income for the period of four months	—	—	—	—	—
Shares of subsidiary eliminated in re-capitalization	(10,000)	(100)	—	—	—

Balance at April 30, 2004	25,000,000	25,000	—	—	13,121,114

Issued 70,055,123 common stock at $0.001 each	70,055,123	70,055	—	—	22,533,644
Net income for the period of eight month	—	—	—	—	—
Transfer to reserve	—	—	—	—	—
Capital reserve accrued during the period	—	—	—	—	—
Adjustment from acquisition of assets under cost basis	—	—	—	—	(22,555,553)

Balance at December 31, 2004	95,055,123	95,055	—	—	13,099,205

Issued 21,050,102 common stock at $0.001 each net of cost of raising capital	21,050,102	21,050	—	—	2,375,647
Issued 100,000 preferred stock at $0.001 each	—	—	100,000	100	99,900
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2005	116,105,225	$116,105	100,000	$100	$15,574,752

	Appropriation of retained earnings (reserves)	Accumulated other comprehensive income	Retained earnings (deficit)	Total
Balance at December 31, 2003	$957,656	$—	$(2,193,496)	$11,495,374
Issued 25,000,000 common stock at $0.001 each	—	—	—	415,000
Net income for the period of four months	—	—	(2,513,990)	(2,513,990)
Shares of subsidiary eliminated in re-capitalization	—	—	—	(100)

Balance at April 30, 2004	957,656	—	(4,707,486)	9,396,284

Issued 70,055,123 common stock at $0.001 each	—	—	—	22,603,699
Net income for the period of eight months	—	—	2,130,047	2,130,047
Transfer to reserve	151,713	—	(151,713)	—
Capital reserve accrued during the period	36,947	—	—	36,947
Adjustment from acquisition of assets under cost basis	—	—	—	(22,555,553)

Balance at December 31, 2004	1,146,316	—	(2,729,152)	11,611,424

Issued 21,050,102 common stock at $0.001 each net of cost of raising capital	—	—	—	2,396,697
Issued 100,000 preferred stock at $0.001 each	—	—	—	100,000
Net income for the year	—	—	3,254,098	3,254,098
Transfer to reserve	839,529	—	(839,529)	—
Foreign currency translation adjustment	—	499,251	—	499,251

	$1,985,845	$499,251	$(314,583)	$17,861,470

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$3,254,098	$(446,134)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	105,476	—
Goodwill adjusted for reorganization process	—	—
Depreciation	961,295	615,120
Provision for doubtful accounts (recovery)	(340,627)	(1,057,130)
(Increase)/decrease in assets:
Inventories	(328,900)	239,775
Trade receivables, net of provisions	(2,676,328)	3,977,348
Prepayment	(129,932)	300,820
Advances to employees	(99,313)	(27,918)
Deferred taxes	283,167	216,544
Increase/(decrease) in liabilities:
Accounts payables and accrued expenses	(1,587,184)	381,152
Deposit received from customers	—	(28,663)
Promissory notes	—	100,000
Tax payable	71,334	—

Net cash used in operating activities	(486,914)	4,270,914

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(15,401)	(1,065,042)
Capital expenditure	—	(5,966,633)
Purchase of minority interest from shareholders	—	162,904
Cash received from acquisition	—	1,205,193

Net cash used in investing activities	(15,401)	(5,663,578)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock, net of cost of raising capital	2,141,275	463,145
Received from directors	1,141,175	209,362
Received from related parties	563,035	498,943
Repayment of bank loans	(2,731,567)	(6,265,061)
Deferred loan guarantee	(500,000)	—

Net cash provided by financing activities	613,918	(5,093,611)

NET CHANGE IN CASH AND CASH EQUIVALENTS	111,603	(6,486,275)
EFFECT OF CHANGES IN EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	477,051	—
Cash and cash equivalents, beginning of period	4,551,505	11,037,780

Cash and cash equivalents, end of period	$5,140,159	$4,551,505

	2005	2004
SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$230,090	$313,881

Taxes paid	$260,749	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of promissory note to preferred stock	100,000	$—

Conversion of convertible notes to common stock	$255,422	$—

Common shares issued for services	$2,098,596	$—

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction. The Group is principally engaged in the vertically integrated business of aquaculture through cooperative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries (“The Group”). All material inter-company accounts and transactions have been eliminated. The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

C. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings and leasehold improvement	2.25	% - 9% (10 - 40 years)
Plant and machinery	9	% - 18% (5 - 10 years)
Motor vehicles	18	% (5 years)
Office equipment and furnishings	18	% (5 years)

The Company owns 4 fully depreciated vessels which have been taken out of service.

D. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2005 and 2004 due to the relatively short-term nature of these instruments.

E. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

G. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company conducts business with several related parties in the ordinary course of business. All transactions have been recorded at fair market value of the goods or services exchanged.

H. FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and remeasurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity. The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

I. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

J. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 101, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

K. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

L. SEGMENTS

No geographical segment analysis is provided for the year ended December 31, 2005 and twelve months ended December 31, 2004, as less than 10% of consolidated revenue and less than 10% consolidated income from operations is attributable to the segment other than the Mainland China.

Business Segment for the year ended December 31, 2005

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$17,780,268	$9,772,762	$—	$27,553,030

General and administrative expenses	427,813	142,482	1,851,486	2,421,781
Depreciation	650,804	304,719	5,772	961,295
Selling expenses	157,570	144,060	—	301,630
Advertising	—	3,623,107	—	3,623,107
Finance costs	227,701	124,173	8,908	360,782
Provision/(Recovery) of doubtful accounts	91,276	(431,903)	—	(340,627)
Income/(loss) before income taxes	1,357,080	4,404,169	(1,866,157)	3,895,092
Income taxes	353,223	287,771	—	640,994
Net income/(loss) for the year	$1,003,857	$4,116,398	$(1,866,157)	$3,254,098

Segment assets	$14,212,919	$9,059,564	$1,144,197	$24,416,680

Segment liabilities	$3,070,504	$2,106,884	$1,377,823	$6,555,210

Business segment for the year ended December 31, 2004

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$17,949,204	$3,242,288	—	$21,191,492

General and administrative expenses	2,260,417	—	771,524	3,031,941
Depreciation	523,688	87,184	4,248	615,120
Selling expenses	355,894	28,208	—	384,102
Advertising	—	1,674,988	—	1,674,988
Finance costs	162,403	50,088	194,349	406,840
(Recovery) of doubtful accounts	(1,057,130)	—	—	(1,057,130)
Income/(loss) before income taxes	1,337,752	1,005,557	(2,572,899)	(229,590)
Income taxes	216,544	—		216,544
Net income/(loss) for the year	$1,121,208	$1,005,557	$(2,572,899)	$(446,134)

Segment assets	$13,412,191	$7,452,718	$60,753	$20,925,662

Segment liabilities	$4,809,501	$2,932,717	$1,472,020	$9,214,238

M. COMPREHENSIVE INCOME/(LOSS)

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

N. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

O. SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred.

P. ADVERTISING COSTS

Advertising costs are expensed as incurred.

Q. NET INCOME PER COMMON SHARE

Net income per common share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

R. DEFERRED LOAN COST

Deferred loan costs represent deposits made to a potential guarantor that will be returned in the event the Company is not provided the loan guaranty

S. RECENT PRONOUNCEMENTS

Prior to January 1, 2005, we accounted for stock-based compensation to non-employees (directors, investors, consultants) in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost for all stock-based awards was measured at the grant date based on the value of the award and was recognized as expense over the service period for awards that were expected to vest.

Effective January 1, 2005, we adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective application transition method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123(R) were materially consistent under our equity plans, the adoption of SFAS No. 123(R) did not have a significant impact on our financial position or our results of operations. Prior to our adoption of SFAS No. 123(R), benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

In November 2005, the FASB issued Staff Position (“FSP”) FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock . This FSP is effective for reporting periods beginning after December 15, 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In November 2005, the FASB issued FSP FAS123(R)-3, Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP requires an entity to follow either the transition guidance for the additional-paid-in-capital pool as prescribed in SFAS No. 123(R), Share-Based Payment, or the alternative transition method as described in the FSP. An entity that adopts SFAS No. 123(R) using the modified prospective application may make a one-time election to adopt the transition method described in this FSP. An entity may take up to one year from the later of its initial adoption of SFAS No. 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. This FSP became effective in November 2005. We continue to evaluate the impact that the adoption of this FSP could have on our financial statements.

4. TRADE RECEIVABLES

The Group’s trade receivables at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Trade receivable	$9,160,129	$6,463,031
Less: Allowance for doubtful accounts	737,002	1,056,859

	$8,423,127	$5,406,172

The activity in the Group’s allowance for doubtful accounts during the year ended December 31, 2005 and twelve months ended December 31, 2004 is summarized as follows:

	2005	2004
Balance at beginning of year	$1,056,859	$829,716
Add: amount acquired from acquisition of Sealink	—	1,284,273
Less: recovery during the year	(340,627)	(1,057,130)
Exchange difference transfer to exchange reserve	20,770	—

Balance at end of year	$737,002	$1,056,859

5. PROPERTY, PLANT AND EQUIPMENT

	2005	2004
Cost:
Buildings and leasehold improvement	$2,884,010	$2,817,990
Plant and machinery	8,336,665	8,461,585
Motor vehicles	55,993	68,580
Office equipment and furnishings	135,552	126,470

	11,412,220	11,474,625
Less: Accumulated depreciation:
Buildings and leasehold improvement	357,734	273,479
Plant and machinery	2,929,515	2,050,400
Motor vehicles	35,877	55,228
Office equipment and furnishings	88,591	65,845

	3,411,717	2,444,952

Property, plant and equipment, net	$8,000,503	$9,029,673

Depreciation expenses relating to property, plant and equipment was $961,295 and $615,120 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively.

6. INVENTORIES

The Group’s inventories at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Raw materials	$63,822	$84,569
Work-in-progress	23,082	82,609
Finished goods	470,560	61,386

Total Inventories	$557,464	$228,564

7. PREPAYMENT

The Group’s prepayment at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Advances to suppliers	$1,888	$1,932
Prepaid expenses	129,976	—

Total	$131,864	$1,932

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Accounts payable	$273,101	$146,026
Accrued expenses	2,344,345	4,058,604

	$2,617,446	$4,204,630

9. BANK LOANS

As at December 31, 2005, the Group has an expired loan from bank at an amount of $1,726,264 bearing an interest of 7.56% per annum. As at the date of the report, the Group is in negotiation with the banker to extend the said loan and expects to have the loan extended for not less than one year to December 2006. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

10. INCOME TAXES

HQOF, registered in the PRC, is subject to state and local income taxes within the PRC at the applicable tax rate as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to wholly-owned foreign enterprises. HQOF was subject to a tax rate of 7.5% from the years of 2003 to 2005. HQOF was entitled to a two-year tax free and three-year half-tax holidays from 2001 commencing with its first profit-making year. Furthermore, the other wholly-owned subsidiary Jiahua Marine enjoys the two-year tax free and three-year half-tax holidays from 2003 commencing with its first profit-marking year. The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the year ended December 31, 2005 is as follows:

Statutory tax rate	15.0%
Tax holidays and concessions	(7.5%)

Effective tax rate	7.5%

The Group’s income/(loss) before income taxes was comprised of the following for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively:

	2005	2004
United States	$(1,657,206)	$(1,694,305)
Canada	(203,521)	(182,637)
PRC	5,755,819	1,647,352

	$3,895,092	$(229,590)

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States or Canada. The provisions for income taxes for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively, are summarized as follows:

	2005	2004
PRC only:
Current	$333,092	$—
Deferred	307,902	216,544

	$640,994	$216,544

Tax recoverable as at December 31, 2005 and 2004 comprise the following:

	2005	2004
Balance at January 1	$81,602	$81,602
Income tax provided for the period of twelve months	45,321	—
Income tax paid during the period of twelve months	(45,321)	—
Exchange difference transfer to exchange reserve	1,912	—

Balance at December 31	$83,514	$81,602

Tax payable as at December 31, 2005 and 2004 comprise the following:

	2005	2004
Balance at January 1	$—	$—
Income tax provided for the period of twelve months	287,771	—
Income tax paid during the period of twelve months	(215,428)	—
Exchange difference transfer to exchange reserve	902	—

Balance at December 31	$73,245	$—

11. DEFERRED TAX

Deferred tax assets as at December 31, 2005 and 2004 comprise the following:

	2005	2004
Balance at January 1	$1,209,790	$1,426,334
Deferred tax written off for the period of twelve months	(307,902)	(216,544)
Exchange difference transfer to exchange reserve	24,735	—

Balance at December 31	$926,623	$1,209,790

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.

12. APPROPRIATED RETAINED EARNINGS (RESERVES)

The reserve funds are comprised of the following:

	2005	2004
Statutory surplus reserve fund	$1,299,266	$739,580
Public welfare fund	649,633	369,790
Capital reserve	36,946	36,946

	$1,985,845	$1,146,316

The reserves are disclosed separately on the accompanying statements of stockholders’ equity and are considered an appropriation of retained earnings. Pursuant to the relevant laws and regulations of Wholly Owned Foreign Enterprises, the profits of the Company, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserve funds, as determined by the Board of Directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine (both wholly-owned foreign enterprises) are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

13. EMPLOYEE STOCK OPTION PLAN

In December 2004, our Board of Directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan to some of our executive officers and directors, who qualify as employees for valuation purposes, as well as to several of our employees. Each of these new stock options have up to a ten-year term, are subject to the terms and conditions of the Plan, and have an exercise price of $0.28. Specifically, Norbert Sporns, our Chief Executive Officer,

President and director, received 500,000 stock options. Lillian Wang, the Chairman of our Board of Directors, received 500,000 stock options. Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 500,000 stock options; and Fusheng Wang, our director, Honorary Chairman and father of Ms. Wang, received 1,000,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 200,000 stock options. Mr. Dallaire’s options were vested in 2004 as to 50% of the grant , with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. Further, at the same date, our Board of Directors ratified grants of stock options to thirteen other employees of HQSM. These stock options were vested then as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our Board of Directors believes that these stock option grants will help our company to continue to attract, retain and motivate our employees, directors and executive officers. In connection with these grants, our board of directors reserved 5,000,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our Board of Directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Norbert Sporns, Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

The Company has elected to follow Accounting Principles Board Opinion (APBO) No. 25 and related interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. The Company generally uses the straight-line method of amortization for stock-based compensation. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the following pro forma amounts:

	For the years ended December 31,
	2005	2004
Net income (loss)
As reported	$3,254,098	$(383,943)
Pro forma	$3,254,098	$(383,943)
Earnings per share
As reported	$0.03	$(0.01)
Pro forma	$0.03	$(0.01)

14. SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. The Group’s five largest customers accounted for 62.6% of the consolidated sales for the year ended December 31, 2005. Of those five customers, three are in excess of 10% of consolidated sales, with 17.0%, 14.6% and 13.7% of consolidated sales, or an aggregate of 45.3%.

At December 31, 2005, approximately 55.4% of trade receivables were from trade transactions with the aforementioned five largest customers.

15. WARRANTIES

The Group did not incur any warranty costs for the year ended December 31, 2005, and for the twelve months ended December 31, 2004.

16. COMMITMENTS AND CONTINGENCIES

A. A. CAPITAL COMMITMENTS

As of December 31, 2005, the Group has no significant capital commitments required for disclosure.

B. LEASE COMMITMENTS

The lease commitments of the Group as at December 31, 2005 and 2004 were as follows:

	2005	2004
Within 1 year	$20,645	$22,102
1-2 years	62,045	—
2-3 years	62,045	—
Over 3 years	183,755	—

Total	$328,490	$22,102

C. LEGAL PROCEEDINGS

The Group is not currently a party to any threatened or pending legal proceedings.

17. CAPITAL STRUCTURE

Common stock consists of authorized shares of 200,000,000 with a stated par value of $0.001 per share. Common stock issued and outstanding as of December 31, 2005 and 2004 was 116,105,225 and 95,055,123, respectively. Preferred stock consists of authorized shares of 10,000,000 with a par value of $0.001 per share.

Preferred shares amounting to 100,000 have been designated as Series A preferred stock. The Series A preferred stock is entitled to superior voting rights and is also convertible into common shares. During the years ended December 31, 2005 and 2004, the Company issued common shares amounting to 21,050,102 and 70,055,123 with net proceeds of $2,396,697 and $22,603,699, respectively. The amounts recorded in the accompanying financial statements are net of costs incurred in raising capital.

18. EARNINGS PER SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share (EPS) computation at December 31, 2005.

	2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Income available to common shareholders	$3,254,098	102,764,361	$.03
Effect of dilutive securities stock options issued to employees	—	547,903	—

Diluted EPS
Income available to common stockholders plus assumed conversions	$3,254,908	103,312,264	$.03

19. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.

The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

20. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (for comparative purposes only)

On August 17, 2004, HQSM and Sealink, as the parent and management company of Jiahua Marine Bio-products Company Limited. (“Jiahua Marine”), consummated a Purchase Agreement whereby HQSM acquired all of the issued and outstanding capital stock of Sealink at a consideration payable by HQSM in the following manner: (i) $8,888,655 in the form of 12,698,078 shares of HQSM’s common stock, $0.001 par value per share, to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 payable in the form of a convertible promissory note issued by HQSM to SSC. This note is included as Exhibit B to the Nutraceutical Purchase Agreement. The note accrued interest at the rate of 5% per annum and was converted into: (a) one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM’s Series A preferred stock, $0.001 par value per share, the proposed terms of which are described below and are fully subject to receipt of all necessary shareholder consents and approvals, and (b) the remaining principal amount of the note equal to US$11,011,345 into 15,730,493 shares of HQSM’s common stock. The note was converted upon completion of an audit of HQSM’s acquisition of Sealink and Jiahua Marine, performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

The Purchase Agreement is being accounted for as a recapitalization of Sealink whereby the historical financial information of Sealink becomes the historical financial information of the Registrant. The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Income for the twelve months December 31, 2004, has been prepared to reflect the acquisition as if it had occurred as of January 1, 2004.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

2004
(in thousands, except for per share information)
Sales	$26,126
Profit from operation	$776
Profit for the period of twelve months	$776

Weighted average outstanding number of shares as at December 31, 2004	69,770,366
Earnings per share	$0.01

21. SUBSEQUENT EVENT

On January 25, 2006, the Company issued convertible notes in the amount of $5,225,000, maturing January 25, 2008, to a group of private investors. After deducting commissions and other costs, the Company received net proceeds of $4,681,250. Those notes are convertible into shares of the Company’s common stock at a per share conversion price of $0.30. The notes shall accrue interest at 8% yearly. On February 24, 2006, the Company filed a form SB-2 related to the above convertible notes. That prospectus related to the resale by the selling stockholders of up to 49,637,499 shares of our common stock, including up to 17,416,666 (in addition to sufficient shares of common stock to cover a contractual obligation to register 175% of the number of shares of common stock underlying the convertible notes, equaling an aggregate total of 30,479,166 shares of common stock) underlying secured convertible notes in a principal amount of $5,225,000 and up to 19,158,333 shares of common stock issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at $0.30.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2007 (Unaudited)	December 31, 2006 (Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,807,120	$11,389,375
Trade receivables, net of provisions	17,350,433	17,957,521
Inventories	647,197	708,858
Prepayments	368,476	384,693

TOTAL CURRENT ASSETS	37,173,226	30,440,447

OTHER ASSETS
Deferred taxes	838,192	817,577
Deferred expenses	848,335	1,305,197

	1,686,527	2,122,774
PROPERTY, PLANT AND EQUIPMENT, NET	8,012,103	7,619,606

CONSTRUCTION IN PROGRESS	1,479,124	1,196,453

INTANGIBLE ASSETS	381,600	473,200

TOTAL ASSETS	$48,732,580	$41,852,480

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2007 (Unaudited)	December 31, 2006 (Audited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$4,556,531	$3,822,510
Bank loans	1,155,541	1,255,203
Tax payable	720,059	175,160
Due to related parties	152,490	198,553
Due to directors	1,671,031	1,698,265
Current portion of promissory notes	87,518	1,227,672

TOTAL CURRENT LIABILITIES	8,343,170	8,377,363

OTHER LIABILITIES
Convertible promissory notes, net of discount	3,403,328	3,869,382

TOTAL LIABILITIES	11,746,498	12,246,745

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 shares issued and outstanding	100	100
Common stock, $0.001 par value, 200,000,000 shares authorized, 8,033,073 and 6,416,856 shares issued and outstanding as of June 30, 2007 and December 31, 2006 respectively	8,033	6,417
Additional paid-in capital	32,692,274	25,441,626
Accumulated other comprehensive income	2,474,863	1,612,366
Retained earnings (deficit)	(1,834,583)	(683,846)
Appropriation of retained earnings (reserves)	3,645,395	3,229,072

TOTAL SHAREHOLDERS’ EQUITY	36,986,082	29,605,735

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$48,732,580	$41,852,480

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006 (Restated)	June 30, 2007	June 30, 2006 (Restated)
SALES	$13,660,698	$9,574,081	$21,510,428	$16,459,421
COST OF SALES	7,135,365	4,929,634	12,394,649	9,283,089

GROSS PROFIT	6,525,333	4,644,447	9,115,779	7,176,332
SELLING AND DISTRIBUTION EXPENSES	246,366	139,660	344,979	208,828
MARKETING AND ADVERTISING	1,263,891	1,067,690	2,507,977	2,180,425
GENERAL AND ADMINISTRATIVE EXPENSES	1,343,993	1,060,709	2,316,930	1,907,237
DEPRECIATION AND AMORTIZATION	313,397	238,948	608,082	473,396
(RECOVERY OF) DOUBTFUL ACCOUNTS	284,441	(265,905)	506,241	(81,975)

INCOME/(LOSS) FROM OPERATIONS	3,073,245	2,403,345	2,831,570	2,488,421
FINANCE COSTS	1,545,397	1,433,359	2,813,602	2,607,301
OTHER (INCOME)/EXPENSES	(4,850)	6,722	(14,047)	42,889

INCOME/ (LOSS) BEFORE INCOME TAXES	1,532,698	963,264	32,015	(161,769)
INCOME TAXES
CURRENT	700,617	286,498	766,429	369,883
DEFERRED	—	35,398	—	70,283

NET INCOME/(LOSS) ATTRIBUTABLE TO SHAREHOLDERS	832,081	641,368	(734,414)	(601,935)
OTHER COMPREHENSIVE INCOME
FOREIGN CURRENCY TRANSLATION LOSS	9,019	6,570	14,626	15,920

COMPREHENSIVE INCOME (LOSS)	$823,062	$634,798	$(749,040)	$(617,855)

NET INCOME/(LOSS) PER SHARE
BASIC (AFTER REVERSE SPLIT)	$0.110	$0.109	$(0.103)	$(0.103)

DILUTED (AFTER REVERSE SPLIT)	$0.102	$0.109	$(0.103)	$(0.103)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC (AFTER REVERSE SPLIT)	7,556,129	5,867,467	7,120,337	5,855,135

DILUTED (AFTER REVERSE SPLIT)	8,792,712	5,867,467	7,120,337	5,855,135

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Unaudited)

	2007	2006 (Restated)
OPERATING ACTIVITIES
Net loss	$(734,414)	$(601,935)
Non-cash items :
Depreciation and amortization	608,082	473,396
Loss on disposal of fixed assets		2,350
Financial and other non-cash services	2,212,508	6,215,458
Change in non–cash working capital items:
Inventories	61,661	(1,625,810)
Trade receivables, net of provisions	607,088	(2,923,028)
Prepayments	16,217	(283,686)
Deferred taxes		57,174
Accounts payables and accrued expenses	734,021	(474,432)
Advance from employees		75,854
Taxes (recoverable)/payable	544,899	239,420

Cash flow used in operating activities	4,050,062	1,154,761

INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(706,021)	(82,951)
Construction in progress	(282,671)	—

Cash flow used in investing activities	(988,692)	(82,951)

FINANCING ACTIVITIES
Cash proceeds from issuance of common stock	4,075,000	—
Convertible promissory notes issued, net of cash repayments	—	4,512,571
Due (to)/from directors	(27,234)	210,278
Receipts/(repayment) from/(to) related parties	(46,063)	(222,958)
Bank loan repayments	(99,662)	(423,388)
Deferred expenses	122,677	(4,086,893)

Cash flow from financing activities	4,024,718	(10,390)

NET CHANGE IN CASH AND CASH EQUIVALENTS	7,086,088	1,061,420
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	331,657	347,816
Cash and cash equivalents, beginning of period	11,389,375	5,140,159

Cash and cash equivalents, end of period	$18,807,120	$6,549,395

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$114,758	$20,569

Taxes paid	$714,490	$121,538

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for services	$158,000	$195,000

The accompanying notes are an integral part of the financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

JUNE 30, 2007

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements of HQ Sustainable Maritime Industries, Inc. (HQSM) have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10–Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2006 was derived from the audited consolidated financial statements included in the Company’s Annual Report Form 10–KSB. These interim financial statements should be read in conjunction with that report.

NOTE 2 - NATURE OF COMPANY

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly–owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly–owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSB being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino–Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio–Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio–products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly–owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through co–operative supply agreements, ocean product harvesting, and processing and sales of farm–bred and ocean harvested aquatic products. The principal products of HQOF are cross–bred hybrid of tilapia and white–legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio–products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio–Product Company Limited (100% hold subsidiary of Sealink) is Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

NOTE 3 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4 - EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed by adjusting the weighted average common shares outstanding assuming conversion of all potentially dilutive convertible securities.

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at June 30, 2007 and December 31, 2006 due to the relatively short-term nature of these instruments.

NOTE 6 - INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

The inventories at June 30, 2007 and December 31, 2006 are summarized as follows:

	June 30, 2007	December 31, 2006
Raw materials	$116,805	$62,560
Work-in-progress	137,740	109,859
Finished goods	392,652	536,439

	$647,197	$708,858

NOTE 7 - FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in shareholders’ equity.

The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. Income and expenditures are translated at the average exchange rate of the quarter.

	2007	2006
Quarter end RMB : US$ exchange rate	7.6155	7.9925
Average quarterly RMB : US$ exchange rate	7.6748	7.9925

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

NOTE 8 - INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company’s subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF and Jiahua Marine were subject to a tax rate of 15% and 15%, respectively, during this quarter. HQOF and Jiahua Marine were entitled to a two–year tax exempted and a three–year half tax rate holiday from 2001 and 2002 commencing with the first profit–making year, respectively.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for this quarter is as follows:

	HQOF	Jiahua Marine
Statutory tax rate	15.0%	15.0%
Tax holidays and concessions	—	—

Effective tax rate	15.0%	15.0%

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.

NOTE 9 - BANK LOANS

The outstanding bank loan is renewed until April 18, 2008, at a rate of approximately 6.4% per annum. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

NOTE 10 - CONVERTIBLE PROMISSORY NOTES AND WARRANTS

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company’s Common Stock at a per share conversion price at the rate of $6.00 per share of Common Stock. The Company follows EITF 00–27, the issue 98–5 model in recording the convertible notes and warrants in its financial statements. The Notes are accruing interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 payable in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, up to January 25, 2008.

One Class A Warrant and one Class B Warrant were issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Notes issued on the Closing Date at the rate of $6.00 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A or B Warrant shall be $6.00 . The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued certain Finders’ Warrants to purchase 87,083 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(2) and Section 4(6) of the Securities Act, and/or Rule 506 of Regulation D.

The Company evaluated the convertible debt and warrants under the guide EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock”, with regards to the control over the form of ultimate settlement of the instruments. The Company classified the warrants as equity under the guide EITF 00-19. The related registration statement became effective on June 15, 2006.

Furthermore, effective November 8, 2006, the Company completed another financing transaction with a group of private investors for an amount of $5,000,000, bearing interest at 6.5% per annum. The financing consisted of two components: (a) promissory notes of the Company, in the principal aggregate amount of $5,000,000 due November 1, 2009 and (b) warrants registered in the name of each Investor to purchase an aggregate of up to 200,000 shares of our Common Stock. The Notes are convertible into shares of the Company’s $0.001 par value Common Stock at a per share conversion price of $5.00 per share. The Warrants expire on the fifth (5th) anniversary of the effective date of the reverse stock split. The exercise price to acquire a share of Common Stock is equal to the Conversion Price under the Notes, currently at the rate of $5.00 per share of Common Stock.

NOTE 11 - SEGMENTS

No geographical segment analysis is provided for the three months and six months ended June 30, 2007 and 2006, respectively, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segments other than the Mainland China.

Business segments for the three months ended June 30, 2007

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$8,837,657	$4,823,041	$—	$13,660,698

General and administrative expenses	149,712	60,726	1,133,555	1,343,993
Depreciation and amortization	167,888	92,396	53,113	313,397
Selling and distribution expenses	101,190	145,176	—	246,366
Marketing and advertising	—	1,263,891	—	1,263,891
Finance costs	(1,461)	14,949	1,531,909	1,545,397
Doubtful accounts	7,319	277,122	—	284,441
Income/(loss) before taxes	2,074,780	2,271,228	(2,813,310)	1,532,698
Income taxes	307,834	406,655	(13,872)	700,617
Net Income/(loss) for the period	1,766,946	1,864,573	(2,799,438)	832,081

Segment assets	$27,640,829	$18,862,142	$2,229,609	$48,732,580

Segment liabilities	$2,263,566	$2,631,667	$6,851,265	$11,746,498

Business segments for the three months ended June 30, 2006
	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$5,630,062	$3,944,019	$—	$9,574,081

General and administrative expenses	210,719	195,185	654,805	1,060,709
Depreciation and amortization	156,670	78,542	3,736	238,948
Selling and distribution expenses	56,579	86,081	—	139,660
Marketing and advertising	—	1,067,690	—	1,067,690
Finance costs	(2,427)	17,505	1,418,281	1,433,359
(Recovery of) Doubtful accounts	(10,105)	(255,800)	—	(265,905)
Income/(loss) before taxes	828,961	2,211,125	(2,076,822)	963,264
Income taxes	163,571	148,325	10,000	321,896
Net income (loss) for the period	665,390	2,062,800	(2,086,822)	641,368

Segment assets	$16,645,537	$11,706,989	$2,759,791	$31,112,317

Segment liabilities	$2,820,591	$2,019,810	$2,341,670	$7,182,071

Business segments for the six months ended June 30, 2007

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$14,467,901	$7,042,527	$—	$21,510,428

General and administrative expenses	276,355	124,642	1,915,933	2,316,930
Depreciation and amortization	333,583	168,273	106,226	608,082
Selling and distribution expenses	157,527	187,452	—	344,979
Marketing and advertising	—	2,507,977	—	2,507,977
Finance costs	(6,956)	26,409	2,794,149	2,813,602
Doubtful accounts	5,085	501,156	—	506,241
Income/(loss) before taxes	2,514,090	2,419,448	(4,901,523)	32,015
Income taxes	341,410	438,891	(13,872)	766,429
Net Income/(loss) for the period	2,172,680	1,980,557	(4,887,651)	(734,414)

Segment assets	$27,640,829	$18,862,142	$2,229,609	$48,732,580

Segment liabilities	$2,263,566	$2,631,667	$6,851,265	$11,746,498

Business segments for the six months ended June 30, 2006

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$10,303,560	$6,155,861	$—	$16,459,421

General and administrative expenses	366,285	217,806	1,323,145	1,907,237
Depreciation and amortization	310,593	156,470	6,333	473,396
Selling and distribution expenses	103,086	105,742	—	208,828
Marketing and advertising	—	2,180,425	—	2,180,425
Finance costs	816	47,983	2,558,502	2,607,301
Doubtful accounts (Recovery)	161,853	(243,828)	—	(81,975)
Income/(loss) before taxes	908,732	2,817,458	(3,887,959)	(161,769)
Income taxes	235,309	194,857	10,000	440,166
Net income (loss) for the period	673,423	2,622,601	(3,897,959)	(601,935)

Segment assets	$16,645,537	$11,706,989	$2,759,791	$31,112,317

Segment liabilities	$2,820,591	$2,019,810	$2,341,670	$7,182,071

NOTE 12 - CAPITAL COMMITMENT

As of June 30, 2007, there were capital commitments amounting to $65,656 for the purchase of land use rights and $25,474 for purchase of motor vehicles in Feedmill.

NOTE 13 - RECENT PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. Management does not believe this standard to have a significant impact on its consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. Management does believe this standard to have a significant impact on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109) (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, de–recognition and measurement of uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. Management does not believe the adoption of FIN 48 to have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company beginning January 1, 2008. We are currently in the process of assessing the provisions of SFAS No. 157 and determining how this framework for measuring fair value will affect our current accounting policies and procedures and our financial statements. We have not determined whether the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for an employer with publicly traded equity securities as of the end of the first fiscal year ending after December 15, 2006. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year–end statement of financial position, effective for fiscal years ending after December 15, 2008. As such, the Company is required to recognize the funded status of its defined benefit postretirement plan and to provide the required disclosures at the beginning of the fiscal year ended June 30, 2009. The Company is currently evaluating the impact of SFAS 158 on its financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This Statement applies to all entities, including not-for-profit organizations. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

NOTE 14 - LEGAL PROCEEDINGS

With the exception of the proceeding described below, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations.

On June 1, 2006, a complaint was filed by Bank of China in the Superior Court (Commercial Division) in Quebec, Canada, against certain affiliates of our company in which we were named as a co-defendant in this lawsuit. This lawsuit has been terminated by an “Agreement of receipt, mutual release and discharge” signed on May 14, 2007, which was filed with the Superior Court (Commercial Division) in Quebec, Canada. The lawsuit was settled for an amount paid by the Directors of the Company and had no material impact on the Company.

Furthermore, on February 22, 2007 Stag Management Canada Ltd. served an action for recovery of “consulting fees” against HQ Sustainable Maritime Industries Inc, based upon a service agreement. The action was filed in the Quebec Superior Court. The claim is for the sum of US$ 4.75 Million. We will vigorously defend this action as management believes it is without merit. Consequently, no provision has been made in the financial statements in that respect.

The company is in an arbitration proceeding with an advisor of one of its subsidiaries concerning a dispute regarding certain expenses reimbursements and fees.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

4,500,000 shares of Common Stock

PROSPECTUS

Roth Capital Partners	Ladenburg Thalmann & Co. Inc.

                    , 2007

Until                     , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in the offering, may be required to deliver a prospectus.

This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$1,751
NASD Filing Fee
Printing and engraving expenses	100,000
Accounting fees and expenses	100,000
Legal fees and expenses	100,000
Blue sky fees and expenses	50,000
Miscellaneous	100,000

Total	$451,751

Item 14.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our restated certificate of incorporation.

Section 145 of the Delaware General Corporation Law permits us to indemnify, under certain circumstances, any person acting on our behalf who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative for expenses related to such proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Our bylaws substantively provide that we will indemnify such persons to the fullest extent allowed by the Delaware General Corporation Law.

As permitted by the Delaware General Corporation Law, our bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM’s request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

The indemnification and advances of expenses provided in our bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

None of the share numbers in the following descriptions of the sales of unregistered securities reflect the reverse stock split effected in January 2007.

On March 17, 2004, in connection with the merger of all of Jade Profit Investment Limited, a British Virgin Islands limited liability corporation (“Jade”), into Process Equipment, Inc., we issued:

(a) 21,355,200 shares of our common stock to four shareholders, in a private placement under Section 4(2) of the Securities Act;

(b) warrants to acquire an additional 27,068,570 shares of newly-issued common stock to four shareholders. The warrants’ exercise price was $0.00 per share. The warrants were issued instead of shares due to the lack of sufficient authorized numbers of shares of common stock, which were issued after shareholders approval was obtained. The warrants were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. All of the warrants were exercised in full in May 2004 after the shareholders approved the increase of the authorized shares of common stock;

(c) we also agreed to issue, in a private placement under Section 4(2) of the Securities Act, 520,685 shares of our common stock to Westminster Securities Corp. (“Westminster”) or its designees, in consideration of this firm’s services as our financial advisor in connection with the merger; and

(d) we further agreed to issue, in a private placement under Section 4(2) of the Securities Act, 500,000 shares of our common stock to Lui Hung Yen, in consideration of Mr. Yen’s cancellation of an outstanding promissory note issued by Jade, our subsidiary, in the amount of US$256,410 and the release of Jade and our company by Mr. Yen of any and all claims relating to such note.

On April 21, 2004, we issued 38 Units, at a purchase price of $34,000 per Unit, all Units in the aggregate consisting of 7,600,000 shares of our common stock, 3,040,000 Class C common stock purchase warrants and 3,040,000 Class D common stock purchase warrants, to 10 accredited investors in a private placement for an aggregate purchase price of $1,292,000. These securities were sold in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. Westminster acted as our placement agent in connection with this transaction. In consideration of those services, we agreed to grant to Westminster or its designees a warrant (the “Agent Warrant”) representing the right to purchase up to 3.8 Units, each Unit consisting of 200,000 shares of our common stock, 80,000 Series C common stock purchase warrants and 80,000 Series D common stock purchase warrants. Westminster subsequently allocated the Agent Warrant and/or the securities covered thereby to three of its officers and one of its employees. The majority of those securities are being registered by us, for resale by Westminster’s designees, hereunder.

In April 2004, we issued a total of 4,121,337 shares of our common stock to three persons in a private placement, for an aggregate purchase price of $1,236,410. The shares were issued to two persons in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder, and to one remaining person, in reliance upon Regulation S.

On May 28, 2004, we issued 18,600 shares of our common stock (valued at $8,370) to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm. In consideration of the same services, we also issued 900 shares (valued at $405) to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth 1, Ltd. All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

On August 18, 2004, we entered into a Purchase Agreement (the “Nutraceutical Purchase Agreement”) with Sino-Sult Canada (SSC) Limited, a Canadian limited liability corporation (“SSC”), and Sealink Wealth Limited, a British Virgin Islands limited liability corporation (“Sealink”), whereby we acquired Sealink, SSC’s wholly owned subsidiary, on the terms and conditions specified therein. We paid the consideration for the acquisition of Sealink in the following manner:

(i) On August 27, 2004, $8,888,655 in the form of 12,698,078 shares of HQSM’s common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM’s common stock, on a fully-diluted basis, were delivered to SSC at closing; and

(ii) the remaining balance of $11,111,345 payable in the form of a convertible promissory note issued by HQSM to SSC. This note accrued interest at the rate of 5% per annum and was converted as follows: (a) the first one hundred thousand US Dollars (US$100,000) was converted into 100,000 shares of HQSM’s Series A preferred stock, $0.001 par value per share; and (b) in November 2004, the remaining principal amount of this note equal to US$11,011,345 was converted into 15,732,493 shares of our common stock.

All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

On August 31, 2004, we issued 35,411 shares of our common stock to three parties in consideration of $24,508. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In October 2004, we issued 570,351 shares of our common stock to nineteen parties in consideration of $217,340. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In November 2004, we issued 641,169 shares of our common stock to twenty-six parties in consideration of $177,737. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On November 18, 2004, we issued 89,285 shares of our common stock to our three independent non-executive directors, Jacques Vallée, Fred Bild and Daniel Too, in consideration of $25,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On December 1, 2004, we issued 18,600 shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered for us by that firm, amounting at $5,394. In consideration of the same services, we also issued 900 shares to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth 1 Ltd., in consideration of $261. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On December 1, 2004, we issued 520,685 shares of our common stock in the aggregate to John O’Shea, Henry S. Krauss, Daniel Luskind and Marika Xirouhakis, in consideration of their services rendered to us as financial advisors with respect to our reverse merger effected in the spring of 2004. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 22, 2004, we issued 18,750 shares of our common stock and 50,000 warrants to purchase shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm, amounting to a value of $6,562. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

In December 2004, we issued 919,964 shares of our common stock to twenty-nine parties in consideration of $285,286. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In January 2005, we issued 124,167 shares and 240,000 shares of our common stock, respectively, to Lucky Ventures Resources Limited (in consideration of the financial consultant services rendered to us by that firm) and to Paul Courteau (in consideration of the consultant service rendered to us by him). All of these shares were issued pursuant to the exemption provided in Section 4(2) of the Securities Act for a transaction not involving a public offering.

In February 2005, we issued 1,051,969 shares of our common stock to thirty six parties, in consideration of $305,114. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In February 2005, we issued 53,571 shares of our common stock to three independent non-executive directors Jacques Vallée, Fred Bild and Daniel Too in consideration of $15,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In March of 2005, we issued 1,600,029 shares of our common stock to sixty two parties, in consideration of $440,116. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In April 2005, we issued 148,000 shares to Lucky Ventures Resources Limited, in consideration of the financial consulting services rendered to us, for which fees of $51,800 were due. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In April 2005, we issued 1,174,643 shares of our common stock to thirty two parties, in consideration of $267,834. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In May 2005, we issued 319,153 shares of our common stock to eight parties for a gross consideration of $64,065. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In June 2005, we issued 394,869 shares of our common stock to ten parties for a gross consideration of $68,426. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In June 2005, we issued 99,999 shares of our common stock to our three independent non-executive directors, Jacques Vallée, Fred Bild and Daniel Too, in consideration of $15,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In July 20, 2005, we issued 1,000,000 shares of our common stock to Andrea Cortellazi and Proactive Computer Services Inc. in consideration of guarantee services on loans rendered to us by those parties, amounting to $180,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In July 2005, we issued 989,252 shares of our common stock to twenty five parties, in consideration of $158,265. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In August 2005, we issued 601,409 shares of our common stock to fifteen parties for a gross consideration of $95,043. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On August 22, 2005, we issued 1,200,000 shares to Lucky Ventures Resources Limited in consideration of financial consulting services rendered to us by that firm valued at $230,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In September 2005, we issued 465,343 shares of our common stock to twelve parties for a gross consideration of $90,820. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On September 20, 2005, we issued 3,300,000 shares of our common stock to Wang Guoliang, Shui Hong Enterprises Limited and Wu Zhi Quan in consideration of consulting services rendered to us by those parties, amounting to $632,390. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In October 2005, we issued 187,567 shares of our common stock to 13 parties in consideration of $55,888. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On October 5, 2005, we issued 1,400,000 shares of our common stock to Huang Wen in consideration of consulting services rendered to us by him, amounting to $250,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On October 21, 2005, Lui Hung Yen exercised his conversion right with respect to the $255,422 convertible note in exchange for 1,500,000 of our shares of common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In November 2005, we issued 241,131 shares of our common stock to eight parties in consideration of $81,460. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On November 3, 2005, we issued 37,500 shares of our common stock to our three independent non-executive directors Jacques Vallee, Fred Bild and Daniel Too in consideration of $15,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 1, 2005, we issued 124,000 shares of our common stock to John Cheng in consideration of financial services rendered to us by him, amounting to $37,100. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 15, 2005, we issued 100,000 shares of our Series A preferred shares to Sino-Sult Canada (S.S.C.) Limited, in partial satisfaction of an outstanding promissory note for $100,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 20, 2005, we issued 1,500,000 shares of our common stock to Proactive Computer Services Inc. in consideration of financial services rendered to us, amounting to $180,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 31, 2005, we issued 1,000,000 shares of our common stock to Capital Power International Limited and Stag Management Canada Ltd., in consideration of guarantee services to be provided on potential loans, amounting to $130,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On January 25, 2006, we issued to a group of private investors (a) convertible secured promissory notes of our company, in the principal aggregate amount of $5,225,000, and (b) Class A and Class B Warrants to purchase shares of our common stock, registered in the name of each investor. All of these securities were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D and Regulation S promulgated thereunder.

On July 28, 2006, we issued 98,388 of our common stock (with an aggregate value of $30,000) to our three independent non-executive directors, Jacques Vallee, Fred Bild and Daniel Too, to satisfy our obligations to pay each such director an annual bonus in shares of our common stock pursuant to our independent non-executive director agreements with them. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On July 28, 2006, we issued 170,370 shares of our common stock to Proactive Computer Services Inc. in consideration of financial consulting services rendered to us by that party. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On July 31, 2006, we issued 176,600 shares of our common stock to Lucky Ventures Resources Limited in consideration of financial consulting services rendered to us by that company. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On November 4, 2006, we issued 17,857 shares to each of our three independent non-executive directors, Jacques Vallee, Fred Bild and Daniel Too, to satisfy our obligations to pay each such director an annual bonus in shares of our common stock pursuant to our independent non-executive director agreements with them. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On November 8, 2006, we issued to certain private investors (a) convertible promissory notes of our company, in the principal aggregate amount of $5,000,000, and (b) warrants to purchase an aggregate of up to 4,000,000 shares of our common stock, registered in the name of each investor. All of these securities were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

On December 5, 2006, we issued 128,898 shares of our common stock to Lucky Ventures Resources Limited in consideration of financial consulting services rendered to us by that company. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On May 16, 2007, we issued 813 shares to each of our three independent non-executive directors, Jacques Vallee, Fred Bild and Daniel Too, to satisfy our obligations to pay each such director an annual bonus in shares of our common stock pursuant to our independent non-executive director agreements with them. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

ITEM 16.	List of Exhibits.

The following exhibits are included as part of this Registration Statement.

Exhibit Index

Exhibit Number	Description
1	Form of Underwriting Agreement.*

3.1(a)	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.1(b)	Certificate of Amendment of Incorporation, dated January 3, 2007, of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on April 20, 2007).

3.2	Bylaws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

4.1	Process Equipment, Inc. 2004 Stock Incentive Plan (incorporated by reference to the Report on Form 14-C (SEC File Number 0-18980), filed with the SEC on April 28, 2004).

4.2	Form of Rights and Preferences of Preferred Stock (incorporated by reference to the Report on Form 14C (SEC File Number 0-18980), filed with the SEC on October 3, 2005).

5*	Opinion of Baker & McKenzie LLP.

10.1	Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), with the SEC on December 3, 2004).

10.2	Form of Option Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.3	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004).

10.4	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.5	Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.6	Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.7	Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.8	Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallée (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.9	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.10	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.11	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.12	Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004).

10.13	Employment Agreement, dated as of June 28, 2006, between HQ Sustainable Maritime Industries Inc. and Trond Ringstad (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.14	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.15	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.16	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.17	Form of Subscription Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors, exhibits attached (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on January 26, 2006).

10.18	Melbourne Tower Lease, dated November 22, 2005, between Doncaster Investments NV, Inc. and HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.19	Form of Stock Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006)

10.20	Form of Registration Rights Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors(incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006)

10.21	Form of Class C Warrant (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.22	Form of Class D Warrant(incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.23	Form of Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated November 8, 2006 (incorporated by reference to the Report on Form 8-K (SEC File Number 18980), filed with the SEC on November 13, 2006).

10.24	Form of Underwriters’ Purchase Option*

10.25	Contract for Land Use Rights Transfer between Hainan Hengtian Industry Co., Ltd and Hainan Yu Bao Feedstuff Co., Ltd. dated October 18, 2006 (incorporated by reference to Amendment No. 2 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on May 24, 2007).

10.26	Contract for Land Attachment Transfer between Hainan Hengtian Industry Co., Ltd and Hainan Yu Bao Feedstuff Co., Ltd. dated December 20, 2006. (incorporated by reference to Amendment No. 2 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on May 24, 2007).

21	Subsidiaries of HQSM.**

23.1	Consent of Rotenberg & Co. LLP.

23.2*	Consent of Baker & McKenzie LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page to this Registration Statement).

*	To be filed by amendment.

**	Previously filed

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, state of New York, on October 9, 2007.

Dated: October 9, 2007

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/s/ NORBERT SPORNS
Name:	Norbert Sporns
Title:	Chief Executive Officer, President and Director

Signature	Title	Date

/s/ NORBERT SPORNS Norbert Sporns	Chief Executive Officer, President and Director (Chief Executive Officer)	October 9, 2007

* Lillian Wang Li	Chairman of the Board, Secretary and Director	October 9, 2007

* Harry Wang Hua	Chief Operating Officer and Director	October 9, 2007

* Jean-Pierre Dallaire	Chief Financial Officer and Financial Controller (Principal Financial Officer)	October 9, 2007

* Jacques Vallée	Director	October 9, 2007

* Fred Bild	Director	October 9, 2007

* Daniel Too	Director	October 9, 2007

* Joseph I. Emas	Director	October 9, 2007

* Andrew Intrater	Director	October 9, 2007

*BY:	/s/ NORBERT SPORNS
Norbert Sporns
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
1	Form of Underwriting Agreement.*

3.1(a)	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.1(b)	Certificate of Amendment of Incorporation, dated January 3, 2007, of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on April 20, 2007).

3.2	Bylaws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

4.1	Process Equipment, Inc. 2004 Stock Incentive Plan (incorporated by reference to the Report on Form 14-C (SEC File Number 0-18980), filed with the SEC on April 28, 2004).

4.2	Form of Rights and Preferences of Preferred Stock (incorporated by reference to the Report on Form 14C (SEC File Number 0-18980), filed with the SEC on October 3, 2005).

5*	Opinion of Baker & McKenzie LLP.

10.1	Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), with the SEC on December 3, 2004).

10.2	Form of Option Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.3	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004).

10.4	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.5	Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.6	Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.7	Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.8	Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallée (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.9	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.10	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.11	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.12	Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004).

10.13	Employment Agreement, dated as of June 28, 2006, between HQ Sustainable Maritime Industries Inc. and Trond Ringstad (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.14	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.15	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.16	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.17	Form of Subscription Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors, exhibits attached (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on January 26, 2006).

10.18	Melbourne Tower Lease, dated November 22, 2005, between Doncaster Investments NV, Inc. and HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.19	Form of Stock Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006)

10.20	Form of Registration Rights Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006)

10.21	Form of Class C Warrant (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.22	Form of Class D Warrant(incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.23	Form of Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated November 8, 2006 (incorporated by reference to the Report on Form 8-K (SEC File Number 18980), filed with the SEC on November 13, 2006).

10.24	Form of Underwriters’ Purchase Option*

10.25	Contract for Land Use Rights Transfer between Hainan Hengtian Industry Co., Ltd and Hainan Yu Bao Feedstuff Co., Ltd. dated October 18, 2006 (incorporated by reference to Amendment No. 2 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on May 24, 2007).

10.26	Contract for Land Attachment Transfer between Hainan Hengtian Industry Co., Ltd and Hainan Yu Bao Feedstuff Co., Ltd. dated December 20, 2006. (incorporated by reference to Amendment No. 2 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on May 24, 2007).

21	Subsidiaries of HQSM.**

23.1	Consent of Rotenberg & Co. LLP.

23.2*	Consent of Baker & McKenzie LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page to this Registration Statement).

*	To be filed by amendment.

**	Previously filed